UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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INTUIT INC.
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Our values

Integrity Without Compromise

We speak the truth and assume best intent.

We value trust above all else.

We do the right thing, even when no one is looking.

Courage

We are bold and fearless in how we think and act.

We relentlessly hold a high bar for performance.

We value speed, a bias for learning and action.

Customer Obsession

We fall in love with our customers' problems.

We deliver unrivaled customer benefit to power their prosperity.

We sweat every detail of the experience to deliver excellence.

Stronger Together

We champion diversity, inclusion, and a respectful environment.

We thrive on diverse voices to challenge and inform decisions.

We deliver exceptional results so others can count on us.

We Care And Give Back

We are stewards of the future.

We strengthen the communities around us.

We strive to give everyone the opportunity to prosper.

Notice of 2022 Annual
Meeting of Stockholders
Agenda Item
1.	Elect the 12 directors nominated by our Board and named in this proxy statement.
2.	Approve our executive compensation (on a non-binding basis).
3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2022.
4.
Approve the Amended and Restated 2005 Equity Incentive Plan to, among other things, increase the share reserve by an additional 18,000,000 shares and extend the term of the plan by an additional five years.

We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.
How to Vote
ONLINE AT THE MEETING: Attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/INTU2022 and follow the instructions on the website

ONLINE BEFORE THE MEETING: Visit www.proxyvote.com

Mail: Sign, date and return your proxy card in the enclosed envelope

TELEPHONE: Call the telephone number on your proxy card

Note for Street-Name Holders: If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you a Notice of Internet Availability or voting instruction form. If you do not provide voting instructions, your nominee may vote only on Proposal 3.

Annual Meeting of Stockholders
Thursday, January 20, 2022
8:00 am Pacific Standard Time
This year, we will hold the Meeting virtually. To attend, vote or submit questions, stockholders of record should go to www.virtualshareholdermeeting.com/INTU2022 and log in using the control number on their Notice of Internet Availability or proxy card. Beneficial owners of shares held by a broker, bank or other nominee (“street-name shares”) should review these proxy materials and their Notice of Internet Availability or voting instruction form for how to vote in advance of and participate in the Meeting. We encourage you to join 15 minutes before the start time. There will not be a physical location for our Meeting, and you will not be able to attend the Meeting in person.
We have adopted a virtual meeting format again this year to protect our stockholders and employees in light of the continuing public health and safety considerations posed by the COVID-19 pandemic. In structuring our virtual Meeting, our goal is to enhance stockholder participation. We designed the Meeting to provide stockholders with the same opportunities to participate as they would have had at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of their geographic location.
The list of stockholders will be available for inspection by stockholders during the Meeting at www.virtualshareholdermeeting.com/INTU2022. A recording of the webcast will be available on our investor relations website for at least 60 days following the Meeting.
Stockholders at the close of business on November 22, 2021 and their proxies are entitled to receive notice of, and to vote at, the Meeting and any and all adjournments, continuations or postponements thereof. In the event of a technical malfunction or other situation that the Meeting chair determines may affect our ability to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Meeting, the chair of the Meeting will convene the Meeting at 9:00 a.m. Pacific Standard Time on January 20, 2022 and at our location specified below solely for the purpose of adjourning the Meeting to reconvene at a date, time and physical or virtual location to be announced. If we adjourn the Meeting, we will post information regarding the rescheduled meeting on the investor relations section of our website at investors.intuit.com.
Your vote is important. Please vote as promptly as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 20, 2022 (the “Meeting”): Both the proxy statement and Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, are available electronically at https://investors.intuit.com/financials/sec-filings/ and www.proxyvote.com.
By order of the Board of Directors,
Kerry J. McLean
Executive Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 24, 2021

A Letter to Our Stockholders
November 24, 2021
Dear Fellow Intuit Stockholders:
Intuit is a company that has always been willing to re-imagine itself in order to help solve our customers’ most pressing problems. Over the past 38-plus years, we have transformed our business more than once as we have grown into a global technology company. Today, we are building on this proud legacy of reinvention once again as we evolve from a focus on tax and accounting to being an AI-driven expert platform that powers prosperity for the customers and communities we serve.

Sasan Goodarzi
President and Chief Executive Officer
Intuit Inc.
Three years ago, we declared a set of bold goals, refreshed our company strategy and declared five priorities that we call our “big bets” in service of the bold goals — and I am pleased to report we are seeing incredible momentum across the company as we drive progress against our big bets. In fiscal 2021, our total revenue grew 25 percent, including 11 percentage points from the acquisition of Credit Karma. This growth was fueled by 16 percent growth in the Small Business and Self-Employed Group and 14 percent growth in the Consumer Group, where we marked our fourth consecutive year of double-digit revenue growth.
We are now building on this momentum by welcoming Mailchimp, a world-class, global customer engagement and marketing platform for small businesses, to the Intuit family. Bringing Intuit and Mailchimp together will accelerate progress on two of our big bets — to become the center of small business growth and to disrupt the small business mid-market. Adding Mailchimp alongside TurboTax, QuickBooks, Mint and Credit Karma accelerates our ability to power prosperity around the world.
While we never stop working to find new, innovative ways to solve customer problems, we also know that the work of powering prosperity goes beyond our platform and products. To truly deliver on our mission of powering prosperity, we also look for other ways to live our values and help the communities around us overcome the challenges they face. We are investing our time and resources to help these communities to both meet the challenges of today and thrive in the future.
At Intuit, we believe this work starts with a fundamental commitment to diversity, equity and inclusion (DEI). Diversity is a fact, but inclusion and equity are choices we make — and we believe choosing to embrace and embed DEI into how we operate is critical to driving innovation and growth in the future. We declared our focus on increasing the percentage of women in our technology roles and underrepresented minorities across our business. We were proud to meet our fiscal 2021 goal of 30 percent of our technology roles being held by women and, although we made progress, we fell just short of our goal for underrepresented minorities in our ranks, achieving 13 percent representation. We know there is more work to be done. In addition to our commitment to DEI, we have also declared three key corporate responsibility priorities: job creation, job readiness and having a positive impact on climate. In fiscal 2021, we exceeded our annual goals for these priorities and we are well on our way to meeting the long-term goals that we have set for ourselves.
We are undertaking all of this because we are committed to rewiring the company in order to become an even better version of ourselves. We continue to push ourselves to be more courageous in the choices we make, to deliver unrivaled customer benefits in everything that we do, and to bring the power of all of our employees and partners to bear to help build a better

“To truly deliver on our mission of powering prosperity, we also look for other ways to live our values and help the communities around us overcome the challenges they face.”
world. For us, it’s about reaching for the stars and doing things we never imagined possible.
Moving forward, we will continue to build on the strong momentum we have. With our durable game plan to win in place, I am confident that we are well positioned for accelerated innovation and growth. While I am proud of all that we have accomplished, I also know that we are just getting started — and I am incredibly excited about all the amazing things to come as we work to power prosperity around the world.
Sasan Goodarzi
President and Chief Executive Officer
Intuit Inc.

All statements made in this document, other than statements of historical or current facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking and other statements in this document address our corporate responsibility progress, plans, and goals (including matters relating to climate and sustainability). The inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in our filings with the Securities and Exchange Commission. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2021. The company undertakes no obligation to update any forward-looking or other statements. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
We have first released this proxy statement to Intuit stockholders beginning on November 24, 2021.
ANNUAL MEETING OF STOCKHOLDERS
You are entitled to vote if you held Intuit stock on the record date. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
We have adopted a virtual meeting format again this year to protect our stockholders and employees in light of the continuing public health and safety considerations posed by the COVID-19 pandemic. In structuring our virtual Meeting, our goal is to enhance stockholder participation. We designed the Meeting to provide stockholders with the same opportunities to participate as they would have had at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of their geographic location.
The list of stockholders will be available for inspection by stockholders during the Meeting at www.virtualshareholdermeeting.com/INTU2022. A recording of the webcast will be available on our investor relations website for at least 60 days following the Meeting.
AGENDA
Proposal	Board recommendation	For more information
1. Election of directors	FOR (all nominees)	Page 22
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	FOR	Page 35
3. Ratification of selection of Ernst & Young LLP as Intuit’s independent registered public accounting firm	FOR	Page 72
4. Approval of Amended and Restated 2005 Equity Incentive Plan	FOR	Page 75

Proxy Summary | INTUIT 2022 Proxy Statement	1

2021 Performance Highlights
We delivered strong results in fiscal 2021. Overall revenue grew by 25%, including 11 percentage points from the addition of Credit Karma’s revenue. This was driven by growth of 16% in the Small Business & Self-Employed Group and 14% in the Consumer Group, as well as Credit Karma revenue of  $865 million. We grew combined platform revenue, which includes QuickBooks Online, TurboTax Online and Credit Karma, by 39%, totaling $6.6 billion, including 18 percentage points from the addition of Credit Karma’s revenue. In our Small Business & Self-Employed Group, QuickBooks Online Ecosystem revenue grew by 26% to $2.8 billion.
Our mission is powering prosperity around the world, and our global offerings, including QuickBooks, TurboTax, Mint and Credit Karma, are designed to help our customers improve their financial lives. The rise of Artificial Intelligence (“AI”) is fundamentally reshaping our world and Intuit is taking advantage of this technological revolution to find new ways to deliver on our mission. We are focused on capitalizing on this opportunity to improve prosperity globally and to inspire our workforce, while investing in our company’s reputation and durable growth in the future.
Our strategy for delivering on our bold goals is to be an AI-driven expert platform where we and others can solve our customers’ most important problems. We are focusing our resources on five strategic priorities, or big bets:
•
Revolutionizing speed to benefit: When customers use our products and services, we aim to deliver value instantly by making the interactions with our offerings frictionless, without the need for customers to manually enter data.

•
Connecting people to experts: The largest problem our customers face is lack of confidence to file their own taxes or to manage their books. To build their confidence, we are connecting our customers to experts, like accountants and bookkeepers.

•
Unlocking smart money decisions: With the insights generated through our ecosystem, we strive to offer the right financial opportunities based on a customer’s unique situation. Our acquisition of Credit Karma accelerates our ability to achieve this vision, by combining two trusted brands, customer reach, data and platform capabilities to deliver breakthrough benefits that will power prosperity for customers around the world.

•
Being the center of small business growth: We are focused on helping customers grow their businesses by offering a broad, seamless set of tools that are designed to help them get paid faster, manage and get access to capital, pay employees with confidence, and use third-party apps to help run their businesses. At the same time, we want to position ourselves to better serve product-based businesses to benefit customers who sell products through multiple channels. Looking forward, our acquisition of The Rocket Science Group LLC (d/b/a Mailchimp) (“Mailchimp”) will accelerate our vision of being an innovative, end-to-end customer growth platform for small and mid-market businesses, allowing them to get their business online, market their business, and manage customer relationships.

•
Disrupting the small business mid-market: We aim to disrupt the mid-market with our online offering designed to address the needs of small business customers with 10 to 100 employees.

Key highlights from fiscal 2021 include the following:
See Appendix A to this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

2	INTUIT 2022 Proxy Statement | Proxy Summary

Board Highlights
Our Board is committed to excellence in its governance practices, including with respect to the Board’s composition. The Board and its Nominating and Governance Committee believe that a diverse and experienced board is critical for reaching sound decisions that drive stockholder value. As evidence of our commitment to diversity, our Board has undergone significant refreshment in recent years. Our 12 Board nominees represent a range of tenures, ages, genders, racial/ethnic backgrounds and professional experiences.
BOARD DIVERSITY
The following charts reflect the tenure, age, gender and self-identified race/ethnicity of the nominees for our Board:
(1)
As self-identified, Mr. Goodarzi is Middle Eastern/North African, Ms. Liu is Asian (other than Indian/South Asian), Ms. Mawakana is Black/African American and Mr. Vazquez is Latinx/Hispanic.

EXPERIENCE AND EXPERTISE
The following chart reflects the experience and expertise of the 12 nominees for our Board. These are the skills and qualifications our Board considers important for our directors in light of our current business and structure.

Proxy Summary | INTUIT 2022 Proxy Statement	3

BOARD NOMINEES
The following table provides summary information about each director nominee.
						Committee Memberships(1)
Director Nominee	Age	Director Since	Principal Occupation	Other Public Company Boards	Independent	Acquisition	Audit and Risk	Compensation and Organizational Development	Nominating and Governance
Eve Burton	63	2016	Executive Vice President and Chief Legal Officer, The Hearst Corporation	0					C
Scott D. Cook	69	1984	Founder and Chairman of the Executive Committee, Intuit Inc.	0
Richard L. Dalzell	64	2015	Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.	1		C
Sasan K. Goodarzi	53	2019	President and Chief Executive Officer, Intuit Inc.	1
Deborah Liu	45	2017	Chief Executive Officer, Ancestry.com LLC	0
Tekedra Mawakana	50	2020	Co-Chief Executive Officer, Waymo LLC	0
Suzanne Nora Johnson Lead Independent Director (through the Meeting date), Board Chair (thereafter)	64	2007	Former Vice Chairman, The Goldman Sachs Group	2				C
Dennis D. Powell	73	2004	Former Executive Vice President and Chief Financial Officer, Cisco Systems, Inc.	0			C
Brad D. Smith	57	2008	Executive Chairman of the Board, Intuit Inc. (through the Meeting date), President, Marshall University (effective January 1, 2022)	2
Thomas Szkutak	60	2018	Former Senior Vice President and Chief Financial Officer, Amazon.com, Inc.	1
Raul Vazquez	50	2016	Chief Executive Officer and Director, Oportun Financial Corporation	1
Jeff Weiner	51	2012	Executive Chairman and Former Chief Executive Officer, LinkedIn Corporation	0
Number of meetings in fiscal 2021						4	9	6	4

(1)
Blue “C” indicates a committee chair

4	INTUIT 2022 Proxy Statement | Proxy Summary

Corporate Responsibility Highlights
See the Corporate Responsibility discussion in the Corporate Governance section below for more detail about our efforts and progress in this important area.
Executive Compensation
COMPENSATION PRACTICES
We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.
What we do	What we don’t do
A significant portion of our senior executive officer compensation is in the form of incentives tied to achievement of pre-determined performance measures.	We do not allow directors or employees (including executive officers) to pledge Intuit stock or engage in hedging transactions involving Intuit stock.
We have “clawback” provisions for performance-based equity awards and for cash bonus payments made to our senior executive officers.	We do not provide supplemental company-paid retirement benefits designed for executive officers.
We have robust stock ownership requirements for senior executive officers and non-employee directors, including 10x salary for the CEO and 10x annual cash retainer for non-employee directors.	We do not provide any excise tax “gross-up” payments.
Service-based RSUs and Relative TSR RSUs granted to the CEO include a mandatory one-year holding period in the form of an automatic deferral of the release of the underlying shares.	We do not reprice stock options.
Half the value of equity grants to executive officers is in the form of Relative TSR RSUs that require above-median TSR (60th percentile) to earn a target award.	We do not provide multi-year guaranteed cash incentive awards.
We use a mix of relative and absolute performance metrics in our incentive awards.	Our equity plan does not permit “evergreen” replenishment of the shares without stockholder approval.

Proxy Summary | INTUIT 2022 Proxy Statement	5

PERFORMANCE-BASED PAYOUTS
Our executive compensation programs are designed to reward both short- and long-term growth in the revenue and profitability of our business, total stockholder return (“TSR”) that compares favorably to the TSR of certain peer companies, and progress on goals to deliver for our True North stakeholders, including environmental, social and governance (“ESG”)-related goals. As shown below, the vast majority of fiscal 2021 compensation for our Named Executive Officers was performance-based.
(1)
Total direct compensation reflects base salary, actual bonus payout and equity awards granted during fiscal 2021. Consistent with disclosure in the Fiscal Year 2021 Summary Compensation Table, equity awards are reported at grant date fair value (which, for the Relative TSR RSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2021.

Consistent with our compensation objectives, our Named Executive Officers were provided the following base salaries, cash incentives and equity incentives in fiscal 2021:
			Long-Term Equity Incentives
Name and Position	Salary ($)	Cash Incentive ($)	Option Awards ($)	RSUs ($)	Relative TSR RSUs ($)	Total ($)
Sasan K. Goodarzi President and Chief Executive Officer	1,000,000	2,187,500	5,750,052	5,750,130	10,231,555	24,919,237
Michelle M. Clatterbuck Executive Vice President and Chief Financial Officer	700,000	875,000	2,375,027	2,375,305	4,750,100	11,075,432
J. Alexander Chriss Executive Vice President and General Manager, Small Business & Self-Employed Group	700,000	875,000	2,750,057	2,750,519	5,500,341	12,575,917
Gregory N. Johnson Executive Vice President and General Manager, Consumer Group	700,000	875,000	2,750,057	2,750,519	5,500,341	12,575,917
Marianna Tessel Executive Vice President and Chief Technology Officer	700,000	875,000	2,750,057	2,750,519	5,500,341	12,575,917
The table above excludes the fair value of matching RSUs granted to executive officers under the Management Stock Purchase Program. It also excludes certain items that are reflected as “All Other Compensation” in the Fiscal Year 2021 Summary Compensation Table. These items are not typically considered in the Compensation Committee’s deliberations regarding annual compensation for our senior executives because the amounts are non-recurring, not material, or both, or the benefits relate to relocation assistance or are available to a large group of employees. For a complete discussion of our executive compensation program, see “Compensation Discussion and Analysis” and the “Executive Compensation Tables.”

6	INTUIT 2022 Proxy Statement | Proxy Summary

STOCKHOLDER VALUE DELIVERED
As shown below, over the last five fiscal years, Intuit’s cumulative total return exceeded both the broader market (based on a comparison against the S&P 500 Index) and the overall technology sector (based on a comparison against the Morgan Stanley Technology Index).
The graph assumes that $100 was invested in Intuit common stock and in each of the indices on July 31, 2016, and that all dividends were reinvested. The comparisons in the graph are based on historical data — with Intuit common stock prices based on the closing price on the dates indicated — and are not intended to forecast the possible future performance of Intuit’s common stock.
*
$100 invested on 7/31/2016 in stock or index, including reinvestments of dividends. Fiscal year ending July 31.
Copyright© 2021 Standard and Poor’s, a division of S&P Global. All rights reserved.

Stockholder Engagement

We regularly assess our corporate governance and compensation practices. As part of this assessment, we proactively engage with our stockholders to ensure their perspectives are considered by the Board. Since our 2021 Annual Meeting, we invited the holders of approximately 56% of our shares to meet with us to discuss, among other things, our corporate governance, executive compensation practices, ESG matters and DEI initiatives. Investors holding approximately 29% of our outstanding shares accepted the invitation to meet with our management team (and, at times, our Lead Independent Director) to discuss these important matters.

During the fall fiscal 2022 outreach, we discussed the following topics with these stockholders:

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Our goals to reduce/avoid greenhouse gasses, strategies to achieve them and related disclosure

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Our diversity, equity and inclusion (“DEI”) program, including the diversity of our workforce and pay equity matters, our strategies to achieve our workforce representation goals, and related progress and disclosures

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Board oversight of human capital matters, such as company culture and attracting, engaging and retaining our employees

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Our approach to executive compensation and alignment between our strategy and our executive compensation practices, including the use of ESG-related goals in our executive compensation program

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Board diversity, skills, refreshment, evaluation, structure and composition

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Our capital allocation approach and principles, including dividends and use of stock repurchases

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Risk management program overseen by the Board, including risks relating to cybersecurity, privacy, our regulated offerings, and acquisitions

See the Stockholder Engagement Process discussion in the Corporate Governance section below for more detail about our stockholder engagement program, including a summary of the feedback we received during those meetings.

Proxy Summary | INTUIT 2022 Proxy Statement	7

Corporate Governance
Corporate Governance Practices
Intuit is committed to excellence in corporate governance. We maintain numerous policies and practices that demonstrate this commitment, including those summarized below.
Independence	Stockholder Engagement

•
All non-employee directors are independent

•
Independent directors meet regularly in executive session

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All members of the Board’s Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee are independent

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Long-standing, proactive and robust stockholder engagement program, including director participation

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Our bylaws provide our stockholders with a proxy access right

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Stockholders may act by written consent

Accountability	Alignment with Stockholder Interests

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Annual election of all directors and majority voting in uncontested elections

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Annual stockholder advisory vote to approve Named Executive Officer compensation

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Annual Board evaluation of CEO performance

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Clawback policy

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Pay-for-performance executive compensation program

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Robust stock ownership requirements for officers and directors (10x salary for CEO and 10x annual cash retainer for non-employee directors)

•
Prohibition against director and employee (including officer) hedging and pledging of Intuit stock

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Single class of stock with equal voting rights

Board Practices	Transparency and Responsibility

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Board Chair and CEO roles held by two different people; Independent Board Chair (as of the Meeting date)

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Corporate Governance Principles that are publicly available and reviewed annually

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Board composition reflecting diversity of gender, race/ethnicity, skills and experience

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Rigorous annual Board and committee self-evaluation process

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Annual review of management succession planning

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Regular review of cybersecurity and other significant risks to Intuit

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Nominating and Governance Committee oversight of corporate responsibility and review of ESG matters

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Compensation and Organizational Development Committee oversight of DEI initiatives in support of organizational development

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Annual Corporate Responsibility Report (reporting in accordance with Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) standards) and dedicated website disclosing ESG practices, including with respect to DEI, job creation and job readiness, positive impact on climate, and pay and promotion equity (https://www.intuit.com/company/corporate-responsibility/)

•
Standalone DEI report and website disclosing DEI matters
(https://www.intuit.com/oidam/intuit/ic/en_us/content/intuit-dei-report-2021-icom.pdf)

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Detailed financial reporting and proxy statement disclosure designed to be clear and understandable

•
Public disclosure on Corporate Governance website of Corporate Governance Principles, Board Code of Ethics, Bylaws, Board committee charters, EEO-1 forms and other documents (https://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx)

•
Voluntary website disclosure regarding Intuit’s political expenditures and political accountability policy (https://investors.intuit.com/corporate-governance/conduct-and-guidelines/political-accountability-and-contributions/default.aspx)

Ethics Practices

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Code of Conduct & Ethics for employees that is monitored by Intuit’s ethics office and overseen by the General Counsel

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Code of Ethics that applies to all Board members

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Ethics hotline available to all employees as well as third parties

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Non-retaliation policy for reporting ethics concerns

•
Audit and Risk Committee responsibility to review complaints regarding accounting, internal accounting controls, auditing and federal securities law matters

8	INTUIT 2022 Proxy Statement | Corporate Governance | Corporate Governance Practices

Board Responsibilities and Structure
The Board’s Role
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are to:
Monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders	Periodically review Intuit’s long-range strategic plan, business initiatives, enterprise risk management, capital projects and budget matters	Oversee long-term succession planning, and to select, oversee and determine compensation for the CEO
The Board’s Role in Strategy
Our Board recognizes the importance of ensuring that our overall business strategy is designed to create long-term, sustainable value for Intuit stockholders. As a result, the Board maintains an active oversight role in helping management formulate, plan and implement Intuit’s strategy. The Board has a robust annual strategic planning process that includes developing and reviewing elements of our business and financial plans, strategies, and near- and long-term initiatives. This annual process culminates with a full-day Board session to review Intuit’s overall strategy with our senior leadership team. In addition to our business strategy, the Board reviews Intuit’s three-year financial plan, which serves as the basis for the annual operating plan for the upcoming year.
The Board considers the progress of and challenges to Intuit’s strategy, as well as related risks, throughout the year. At each regularly scheduled Board meeting, the CEO has an executive session with the Board to discuss strategic and other significant business developments since the last meeting.
Board Oversight of Risk
The Board oversees Intuit’s risk management program and delegates certain risk oversight responsibilities to its committees. Management is responsible for balancing risk and opportunity in support of Intuit’s objectives, and carries out the daily processes, controls and practices of our risk management program — many of which are embedded in our operations.
Our Enterprise Risk Management (“ERM”) program covers the full range of material risks to Intuit, including strategic, operational, financial, compliance, product, technology and reputational risks. Intuit’s Chief Compliance Officer, who reports to our General Counsel, facilitates the ERM program. As part of our ERM process, management identifies, assesses, prioritizes and develops mitigation plans for Intuit’s top risks. These plans are reviewed annually with the full Board and, throughout the year, the standing committees of the Board review the risk management activities.

Board Responsibilities and Structure | Corporate Governance | INTUIT 2022 Proxy Statement	9

The Board
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Regularly reviews and discusses significant risks with management, including through the annual strategic planning process and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, international business activities, and presentations on specific risks

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Considers regular reports from each committee regarding risk matters under its purview

Audit and Risk Committee
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Has primary responsibility for overseeing our ERM program

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Receives a quarterly report from the Chief Compliance Officer on Intuit’s top risk areas and the progress of the ERM program

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Oversees particular risks, such as financial management, fraud, cybersecurity and privacy

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Annually reviews our ERM policies and processes, and from time to time separately reviews the Board’s approach to risk oversight

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Oversees our ethics and compliance programs, including our Code of Conduct & Ethics and the Board Code of Ethics

Compensation and Organizational Development Committee
•
Reviews risks associated with our compensation programs, policies and practices, both for executives in particular and for employees generally

•
Oversees organizational development activities and human capital management, including management depth and strength assessment; leadership development; company-wide organization and talent assessment; employee recruitment, engagement and retention;

workplace environment and culture; employee health and safety; and pay equity
•
Oversees DEI initiatives in support of organizational development

Nominating and Governance Committee
•
Reviews risks associated with corporate governance

•
Oversees overall board effectiveness, including identifying and recruiting members with appropriate skills, experience and characteristics

•
Assists the Board in its oversight of our engagement with stockholders

•
Oversees our corporate responsibility practices and discusses with management periodic reports on the company’s (i) progress on ESG matters and (ii) communications with stockholders and other stakeholders regarding these matters

•
Annually reviews and approves our Political Accountability Policy

Acquisition Committee
Reviews risks associated with Intuit’s acquisition, divestiture and investment activities and the strategy and business models of acquisition candidates

10	INTUIT 2022 Proxy Statement | Corporate Governance | Board Responsibilities and Structure

Board Oversight of Environmental, Social and Governance (ESG)

The Board has been highly engaged with management on the evolution of Intuit’s ESG practices and reporting. The Board is responsible for providing that consideration of ESG-related risks is integrated into our overall long-term strategy. Given our cross-functional approach to ESG, ESG oversight responsibility is allocated across the Board’s committees based on their areas of expertise. For example, the Compensation and Organizational Development Committee (the “Compensation Committee”) considers our True North goals relating to workforce diversity in making executive compensation decisions, and the Nominating and Governance Committee oversees our corporate responsibility strategy and goals.

BOARD LEADERSHIP STRUCTURE
The Board appoints a Board Chair, who may be an officer of Intuit if the Board determines that is in the best interests of Intuit and our stockholders. The roles of Board Chair and CEO may be held by the same person or by different people. When the roles are separated, the Board in its discretion may appoint a Lead Independent Director. When the same person holds both roles, the independent directors of the Board are required to appoint a Lead Independent Director. The Board annually reviews its leadership structure to assess what best serves the interests of Intuit and our stockholders at the time.
Currently, the roles of Board Chair and CEO are separated and the Board has determined to appoint a Lead Independent Director. On November 15, 2021, we announced that the Board had appointed Ms. Nora Johnson, our current Lead Independent Director, as Board Chair, effective as of the date of the Meeting. Ms. Nora Johnson will succeed Mr. Smith, who will be stepping down as Executive Chairman at that time. Following the Meeting, there will not be a separate Lead Independent Director role. The Board believes that this updated governance structure, which consists of an independent Chair, a CEO (who is also a director) and a majority of independent engaged directors, is optimal at this time for guiding our company and maintaining the focus required to achieve our business goals. While our bylaws and Corporate Governance Principles do not require the separation of our Board Chair and CEO positions, the Board believes that having separate positions at this time is appropriate for us and in the best interests of Intuit and our stockholders. The Board believes this structure provides an effective balance between strong company leadership and oversight by independent directors, as it enables Mr. Goodarzi to focus his attention on our business strategy and operations.

Board Responsibilities and Structure | Corporate Governance | INTUIT 2022 Proxy Statement	11

The company and the Board recognize the importance of the effective oversight that is provided by our independent Board members, led by the Board Chair. The Board annually reviews and appoints the Board Chair.
Role of the Board Chair

The Board appointed Ms. Nora Johnson to serve as Board Chair effective as of the date of the Meeting. Her responsibilities in that role include:
•
Presiding at meetings of the Board, including executive sessions of the independent directors, which occur at least quarterly

•
Approving the agenda for Board meetings (in consultation with the CEO) and the schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items

•
Ensuring the Board receives adequate and timely information

•
Conducting the annual board evaluation at the direction of the Nominating and Governance Committee

•
Being available for consultations and communications with major stockholders upon request

•
Calling executive sessions of the independent directors

•
Facilitating the critical flow of information between the Board and senior management

•
Calling special meetings of the Board and stockholders

Board Meetings
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held four meetings during fiscal 2021.
Attendance at Board, Committee and Annual Stockholder Meetings
The Board expects that all directors will prepare for, attend and participate in all Board and applicable committee meetings, and will see that other commitments do not materially interfere with their service on the Board. Directors generally may not serve on the boards of more than five public companies, including Intuit’s Board. Any director who has a principal job change, including retirement, must offer to submit a letter of resignation to the Board Chair. The Board, in consultation with the Nominating and Governance Committee, will determine whether to accept or reject any such resignation offer after considering whether the composition of the Board remains appropriate under the new circumstances.
During fiscal 2021, all current directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served. Eleven of the 12 director nominees elected at the 2021 Annual Meeting of Stockholders attended that meeting. Our Corporate Governance Principles encourage all directors to attend our Annual Meeting of Stockholders.

12	INTUIT 2022 Proxy Statement | Corporate Governance | Board Responsibilities and Structure

Director Independence
To be considered independent under Nasdaq rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. The Nominating and Governance Committee and the full Board annually review relevant transactions, relationships and arrangements that may affect the independence of our Board members. As required by Nasdaq rules, the Board also makes a determination that, in its opinion, no relationship exists that would interfere with any independent director’s exercise of independent judgment. In making these determinations, the Board reviews and discusses information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management.
Upon review of these relationships and other information provided by our directors and director nominees, the Board determined that there are no relationships that would interfere with the exercise of independent judgment by Intuit’s independent directors in carrying out their responsibilities as directors and that the following directors and director nominees are independent: Ms. Burton, Mr. Dalzell, Ms. Liu, Ms. Mawakana, Ms. Nora Johnson, Mr. Powell, Mr. Szkutak, Mr. Vazquez and Mr. Weiner.
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess:
•
the highest ethics, integrity and values

•
an inquisitive and objective perspective, practical wisdom and mature judgment

•
broad, high-level experience in business, technology, government, education or public policy

•
a commitment to representing the long-term interests of Intuit’s stockholders

•
sufficient time to carry out the duties of an Intuit director

When evaluating candidates for director, the Nominating and Governance Committee considers the full range of skills it has determined should be represented on the Board, as shown in Proposal 1. The committee also considers other factors, such as independence, diversity, expertise, specific skills and other qualities that may contribute to the Board’s overall effectiveness. The committee may engage third-party search firms to assist in identifying and evaluating Board candidates.
Although our nomination policy does not prescribe specific standards for diversity, the Board and the Nominating and Governance Committee do seek nominees with a diverse set of skills and personal characteristics that will complement the skills, personal characteristics and experience of our existing directors and provide an overall balance of perspectives and backgrounds. In selecting nominees, the committee therefore looks for individuals with varied professional experience, backgrounds, knowledge, skills and viewpoints in order to build and maintain a group of directors that, as a whole, provides effective oversight of management. As part of its annual evaluation process, the committee assesses its ability to build an effective and representative board.
Stockholder Recommendations of Director Candidates
Our Nominating and Governance Committee will consider director candidates recommended by stockholders. You may find our Corporate Governance Principles, which outline our Board membership criteria, at https://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. Any stockholder who wishes to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications via our website at https://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx or by mail to Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. For faster delivery, we suggest that any communications be made via our website. The committee’s policy is to evaluate candidates properly recommended by stockholders in the same manner it evaluates candidates recommended by management or current Board members.
In addition, our bylaws permit stockholders (either individually or in a group of up to 20 stockholders) who have owned 3% or more of Intuit’s outstanding shares continuously for at least three years to submit director nominees (the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials. For additional information, see “Stockholder Proposals and Nominations for the 2023 Annual Meeting of Stockholders.”

Director Independence | Corporate Governance | INTUIT 2022 Proxy Statement	13

Board Evaluation Process
Each year, our Board members complete an assessment of Board performance. This assessment includes an evaluation of:
Topics covered by the Board during the year	Board culture and structure	Board processes	Information received by the Board
The Nominating and Governance Committee oversees this process, which is led by the Board Chair and our outside counsel.

The Evaluation Process

1. Each Board member assesses the performance of the committees, including how well each committee keeps the full Board informed.
2. Each Board member assesses his or her own performance and the performance of all fellow Board members.
3. Board members meet individually with the Board Chair and outside counsel to discuss their assessments and to provide further feedback.
4. The Board Chair shares feedback received with individual Board members, the Nominating and Governance Committee and the full Board.
5. The full Board reviews and discusses the feedback.

How results are used

by the Board, to identify skills or expertise that may be used as criteria when the Board considers new Board candidates by the Board, to identify the strengths and areas of opportunity of each Board member and to provide insight into how each Board member can be most valuable to Intuit by all Board committees, to improve their agenda topics so that the information they receive enables them to effectively address the issues they consider most critical by the Nominating and Governance Committee, as part of its annual review of each director's performance when considering whether to nominate the director for re-election to the Board

14	INTUIT 2022 Proxy Statement | Corporate Governance | Board Evaluation Process

Board Committees and Charters
The Board has delegated certain responsibilities and authority to its four standing committees, as described below. Committees report regularly to the full Board on their activities and actions.
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. Each committee has a charter that it reviews annually, making recommendations to our Board for any charter revisions that might be needed to reflect evolving best practices. All four committee charters are available on our website at https://investors.intuit.com/corporate-governance/committee-composition/default.aspx. The members of each committee are independent and appointed by the Board based on recommendations of the Nominating and Governance Committee. Committees have the opportunity to meet in closed session, without management present, during each committee meeting.
Current Members Richard L. Dalzell (Chair) Deborah Liu Dennis D. Powell Raul Vazquez Number Of Meetings Held In Fiscal 2021 4
Acquisition Committee
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management if the total amount to be paid or received by Intuit meets certain requirements that are established by the Board from time to time.

Current Members Dennis D. Powell (Chair) Richard L. Dalzell Thomas Szkutak Raul Vazquez Number Of Meetings Held In Fiscal 2021 9
Audit and Risk Committee
The Audit and Risk Committee’s responsibilities include:
•
representing and assisting the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions;

•
selecting, evaluating, retaining, compensating and overseeing Intuit’s independent registered public accounting firm;

•
overseeing cybersecurity and other risks relevant to our information technology environment, including by receiving regular cybersecurity updates from Intuit’s management team; and

•
receiving and reviewing periodic reports from management regarding Intuit’s ethics and compliance programs.

Our Board has determined that each member of the Audit and Risk Committee is both independent (as defined under applicable Nasdaq listing standards and SEC rules related to audit committee members) and financially literate (as required by Nasdaq listing standards). The Board also has determined that each of Mr. Powell and Mr. Szkutak qualifies as an “audit committee financial expert” as defined by SEC rules, and has “financial sophistication” in accordance with Nasdaq listing standards.
The Audit and Risk Committee held closed sessions with our independent registered public accounting firm, Ernst & Young LLP, during all of its regularly scheduled meetings in fiscal 2021.

Board Committees and Charters | Corporate Governance | INTUIT 2022 Proxy Statement	15

Current Members Suzanne Nora Johnson (Chair) Eve Burton Deborah Liu Tekedra Mawakana Jeff Weiner Number Of Meetings Held In Fiscal 2021 6
Compensation and Organizational Development Committee
The responsibilities of the Compensation Committee include:
•
assisting the Board in reviewing and approving executive compensation and in overseeing organizational and management development for executive officers and other Intuit employees;

•
together with the CEO and the Chief People & Places Officer, periodically reviewing Intuit’s key management personnel from the perspectives of leadership development, organizational development and succession planning;

•
evaluating Intuit’s strategies for hiring, developing and retaining executives in an increasingly competitive environment, with the goal of creating and growing Intuit’s “bench strength” at senior executive levels;

•
annually reviewing our non-employee director compensation programs and making recommendations on the programs to the Board;

•
overseeing our stock compensation programs;

•
overseeing broader organizational development activities and human capital management, including management depth and strength assessment; company-wide organization and talent assessment; employee recruitment, engagement and retention; workplace environment and culture; employee health and safety; and pay equity; and

•
overseeing our DEI initiatives in support of organizational development.

For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” and “Compensation Discussion and Analysis” below, particularly the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations.” The Compensation Committee may delegate any of its responsibilities to subcommittees or to management as the committee may deem appropriate in its sole discretion.
Each member of the Compensation Committee is independent under Nasdaq listing standards and a “Non-Employee Director,” as defined in SEC Rule 16b-3. During fiscal 2021, the Compensation Committee held a portion of each regularly scheduled meeting in closed session with only the committee members present.

Current Members Eve Burton (Chair) Tekedra Mawakana Suzanne Nora Johnson Thomas Szkutak Jeff Weiner Number Of Meetings Held In Fiscal 2021 4
Nominating and Governance Committee
The Nominating and Governance Committee’s responsibilities include:
•
reviewing and making recommendations to the Board regarding Board composition and our governance standards;

•
identifying the skills, experience and characteristics that are appropriate to promote the effectiveness of the Board;

•
identifying and evaluating candidates for director;

•
overseeing our Political Accountability Policy, Corporate Governance Principles, and Board Code of Ethics, and reviewing each of these documents on an annual basis;

•
overseeing Intuit’s practices relating to corporate responsibility, including environment, sustainability and social matters, and discussing with management periodic reports on the company’s (i) progress on ESG matters and (ii) communications with stockholders and other stakeholders regarding these matters; and

•
assisting the Board’s oversight of our engagement with stockholders.

From time to time, the committee retains a third-party search firm to help identify potential director candidates.
Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable Nasdaq listing standards.

16	INTUIT 2022 Proxy Statement | Corporate Governance | Board Committees and Charters

Compensation Risk Assessment
Intuit conducted a review of its key compensation programs, policies and practices in conjunction with FW Cook, the Compensation Committee’s independent compensation consultant, which prepared a report on our company-wide compensation programs.
This analysis was reviewed with the Compensation Committee at its October 20, 2021, meeting. The review and analysis did not identify any compensation programs, policies or practices that create incentives to take risks that are reasonably likely to have a material adverse effect on Intuit.
The factors summarized below support this conclusion:
•
Overall compensation levels are in a competitive market range for a company of Intuit’s size and scope.

•
Our programs use a mix of short-term and long-term incentives, with different performance periods and a broad mix of metrics, including both revenue-driven and profit-driven performance measures, in an effort to deter undue focus on a single goal.

•
Our compensation programs are designed to create a balance of different incentives by using: (1) a mix of cash and equity, (2) annual incentives that are based in part on company-wide performance metrics that align with our business plans and in part on strategic objectives, and (3) long-term incentives in three different forms of equity with varied time horizons and vesting conditions.

•
Annual cash incentives for our senior executives (including our NEOs) are capped at 250% of target overall and 150% of target based on the achievement of objective performance goals (i.e., before possible adjustments based on personal performance). All other eligible employees participate in a common company-funded cash incentive pool with a fixed dollar ceiling.

•
We have established robust stock ownership requirements for the CEO (10x base salary), Executive Chairman of the Board (10x base salary), CFO, Chief Technology Officer and General Managers of our principal business units (5x base salary), other Executive Vice Presidents (3x base salary), Senior Vice Presidents (1.5x base salary) and non-employee directors (10x annual retainer).

•
The CEO’s Relative TSR RSUs and service-based RSUs have a one-year holding requirement after they vest.

•
Severance is limited and at the lower end of the competitive range for a company of Intuit’s size and scope.

•
Our insider trading policy prohibits officers and all other employees from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving Intuit’s securities.

•
We have established “clawback” provisions for performance-based equity awards and for cash bonus payments under the annual cash incentive plan in which our executive officers participate.

•
The Compensation Committee provides close oversight of our compensation programs, including a significant level of engagement, self-assessment and executive session discussions.

Stockholder Engagement Process
Intuit regularly engages with stockholders to better understand their perspectives. During fiscal 2021, we held discussions with many of our largest stockholders during scheduled events, including our 2021 Annual Meeting of Stockholders and annual investor day (“Investor Day”), as well as in regularly held private meetings throughout the year.
Investor Day
In September 2021, we hosted our annual Investor Day in a virtual format. This program gave our stockholders the opportunity to hear directly from our management team about Intuit’s performance in fiscal 2021, as well as our short- and long-term growth strategies, financial principles, and DEI and corporate responsibility strategies, including our progress on ESG-related goals. Stockholders that attended were able to ask questions of management. Intuit’s leadership team also presented virtual product demonstrations aligned to each of our “big bet” strategic initiatives. The Investor Day materials can be viewed at https://investors.intuit.com/events-and-presentations/event-details/2021/Intuits-Investor-Day-2021/default.aspx.

Compensation Risk Assessment | Corporate Governance | INTUIT 2022 Proxy Statement	17

Investor Outreach
Members of the management team and, at times, the Lead Independent Director regularly hold private meetings with stockholders to discuss their perspectives and solicit feedback on various topics, including corporate governance, executive compensation practices, ESG matters and our DEI initiatives.
We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.
Stockholder Communications with the Board
Any stockholder may communicate with the entire Board or individual directors through our Corporate Secretary via our website at
https://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx or by mail c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. For faster delivery, we suggest that any communications be made via our website. The Board has instructed the Corporate Secretary to review this correspondence and determine whether matters submitted are appropriate for Board consideration. The stockholder communications determined appropriate for Board consideration are reviewed by the Nominating and Governance Committee on behalf of the Board. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response. Communications such as product or commercial inquiries or complaints, job inquiries, surveys, business solicitations, advertisements or patently offensive or otherwise inappropriate material are not forwarded to the Board.

18	INTUIT 2022 Proxy Statement | Corporate Governance | Stockholder Engagement Process

Corporate Responsibility
At Intuit, everything we do starts with the fundamental belief that everyone deserves the opportunity to prosper. Our corporate responsibility approach is aligned to our mission, our company values and supports our True North goals and strategic priorities. We are committed to being a good corporate citizen, which is reflected in our management team’s focus on the culture we build within the company and the Board’s oversight of our corporate responsibility initiatives, including ESG matters. In addition to a fundamental commitment to DEI, we focus on three key areas: job creation, job readiness and having a positive impact on climate.
Diversity, Equity and Inclusion
At the foundation of our culture is a commitment to DEI. We believe that diversity is a fact, but treating people equitably and inclusively are choices we make. To deliver for our customers, we seek to foster a workforce that is as diverse as the communities we serve. When we do this, we believe we develop deeper empathy, accelerating innovation to solve the biggest problems our customers face. In fiscal 2021, we appointed our first Chief Diversity, Equity & Inclusion Officer (“CDEIO”), who leads a dedicated team and cross-functional partners in our DEI efforts. Our Compensation Committee oversees Intuit’s DEI initiatives in support of organizational development. Our strategy is operationalized through the following elements:
•
Goals and transparency: We have set short- and long-term goals for increasing the representation of women and underrepresented minorities (which we define as Black/African-American, Latinx/Hispanic, Native American, Native Alaskan and Native Hawaiian) in our workforce, our progress is reviewed monthly with all executives, and we have shared our diversity externally since 2015;

•
Center of Excellence: We have a cross-functional team led by the CDEIO with expertise in enterprise leadership, strategy, human resources and communications, all focused on driving a more diverse and inclusive workplace;

•
Employee Resource Groups: 13 employee resource groups aid in creating community, recruiting, on-boarding and providing safe spaces for our diverse workforce;

•
Engagement: A dedicated DEI survey focused on the experiences of our workforce;

•
REAL Team: Our Racial Equity Advancement Leadership Team, or REAL Team, focused on helping us drive durable change as we strive to continue advancing racial equity and equality;

•
Education: All senior leaders have attended multiple DEI workshops, including C-suite training on racial equity. We have manager and employee training on leading inclusively and a guide for managers on how to have conversations about difficult and polarizing external events;

•
Assessment: Biannual formal talent reviews, including succession plans and diversity assessments;

•
Talent acquisition: We have developed a program team to drive diversity strategy and initiatives; and

•
Accountability: The Compensation Committee reviews our progress towards our goals and workforce diversity initiatives at least annually.

As of July 31, 2021:
•
Women constituted 40% of our global workforce, 30% of our technology roles and 35% of our leadership roles; and

•
In the U.S., underrepresented minority employees represented 13% of our total workforce, 7% of our technology roles and 8% of our leadership roles.

Corporate Responsibility | Corporate Governance | INTUIT 2022 Proxy Statement	19

Pay Equity
Pay equity is fundamental to our DEI strategy. We perform an ongoing pay equity analysis, conducted twice a year by an independent outside company. Specifically, we review all job codes in which we have a sufficient number of employees for analysis and those employees have the same or similar job duties and compensation mix. We compare base pay by gender and ethnicity, while factoring in location and time spent in the role, and make adjustments when there are unexplained statistical differences. As a result of its July 2021 global analysis, Intuit made salary adjustments across seven job codes to 172 employees. As of August 1, 2021, after giving effect to the adjustments, none of the analyzed job codes had statistically significant differences in pay based on gender or ethnicity. Intuit continues to refine and refocus its efforts with the goal of reducing and ultimately eliminating the need to make salary adjustments.
At Intuit, as of August 1, 2021, women in the U.S. earn on average $1.02 for every $1.00 men earn. Minority employees (consisting of Asian, Black, Latinx, and U.S. Indigenous employees based on governmental definitions) in the U.S. earn on average $1.03 for every $1.00 white employees earn. Underrepresented minority employees at Intuit (consisting of Black, Latinx, and U.S. Indigenous employees) earn on average $1.00 for every $1.00 white employees earn in the U.S. In India, women earn on average $1.00 for every $1.00 men earn. In all other countries, women earn on average $1.00 for every $1.00 that men earn.

Positive Impact on Climate
Our mission to power prosperity around the world includes taking care of our planet. We first reached net zero carbon emissions in fiscal 2015 and, in fiscal 2020, achieved our goal of 100% renewable electricity for global operations, 10 years earlier than we had planned. In an effort to maximize our impact to be climate-positive, we are working outside of our own operational footprint and using our scale and resources to empower our employees, customers and communities to join us in our commitment. In fiscal 2020, we made a decade-long goal to reduce global carbon emissions by 2 million metric tonnes by 2030 — an amount that is 50 times greater than our 2018 operational carbon footprint. We are making progress on this goal. In fiscal 2021, we engaged our key stakeholders to reduce/avoid over 105,000 metric tonnes of carbon from the atmosphere, exceeding our goal for the year.

Job Creation and Readiness
Economic inequality continues to rise, exacerbated by the global pandemic that shut down economies around the world and drove consumers in and out of lockdowns. Many communities were disproportionately impacted and faced increased unemployment, food insecurity and healthcare challenges. We launched our first Prosperity Hub in 2016, with a mission to promote economic prosperity through job creation in underserved communities. By the close of fiscal 2021, our Prosperity Hubs created a total of 2,240 jobs across eight communities. In addition, we have increased our efforts to build a dispersed expert network and have made investments to create seasonal and year-round remote jobs in underserved communities globally. In fiscal 2021, more than 6,000 total jobs were created by our efforts in underserved communities and our Prosperity Hubs, exceeding our goal for the year.
We’re also making investments today to help build a better future for our employees, customers and the communities we serve. We are laying the groundwork to better prepare people for the job market by bringing real-world tools into classrooms to help students develop personal finance and entrepreneurial skills. We are using our unique resources and assets to prepare people for jobs through the development of critical thinking, communication, teamwork, leadership and personal finance skills.

To learn more about our corporate responsibility efforts, including progress toward our goals and other data disclosed in accordance with GRI and SASB standards, see our Corporate Responsibility Report at https://www.intuit.com/company/corporate-responsibility/.

20	INTUIT 2022 Proxy Statement | Corporate Governance | Corporate Responsibility

Transactions with Related Persons
The Audit and Risk Committee is responsible for reviewing, and approving or ratifying, as appropriate, transactions between Intuit (or one of our subsidiaries) and any “related person” of Intuit. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee has adopted a written policy, which is described below, to evaluate these transactions for approval or ratification.
Identifying related persons. We collect and update information about our directors, executive officers, individuals related to them and their respective affiliated entities through annual Director & Officer Questionnaires and quarterly director and executive officer affiliation summaries. Directors and executives provide the names of their immediate family members as well as the entities with which they and their immediate family members are affiliated, including board memberships, executive officer positions and charitable organizations.
Audit and Risk Committee annual pre-approval. On an annual basis, Intuit’s accounting, procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending and/or revenue levels for each transaction or relationship.
Periodic approvals. During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. If we identify an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring approved transactions and relationships. Following approval by the Audit and Risk Committee, Intuit employees review and monitor the “related person” transactions and relationships from time to time. If transaction levels approach the limits approved by the Audit and Risk Committee, a new approval request is submitted to the Audit and Risk Committee for review at its next meeting.
Since the beginning of fiscal 2021, there have been no transactions, and there currently are no proposed transactions, in excess of  $120,000 between Intuit (or one of our subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

Transactions with Related Persons | Corporate Governance | INTUIT 2022 Proxy Statement	21

Proposal No. 1
Election of Directors
Our Board Nominees
There are 12 nominees standing for election to the Board at the Meeting. All nominees were elected to the Board by our stockholders at our 2021 annual meeting.
Diversity of Experience and Expertise
Our Board is currently composed of a group of leaders with broad and diverse experience in many areas, as shown below. These are the skills and qualifications our Board considers important for our directors in light of our current business and structure. Our Board members have acquired these diverse skills through their accomplished careers and their service as executives and directors of a wide range of other public and private companies.
The charts in the Proxy Summary provide additional detail regarding the tenures, ages, genders and diversity of our Board members.
Board Refreshment
Our slate of nominees reflects Intuit’s commitment to ongoing Board refreshment, while at the same time valuing the experience that our longer-tenured directors bring. Three of our nine independent director nominees have served on our Board for five or fewer years.

22	INTUIT 2022 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

Committees: • Nominating and Governance (Chair) • Compensation and Organizational Development	Eve Burton Executive Vice President and Chief Legal Officer, The Hearst Corporation Director since: 2016 Age: 63 Independent

Biography
Ms. Burton joined The Hearst Corporation, one of the nation’s largest global diversified communications companies, in 2002 as Vice President and General Counsel. She was appointed Senior Vice President, General Counsel in 2012, and has served as Executive Vice President and Chief Legal Officer since December 2019. Ms. Burton manages a global legal team that provides services to all of Hearst’s more than 350 businesses around the world. In addition, she oversees compliance, labor relations, government affairs and corporate functions including certain technology operations, corporate human resources and talent development. She is also one of Hearst’s leaders in M&A works and in establishing worldwide strategic enterprise deals. Ms. Burton is a member of the CEO’s strategic advisory group, the Hearst Venture Investment Committee, and Hearst’s Risk Working Group. She also is the founder of HearstLab, which invests in women-led startups. Prior to joining Hearst, Ms. Burton served as Vice President and Chief Legal Counsel at Cable News Network (CNN). Ms. Burton also serves on the Board of Directors of Hearst and A&E Television Networks LLC and previously served on the board of directors of AOL.

Her non-profit Board affiliations include the David and Helen Gurley Brown Institute for Media Innovation at Stanford and Columbia Universities, and she is also a trustee of Middlebury College. Ms. Burton holds a Bachelor of Arts degree from Hampshire College and a Juris Doctor degree from Columbia Law School.
Relevant Expertise
Ms. Burton brings to the Board legal and business experience as an EVP and the chief legal officer for a global company engaged in a broad range of diversified communications and software businesses, including consumer and digital media, health, transportation, and financial services, as well as strategic partnerships and investments. She also brings insights into operational and security issues facing online consumer services companies as well as business-to-business software companies, and has expertise in government regulations and relations.
Other Public Company Boards
None

Committees: • None	Scott Cook Founder and Chairman of the Executive Committee, Intuit Inc. Director since: 1984 Age: 69

Biography
Mr. Cook, a founder of Intuit, has been an Intuit director since 1984 and is currently Chairman of the Executive Committee. He served as Intuit’s Chairman of the Board from 1993 to 1998. From 1984 to 1994, he served as Intuit’s President and Chief Executive Officer. Mr. Cook served on the board of directors of The Procter & Gamble Company from 2000 to 2020, where he was a member of the Compensation and the Technology & Innovation Committees, and on the board of directors of eBay Inc. from 1998 to 2015, where he was a member of the Corporate Governance and Nominating Committee. He holds a Bachelor of Arts degree in Economics and Mathematics from the University of Southern California and a Master of Business Administration degree from Harvard Business School.

Relevant Expertise
Mr. Cook brings to the Board experience as an entrepreneur and corporate executive with a background in guiding and fostering innovation at companies in technology and other sectors, as well as his knowledge of Intuit’s operations, markets, customers, management and strategy and his experience as a Board member of other large, global, consumer-focused companies.
Other Public Company Boards
None

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2022 Proxy Statement	23

Committees: • Acquisition (Chair) • Audit and Risk	Richard L. Dalzell Former Senior Vice President and Chief Information Officer, Amazon.com, Inc. Director since: 2015 Age: 64 Independent

Biography
Mr. Dalzell was Senior Vice President and Chief Information Officer at Amazon.com, Inc. until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001, and Vice President and Chief Information Officer from 1997 to 2000. Before he joined Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Walmart Inc. from 1994 to 1997. Mr. Dalzell was a director of AOL.com, Inc. from 2009 until it was acquired by Verizon Communications Inc. in 2015. Mr. Dalzell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point.

Relevant Expertise
Mr. Dalzell brings to the Board extensive experience, expertise and background in information technology, platform software, cloud computing and cybersecurity, as well as a global perspective, gained from his service as the Chief Information Officer of Amazon.com, Inc. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.
Other Public Company Boards
Twilio, Inc. since 2014 (serves on the Compensation Committee and the Nominating and Governance Committee)

Committees: • None	Sasan K. Goodarzi President and Chief Executive Officer, Intuit Inc. Director since: 2019 Age: 53

Biography
Mr. Goodarzi has been President and CEO of Intuit since January 1, 2019. Before assuming that position, he served as Executive Vice President and General Manager of Intuit’s Small Business & Self-Employed Group from May 2016 to December 2018, Executive Vice President and General Manager of Intuit’s Consumer Tax Group from August 2015 to April 2016, and Senior Vice President and General Manager of the Consumer Tax Group from August 2013 to July 2015. He served as Senior Vice President and Chief Information Officer from August 2011 to July 2013, having rejoined Intuit after serving as Chief Executive Officer of Nexant Inc., a privately held provider of intelligent grid software and clean energy solutions, since November 2010. During his previous tenure at Intuit from 2004 to 2010, Mr. Goodarzi led several business units, including Intuit Financial Services and the professional tax division. Prior to joining Intuit, Mr. Goodarzi worked for Invensys, a global provider of industrial automation, transportation and controls technology, serving as global president of the products group. He also held a number of senior leadership roles in the automation control division at Honeywell. Mr. Goodarzi holds a Bachelor of Science degree in Electrical Engineering from the University of Central Florida and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.
Relevant Expertise
Mr. Goodarzi brings to the Board a deep understanding of Intuit’s business and culture as well as his instrumental contributions to and experience in developing and executing our strategic priorities.
Other Public Company Boards
Atlassian Corporation Plc. since 2018 (chairs the Compensation and Leadership Development Committee)

24	INTUIT 2022 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

Committees: • Acquisition • Compensation and Organizational Development	Deborah Liu Chief Executive Officer, Ancestry.com LLC Director since: 2017 Age: 45 Independent

Biography
Ms. Liu has served as the Chief Executive Officer of Ancestry.com LLC, a family history and consumer genomics company, since March 2021 and also is a member of its board of directors. Prior to joining Ancestry, Ms. Liu held various roles at Facebook since 2009, most recently as the Vice President of FB App Commerce, a role she held from August 2020 to February 2021. She helped create Facebook’s commerce and payments businesses as Vice President, Marketplace from 2017 to 2020, prior to which she served as Vice President, Platform and Marketplace from 2015 to 2017. She served as Director of Product Management from 2014 to 2015, during which time she led the development of Facebook’s first mobile ad product for apps and Audience Network. She also built the company’s games business and its payments platform. Ms. Liu has worked in the tech industry for over 18 years. Prior to Facebook, she spent several years in product roles at PayPal and eBay, including leading the integration between the two products. Actively involved with promoting diversity and women in tech, she is the founder of Women in Product, a nonprofit to connect and support women in the product management field. She also holds several payments and commerce-related patents. Ms. Liu has a Bachelor of Science degree in Civil Engineering from Duke University and a Master of Business Administration degree from Stanford’s Graduate School of Business.
Relevant Expertise
Ms. Liu brings to the Board extensive executive management experience of large global technology companies, deep technical understanding of mobile platforms, and a strong background building personalized and rich experiences across apps, products, people and third-party integrations.
Other Public Company Boards
None

Committees: • Compensation and Organizational Development • Nominating and Governance	Tekedra Mawakana Co-Chief Executive Officer, Waymo LLC Director since: 2020 Age: 50 Independent

Biography
Ms. Mawakana is co-Chief Executive Officer of Waymo LLC, an autonomous driving technology company. She previously served as Chief Operating Officer of Waymo from September 2019 to April 2021 and, prior to that role, served as Waymo’s Chief External Officer from May 2018 to September 2019 and Global Head of Policy from March 2017 to April 2018. Prior to joining Waymo, Ms. Mawakana served as Vice President, Global Government Relations and Public Policy at eBay from February 2016 to March 2017 and Vice President and Deputy General Counsel, Global Public Policy at Yahoo from May 2013 to January 2016. Ms. Mawakana currently serves on the Board of Industry Leaders of the Consumer Technology Association and previously served as the chair of the board of directors of the Internet Association. She started her career at the DC-based law firm Steptoe & Johnson LLP. She received her Juris Doctor degree from Columbia Law School and her Bachelor of Arts degree from Trinity College (now Trinity Washington University).
Relevant Expertise
Ms. Mawakana brings to the Board extensive experience in advising publicly traded consumer technology companies on global regulatory policy, and a deep understanding of public policy related to commerce and advanced applications of artificial intelligence and machine learning.
Other Public Company Boards
None

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2022 Proxy Statement	25

Committees: • Compensation and Organizational Development (Chair) • Nominating and Governance	Suzanne Nora Johnson Former Vice Chairman, The Goldman Sachs Group Director since: 2007 Age: 64 Board Chair (as of the Meeting date) Lead Independent Director (2016 through the Meeting date)

Biography
Ms. Nora Johnson held several management positions at The Goldman Sachs Group, including Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division, from 1985 until 2007. Ms. Nora Johnson served as a director of American International Group, Inc. from 2008 to 2020. Ms. Nora Johnson’s significant non-profit board affiliations include, among others, the Brookings Institution, the Carnegie Institution for Science, and the University of Southern California. She earned a Bachelor of Arts degree from the University of Southern California and a Juris Doctor degree from Harvard Law School.

Relevant Expertise
Ms. Nora Johnson brings to the Board valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.
Other Public Company Boards
Pfizer Inc. since 2007 (chairs the Audit Committee and serves on Regulatory and Compliance Committee)
VISA Inc. since 2007 (serves on the Nominating and Governance and Audit and Risk Committees)

Committees: • Acquisition • Audit and Risk (Chair)	Dennis D. Powell Former Executive Vice President and Chief Financial Officer, Cisco Systems, Inc. Director since: 2004 Age: 73 Independent

Biography
Mr. Powell was executive advisor of Cisco Systems, Inc. from 2008 to 2010. He joined Cisco in 1997 and held several management positions throughout his tenure, including Executive Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President, Corporate Finance Vice President from 2002 to 2003; and Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell was a senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell served on the board of directors of VMware, Inc. from 2007 until 2015 and on the board of directors of Applied Materials, Inc. from 2007 to 2020. Mr. Powell holds a Bachelor of Science degree in Business Administration with a concentration in accounting from Oregon State University.

Relevant Expertise
Mr. Powell brings to the Board executive management experience with large, global organizations, as well as deep financial expertise and insights into operational issues, which he gained through his tenure as an executive at a large public technology company, and extensive knowledge from his previous service on other public technology company boards and as an outside auditor.
Other Public Company Boards
None

26	INTUIT 2022 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

Committees: • None	Brad D. Smith Executive Chairman of the Board, Intuit Inc. (through the Meeting date), President, Marshall University (effective January 1, 2022) Director since: 2008 Age: 57 Chairman since: 2016

Biography
Mr. Smith has served as Executive Chairman of the Board of Intuit since January 1, 2019. Mr. Smith was named as President of Marshall University, effective January 1, 2022. Mr. Smith will step down as Executive Chairman of the Board of Intuit at the Meeting and will stand for re-election as a member of our Board of Directors. Mr. Smith joined Intuit in 2003 and has served over the years in a number of senior positions: President and CEO from January 2008 to December 2018; Senior Vice President and General Manager, Small Business Division from 2006 to 2007; Senior Vice President and General Manager, QuickBooks from 2005 to 2006; Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005; and Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith was at ADP, where he held several executive positions from 1996 to 2003, including Senior Vice President of Marketing and Business Development. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 to 2012. Mr. Smith holds a Bachelor of Business Administration degree from Marshall

University and a Master’s degree in Management from Aquinas College.
Relevant Expertise
Having served as Chairman, President and Chief Executive Officer of Intuit, Mr. Smith brings to the Board significant knowledge of Intuit’s strategy, markets, operations and employees and provides industry expertise and context on numerous matters that come before the Board.
Other Public Company Boards
Nordstrom, Inc. since 2013 (serves as Chairman of the Board, on the Compensation, People and Culture Committee and on the Corporate Governance and Nominating Committee)
Momentive Inc. (formerly known as SurveyMonkey) since 2017 (chairs the Compensation Committee)

Committees: • Audit and Risk • Nominating and Governance	Thomas Szkutak Former Senior Vice President and Chief Financial Officer, Amazon.com, Inc. Director since: 2018 Age: 60 Independent

Biography
Mr. Szkutak served as the Senior Vice President and Chief Financial Officer of Amazon.com, Inc. from 2002 until 2015. Prior to that, he spent 20 years with General Electric, where he held a variety of positions, including Chief Financial Officer of GE Lighting from 2001 to 2002, Finance Director of GE Plastics Europe from 1999 to 2001, and Executive Vice President of Finance at GE Asset Management (formerly known as GE Investments) from 1997 to 1999. Mr. Szkutak served on the board of directors of athenahealth, Inc. from June 2016 to February 2019, where he served as chair of the Audit Committee. He also has served as an advisor and operating partner of Advent International, a global private equity firm, since August 2017. He is a graduate of GE’s financial management program. Mr. Szkutak received a Bachelor of Science degree in Business Administration from Boston University.
Relevant Expertise
Mr. Szkutak brings to the Board deep financial expertise and executive management experience with large, global organizations, which he gained through his experience as the chief financial officer of a publicly traded company.
Other Public Company Boards
Zendesk, Inc. since 2019 (chairs the Audit Committee)

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2022 Proxy Statement	27

Committees: • Acquisition • Audit and Risk	Raul Vazquez Chief Executive Officer and Director, Oportun Financial Corporation Director since: 2016 Age: 50 Independent

Biography
Mr. Vazquez has served as Chief Executive Officer and a board member of Oportun, a financial technology company, since April 2012. Prior to joining Oportun, he spent nine years at Walmart in various senior leadership roles, including Executive Vice President and President of Walmart West, Chief Executive Officer of Walmart.com, and Executive Vice President of Global eCommerce for developed markets. Mr. Vazquez previously worked in startup companies in e-commerce, at a global strategy consulting firm focused on Fortune 100 companies, and as an industrial engineer for Baxter Healthcare. Mr. Vazquez served as a member of the board of directors of Staples, Inc. from 2013 to June 2016. He also served as Chair of the Federal Reserve Board’s Community Advisory Council from September 2015 to November 2017. Mr. Vazquez served on the Consumer Financial Protection Bureau’s

Consumer Advisory Board from August 2016 until June 2018. Mr. Vazquez received a Bachelor of Science degree and a Master of Science degree in industrial engineering from Stanford University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.
Relevant Expertise
Mr. Vazquez brings to the Board a wide range of experience in innovative consumer financial products, retail, marketing, e-commerce, technology and community development, as well as corporate leadership experience with global organizations.
Other Public Company Boards
Oportun Financial Corporation since 2019

Committees: • Compensation and Organizational Development • Nominating and Governance	Jeff Weiner Executive Chairman and Former Chief Executive Officer, LinkedIn Corporation Director since: 2012 Age: 51 Independent

Biography
Mr. Weiner has served as the Executive Chairman of LinkedIn, an online professional network provider, since June 2020. He is also the Founding Partner in Next Play Ventures and a Founding Limited Partner in Concrete Rose Capital. He was previously the Chief Executive Officer of LinkedIn from June 2009 to June 2020, and a director of LinkedIn from July 2009 to December 2016. He served as LinkedIn’s Interim President from December 2008 until June 2009. Before joining LinkedIn, Mr. Weiner was an executive in residence at Accel Partners and Greylock Partners, both venture capital firms, from September 2008 to June 2009. From May 2001 to June 2008 he held several positions at Yahoo! Inc., including as an Executive Vice President of Yahoo’s network division. He holds a Bachelor of Science degree in economics from The Wharton School at the University of Pennsylvania.

Relevant Expertise
Mr. Weiner brings to the Board extensive technology company executive management and organizational development experience, as the former chief executive officer of a successful technology company. He also has deep expertise and knowledge in social networking platforms, consumer web and mobile products.
Other Public Company Boards
None

28	INTUIT 2022 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

The following chart shows certain self-identified personal characteristics of our director nominees, in accordance with Nasdaq Listing Rule 5605(f).
Board Diversity Matrix (as of October 31, 2021)
Total number of directors:	12
	Female	Male	Non-binary	Did not disclose gender
Directors	4	8	—	—
Number of directors who identify in any of the categories below:
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not disclose demographic background	1	—	—	—
Directors who identify as Middle Eastern: 1
Election Mechanics
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unable to serve or for good cause does not serve, the proxy holder can vote your shares either for a substitute nominee (if one is proposed by the Board) or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.
If a nominee does not receive more votes in favor than votes against his or her election, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it, within 90 days of the date that the election results are certified.
The Board recommends that you vote FOR the election of each of the nominated directors.

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2022 Proxy Statement	29

Director Compensation
Annual Retainer and Equity Compensation Program for Non-Employee Directors
Our director compensation programs are designed to attract and retain qualified non-employee board members and to align their interests with the long-term interests of our stockholders. The Compensation Committee annually reviews and considers information from its independent compensation consultant regarding the amounts and type of compensation paid to non-management directors at companies within the same peer group the committee used to assess executive compensation. The Compensation Committee makes recommendations to the Board if it determines changes are needed.
In each of October 2020 and October 2021, the committee reviewed the compensation of our non-employee directors and determined not to make any changes to the program.
2021 Annual Cash Retainers
Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts shown in the following table.
Position	Annual Amount ($)
Non-Employee Board Member	75,000
Lead Independent Director*	40,000
Members of each of the Audit and Risk Committee, Acquisition Committee, and Compensation and Organizational Development Committee	15,000
Members of the Nominating and Governance Committee	10,000
Audit and Risk Committee Chair**	32,500
Compensation and Organizational Development Committee Chair**	25,000
Acquisition Committee and Nominating and Governance Committee Chairs**	17,500

*
The Lead Independent Director also receives the Board membership retainer.

**
Committee chairs also receive the committee membership retainer.

These retainers are paid in quarterly installments and are prorated for any changes to committee service that occur during the year. Directors may elect to defer cash retainers into tax-deferred Intuit stock units by making an irrevocable written election before the start of each calendar year. These tax-deferred stock units, known as Conversion Grants, are granted quarterly and are fully vested at the time of grant. The shares underlying Conversion Grants are distributable five years from the date of grant, or upon an earlier separation from the Board or change in control of the ownership of Intuit. Directors generally may elect to defer settlement of their Conversion Grants for a longer period of time (from six to ten years following the date of grant).
We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. However, we do not pay meeting attendance fees.

30	INTUIT 2022 Proxy Statement | Director Compensation | Annual Retainer and Equity Compensation Program for Non-Employee Directors

2021 Director Equity Compensation Program
Grants are made to non-employee directors in the form of a fixed dollar value of RSUs as shown below:
Board Position	Fixed Amount of Award ($)	Vesting schedule
Non-Employee Board Member (annual grant)	260,000	Generally vests in full on the first business day of the 12th month following the grant date
Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors varies, depending on the closing market price of Intuit’s common stock on the date of grant. The annual grants are awarded on the day following each annual meeting of stockholders. For a director who joins between annual meetings, the annual grant will be prorated based on the number of full months of expected service until the first anniversary of the most recent annual meeting, and it will vest on the same day as the other directors’ annual grants. Once RSUs vest, issuance of shares is deferred until five years from the date of grant, or an earlier separation from the Board or change in control of Intuit. Directors generally may elect to defer settlement of their RSUs for a longer period of time (from six to ten years following the date of grant). The short vesting schedule serves to avoid director entrenchment, while the five-year deferral ensures long-term alignment of director interests with those of our stockholders.
All of the RSUs that we grant to our directors have dividend equivalent rights, which accumulate and are paid only when the shares underlying the RSUs are issued. Dividend equivalent rights on RSUs that fail to vest are forfeited.
The Amended and Restated 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”) provides that the annual aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year (not including awards granted in lieu of retainers or other cash payments) may not exceed $625,000, plus an additional $250,000 for any Lead Independent Director or non-employee Chair of the Board.
Director Stock Ownership Requirement
The director stock ownership requirement is ten times the amount of the annual Board member retainer. Unvested RSUs and vested deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Under our policy, directors must comply with this requirement within five years from the date they join the Board. If any director does not meet the stock ownership requirement within this time frame, then 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of July 31, 2021, all of our directors were in compliance with our policy.

Annual Retainer and Equity Compensation Program for Non-Employee Directors | Director Compensation | INTUIT 2022 Proxy Statement	31

Director Summary Compensation Table
The following table summarizes the fiscal 2021 compensation earned by each Board member, other than Mr. Goodarzi, whose compensation is described under “Executive Compensation Tables.”
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Eve Burton	—(1)	378,694(1)(2)	—	378,694
Scott D. Cook	—	—	1,381,250(3)	1,381,250
Richard L. Dalzell	30,625(1)	352,502(1)(2)	—	383,127
Deborah Liu	—(1)	373,466(1)(2)	—	373,466
Tekedra Mawakana	100,000	325,188(2)	—	425,188
Suzanne Nora Johnson	165,000	260,146(2)	—	425,146
Dennis D. Powell	137,500	260,146(2)	—	397,646
Brad D. Smith	—	6,000,880(4)	1,697,500(4)	7,698,380
Thomas Szkutak	—(1)	361,139(1)(2)	—	361,139
Raul Vazquez	105,000	260,146(2)	—	365,146
Jeff Weiner	100,000	260,146(2)	—	360,146

(1)
For Ms. Burton, Mr. Dalzell, Ms. Liu and Mr. Szkutak, the number in the “Stock Awards” column includes the value of Conversion Grants at the time of grant in addition to the value of the annual equity grant. Each of Ms. Burton, Ms. Liu and Mr. Szkutak elected to receive some or all of the cash retainer fees due to them for service on the Board and committees during calendar year 2020 in RSUs. Each of Ms. Burton, Mr. Dalzell, Ms. Liu and Mr. Szkutak elected to receive some or all of the cash retainer fees due to them for service on the Board and committees during calendar year 2021 in RSUs. These Conversion Grants are granted on a quarterly basis, following the applicable annual meeting, and are fully vested at the time of grant. Please see the “Equity Grants to Directors During Fiscal Year 2021” table for more information.

(2)
These amounts represent the aggregate grant date fair value of RSUs granted during fiscal 2021, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). See the “Equity Grants to Directors During Fiscal Year 2021” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2021” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(3)
Because Mr. Cook is an employee of Intuit, he is not compensated as a non-employee director. Mr. Cook’s cash compensation shown in the table represents salary of  $650,000 and an incentive bonus of  $731,250 awarded for service in fiscal 2021. Mr. Cook did not receive any equity awards from Intuit during fiscal 2021.

(4)
Because Mr. Smith is an employee of Intuit (through January 1, 2022), he is not compensated as a non-employee director. Mr. Smith’s cash compensation shown in the table represents a salary of  $750,000, an incentive bonus of  $937,500 (125% of target) awarded for service in fiscal 2021, and $10,000 of matching contributions by Intuit into Mr. Smith’s 401(k) plan. The equity awards granted to Mr. Smith during fiscal 2021 reflect the same portfolio mix of 50% Relative TSR RSUs, 25% service-based RSUs and 25% stock options that applies to all of our executive officers at the Senior Vice President level or above, including our NEOs. Mr. Smith’s total fiscal 2021 compensation reflects the Compensation Committee’s assessment that Mr. Smith delivered outstanding results as Executive Chairman of the Board. For a further discussion of the objectives of these elements of Mr. Smith’s compensation, see “Compensation Discussion and Analysis — Compensation Philosophy and Objectives” and “— Components of Compensation.” See the “Equity Grants to Directors During Fiscal Year 2021” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2021” tables for information regarding the grant date fair value of RSUs and stock options granted to Mr. Smith during the fiscal year and the number of awards outstanding at the end of the fiscal year.

32	INTUIT 2022 Proxy Statement | Director Compensation | Director Summary Compensation Table

Equity Grants to Directors During Fiscal Year 2021
The following table shows the RSU grants made to each of our directors, other than Mr. Goodarzi, during fiscal 2021.
	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)	Grant Date Fair Value ($)(1)
Eve Burton	10/30/2020	94(2)	29,580
	1/22/2021	694(3)	260,146
	1/22/2021	79(2)	29,613
	5/7/2021	74(2)	29,677
	7/30/2021	56(2)	29,678
Scott D. Cook(4)	—	—	—
Richard L. Dalzell	1/22/2021	694(3)	260,146
	1/22/2021	82(2)	30,738
	5/7/2021	77(2)	30,880
	7/30/2021	58(2)	30,738
Deborah Liu	10/30/2020	84(2)	26,433
	1/22/2021	694(3)	260,146
	1/22/2021	77(2)	28,864
	5/7/2021	72(2)	28,875
	7/30/2021	55(2)	29,148
Tekedra Mawakana	10/19/2020	194(5)	65,042
	1/22/2021	694(3)	260,146
Suzanne Nora Johnson	1/22/2021	694(3)	260,146
Dennis D. Powell	1/22/2021	694(3)	260,146
Brad D. Smith	See note (6)	See note (6)	See note (6)
Thomas Szkutak	10/30/2020	80(2)	25,174
	1/22/2021	694(3)	260,146
	1/22/2021	67(2)	25,115
	5/7/2021	63(2)	25,265
	7/30/2021	48(2)	25,439
Raul Vazquez	1/22/2021	694(3)	260,146
Jeff Weiner	1/22/2021	694(3)	260,146

(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The grant date fair value of these awards is equal to the closing market price of Intuit’s common stock on the date of grant. See footnote (6) for more information about the equity awards made to Mr. Smith during fiscal 2021.

(2)
These amounts represent RSUs awarded pursuant to a Conversion Grant, which are granted quarterly based on a fair value equal to 25% of the annual retainers for Board and committee service (as described above under “Annual Retainer and Equity Compensation Program for Non-Employee Directors”) and calculated using the closing market price of Intuit’s common stock on the date of grant. Conversion Grants are granted on a quarterly basis, following the applicable annual meeting, and are fully vested at the time of grant.

(3)
Annual Non-Employee Board Member grant, which vests as to 100% of the shares on January 1, 2022, subject to the director’s continued service.

(4)
Mr. Cook did not receive any equity awards from Intuit during fiscal 2021.

(5)
New Board Member grant that was prorated based on the number of full months of expected service until the next annual meeting and vested as to 100% of the shares on January 1, 2021.

(6)
Because Mr. Smith is an employee of Intuit (through January 1, 2022), he is not compensated as a non-employee director. Equity awards with a total grant date fair value of  $6,000,880 were granted to Mr. Smith during fiscal 2021 and reflect the portfolio mix of 50% Relative TSR RSUs, 25% service-based RSUs and 25% stock options that applies to all of our executive officers at the Senior Vice President level or above, including our NEOs. The aggregate grant date fair values of the awards were computed in accordance with FASB ASC Topic 718 and consisted of the following: 5,611 Relative TSR RSUs (at target) with a July 29, 2021 grant date fair value of  $3,000,429; 2,855 service-based RSUs with a July 29, 2021 grant date fair value of  $1,500,331; and 12,280 stock options with an exercise price of $525.51 and a July 29, 2021 grant date fair value of  $1,500,120.

Equity Grants to Directors During Fiscal Year 2021 | Director Compensation | INTUIT 2022 Proxy Statement	33

Outstanding Equity Awards for Directors at Fiscal
Year-End 2021
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Goodarzi, as of July 31, 2021.
Director Name	Aggregate Shares Subject to Outstanding Stock Awards (#)(1)	Portion of Outstanding Stock Awards that is Vested and Deferred (#)(1)
Eve Burton	13,497	12,803
Scott D. Cook	—	—
Richard L. Dalzell	17,384	16,690
Deborah Liu	6,743	6,049
Tekedra Mawakana	888	194
Suzanne Nora Johnson	6,582	5,888
Dennis D. Powell	6,582	5,888
Brad D. Smith	See note (2)	See note (2)
Thomas Szkutak	5,720	5,026
Raul Vazquez	6,582	5,888
Jeff Weiner	7,745	7,051

(1)
For each non-employee director, the amounts reflected as aggregate shares subject to outstanding stock awards include vested and deferred stock awards, for which settlement is deferred in accordance with Intuit’s director equity compensation program.

(2)
As of July 31, 2021, Mr. Smith held outstanding stock awards representing a total of 130,692 shares. Mr. Smith also held stock options representing a total of 503,334 shares with exercise prices ranging from $113.19 per share to $525.51 per share; 438,641 of these stock options were exercisable at that date.

34	INTUIT 2022 Proxy Statement | Director Compensation | Outstanding Equity Awards for Directors at Fiscal Year-End 2021

Proposal No. 2
Advisory Vote to Approve
Executive Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote, on an advisory basis, to approve Intuit’s executive compensation.
The “Compensation Discussion and Analysis” section of this proxy statement explains the Compensation Committee’s guiding compensation philosophy. The Compensation Committee strives to establish a compensation program that:
•
compensates our executives based on both overall company performance and individual employee performance;

•
supports our corporate growth strategy;

•
enables Intuit to attract, retain and motivate talented executives with proven experience;

•
closely ties our NEOs’ compensation to short- and long-term performance goals and strategic objectives (such as our True North goals relating to workforce diversity and reducing greenhouse gas emissions); and

•
makes incentive compensation a greater portion of overall pay for our NEOs than it is for most other Intuit employees, because they lead our key business units or functions and thus have the ability to directly influence overall company performance.

Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, as described under “Executive Compensation” in the Proxy Summary above and in the “Compensation Discussion and Analysis” section below.
We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement to learn about how our policies and practices reflect our compensation philosophy, and the “Executive Compensation Tables” section to learn about the specific compensation of our NEOs. The Compensation Committee and the Board believe that Intuit’s policies and procedures reflect our compensation philosophy and assist with achieving its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values your opinions and will consider the outcome of the “say-on-pay” vote when making future compensation decisions for NEOs.
Unless the Board of Directors modifies its policy on the frequency of say-on-pay votes, a non-binding advisory vote on our executive compensation program will again be included in our proxy statement next year.
The Board recommends that you vote FOR approval of the advisory resolution to approve executive compensation.

Proposal No. 2 Advisory Vote to Approve Executive Compensation | INTUIT 2022 Proxy Statement	35

Compensation and Organizational Development Committee Report
Set out below is the “Compensation Discussion and Analysis,” which discusses Intuit’s executive compensation programs and policies and explains how we and management view and use them. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance-based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, in an effort to produce the greatest value for Intuit’s four True North stakeholders: employees, customers, communities and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2021, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering these programs and policies, and making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
Compensation and Organizational
Development Committee Members
Suzanne Nora Johnson (Chair)
Eve Burton
Deborah Liu
Tekedra Mawakana
Jeff Weiner

36	INTUIT 2022 Proxy Statement | Compensation and Organizational Development Committee Report

Compensation Discussion
and Analysis

Components of Compensation	43
Fiscal 2021 Compensation Actions	50
Other Benefits	55
Our Compensation Policies and Practices	56
Accounting and Tax Implications of Our Compensation Policies	57

Executive Summary
This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, provides context for the compensation actions approved by the Compensation Committee, and explains the compensation of our Named Executive Officers (“NEOs”). The Compensation Committee, which is made up entirely of independent directors, oversees Intuit’s compensation plans and policies, approves compensation of our executive officers, and administers our equity compensation plans.
For fiscal 2021, our Named Executive Officers were:

Executive Summary | CD&A | INTUIT 2022 Proxy Statement	37

Looking Out for All Stakeholders in a Challenging Environment
As we navigated unprecedented developments in the external environment, we remained focused on delivering for all of our stakeholders. In fiscal 2021, management and the Compensation Committee continued to approach our executive compensation program using pay-for-performance principles. Despite the ongoing uncertainty caused by the pandemic, the committee did not adjust performance measures, targets or any other components of our executive compensation program. Our program is designed to reward both short-term operating results and long-term growth and the committee evaluated NEO performance against key financial measures, strategic objectives like our True North goals, and stockholder return. We delivered approximately 96% of CEO and 94% of other NEO total direct compensation through awards that link their pay with Intuit’s performance. The only fixed component of pay was base salary.
(1)
Total direct compensation reflects base salary, actual bonus payout, and equity awards granted during fiscal 2021. Consistent with disclosure in the Fiscal Year 2021 Summary Compensation Table, equity awards are reported at grant date fair value (which, for the Relative TSR RSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2021.

Equity-based compensation is aligned with the long-term interests of Intuit’s stockholders because it focuses our executive officers’ attention on both absolute and relative TSR.
Annual cash incentive payouts for NEOs do not exceed the overall funding level of the bonus pool for the broader employee base, which helps to promote consistent Intuit-wide outcomes. These payouts are based on revenue and non-GAAP operating income for the fiscal year, as well as Intuit’s performance against goals to deliver results for our key “True North” stakeholders, including certain ESG-related goals. Our True North stakeholders include employees, customers, stockholders and, beginning in fiscal 2021, the communities that we affect. The Compensation Committee evaluated our performance against these True North goals when making compensation decisions, including for our NEOs.
As we navigated the effects of the COVID-19 pandemic, our employees continued to be a top priority. DEI is critical to achieving our goals of attracting and retaining the world’s best diverse talent to deliver for our customers and other stakeholders. In fiscal 2021, we aligned our DEI initiatives with our True North goals by establishing ambitious goals for representation of women in technology roles and under-represented minorities in our workforce.
We also continued to focus on engagement with our employees, prioritizing their health and safety. We shifted nearly all our workforce from office locations to work from home environments and increased leave benefits for all employees to allow them to take care of themselves and their loved ones. We continued to reevaluate additional ways to support our employees and, among other things, provided resources for home workspaces, pandemic-related expenses, and physical and emotional health.
When we added communities to our True North stakeholders in fiscal 2021, we established measurable company-wide goals for reducing greenhouse gas emissions and creating jobs. These goals factored in to the committee’s compensation decisions. In addition, we partnered with governments and leveraged our platform capabilities to launch offerings to help consumers and small businesses better understand and connect to pandemic relief programs.

38	INTUIT 2022 Proxy Statement | CD&A | Executive Summary

Our Fiscal 2021 Performance
Intuit’s financial performance for fiscal 2021 was strong and exceeded the goals that were set at the beginning of the fiscal year for fully funding our cash incentive bonus program. Our strong financial results were especially noteworthy given the ongoing challenges in the economic environment, including changes in the re-opening of various commercial sectors and geographic regions and another extended U.S. tax season.
See Appendix A of this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Key financial highlights from fiscal 2021:
•
Revenue growth of 16% in the Small Business & Self-Employed Group, 14% in the Consumer Group and 5% in the ProConnect Group

•
Generated Credit Karma revenue of $865 million

•
Grew combined platform revenue, which includes QuickBooks Online, TurboTax Online and Credit Karma, by 39% to $6.6 billion, including 18 percentage points from the addition of Credit Karma’s revenue

•
Grew QuickBooks Online Ecosystem revenue by 26%, to $2.8 billion

•
Generated TSR of 74.0% during fiscal 2021, annualized three-year TSR of 38.4%, and annualized five-year TSR of 37.9%. Our three- and five-year TSR were each in the top decile of S&P 500 constituents for the relevant period. For comparison, the S&P 500 index had annualized returns of 18.2% over the three-year period and 17.3% over the five-year period.

Other key accomplishments for fiscal 2021:
•
Innovated to support our customers during the COVID-19 pandemic to connect them with aid and relief programs

•
With our acquisition of Credit Karma, accelerated our strategic priority to “unlock smart money decisions” for our customers by connecting them with financial offerings that help put more money in their pockets

•
Advanced our strategic priority to “connect people to experts” by increasing the number of TurboTax Live customers new to Intuit by more than 100 percent

•
Reduced/avoided greenhouse gas emissions by over 105,000 metric tonnes, exceeding our fiscal 2021 goal

•
Increased the representation of women in technology roles

•
Leveraged AI to increase the number of models deployed across our platform by nearly 50 percent, saving our customers millions of hours of work

•
Earned employee engagement and customer satisfaction scores that continued to reflect best-in-class levels, including being chosen as one of Fortune Magazine’s “100 Best
Companies to Work For” for the 20th consecutive year

Executive Summary | CD&A | INTUIT 2022 Proxy Statement	39

How We Compensated Our CEO
The Compensation Committee’s decisions for Mr. Goodarzi made in fiscal 2021 reflect Intuit’s objectively strong performance despite the uncertain and unprecedented economic environment. The Compensation Committee also considered his role in leading Intuit’s progress on True North goals, including increasing the representation of women in technology roles and under-represented minority employees, reducing and offsetting greenhouse gas emissions, achieving community job creation goals and pay equity initiatives. The committee further recognized his leadership of a high-performing management team, Intuit’s progress on its strategy to become an AI-driven expert platform and his leadership of trajectory-changing initiatives like our acquisition of Credit Karma.
Our CEO’s compensation is aligned with stockholders’ interests. Our CEO’s total compensation increased approximately 23% from fiscal 2020 to fiscal 2021, while TSR for the same period was 74%. Approximately 96% of total direct compensation for Mr. Goodarzi in fiscal 2021 was performance-based, and thus strongly linked to Intuit’s results. Only his base salary (approximately 4% of his total direct compensation for fiscal 2021) was a fixed amount. Mr. Goodarzi’s fiscal 2021 bonus was funded at 125% of target, which was the same as the aggregate funding percentage for the broader employee base.
Executive Compensation Highlights
•
In fiscal 2021, we paid cash bonuses to the NEOs at 125% of target. This bonus payout as a percentage of target was slightly lower than the earnout generated under the bonus plan’s funding formula based on revenue and non-GAAP operating income, and was the same as the aggregate bonus pool funding level approved by the Compensation Committee for the broader employee base.

•
Introduced new ESG-related goals, including for workforce diversity, greenhouse gas emissions and community job creation, to the factors assessed by the Compensation Committee in determining executive compensation.

•
On average, 95% of the fiscal 2021 total direct compensation paid to the NEOs was performance-based. In addition, service-based RSUs and Relative TSR RSUs granted to the CEO are subject to a mandatory one-year holding period after vesting to increase his long-term alignment with stockholders.

2021 “Say-on-Pay” Advisory Vote on Executive Compensation
Intuit has provided stockholders with an advisory vote on executive compensation in each of the last nine years. At our 2021 Annual Meeting of Stockholders, approximately 91.2% of the votes cast in the “say-on-pay” advisory vote were “FOR” approval of our executive compensation.
We value the opinions of our stockholders and also seek their input as part of our regular stockholder outreach efforts. The feedback we received from stockholders regarding our executive compensation program was generally positive.

The Compensation Committee evaluated the results of the 2021 advisory vote, additional stockholder feedback, input from our independent compensation consultant, and the other factors and data discussed in this CD&A in determining executive compensation policies and decisions. Based on this evaluation, the Compensation Committee determined that our executive compensation programs are aligned with our compensation philosophy and company strategy and decided not to make any material changes to the structure or principles of the programs.
The Compensation Committee will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future say-on-pay votes when assessing our executive compensation programs and policies and making compensation decisions for our NEOs.
We value the opinions of our stockholders and also seek their input as part of our regular stockholder outreach efforts.

40	INTUIT 2022 Proxy Statement | CD&A | Executive Summary

Compensation Philosophy and Objectives
Our Guiding Philosophy
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is that our compensation programs should:
Our Strategies
We use a mix of cash and equity incentives. The Compensation Committee believes that both cash and equity incentives are important for an effective compensation structure. Annual cash incentives reward executives for short-term operating results, as well as our progress toward certain ESG-related goals, while equity incentives motivate executives to deliver on our long-term strategic plan in order to increase stockholder value.
We consider a diverse set of factors in determining compensation opportunities and incentive awards. In determining the amount of cash and equity incentives our officers receive, the Compensation Committee considers each executive officer’s total compensation to assess the program’s overall value for motivation and retention. The committee also considers other relevant factors, such as market data, internal parity, succession planning, exceptional capability and stockholder perspectives.
We manage our equity compensation programs to provide competitive rewards that are commensurate with results delivered. The Compensation Committee considers measures related to dilution, burn rate and the cost of the equity incentive program compared to similar peer companies, while recognizing the need to hire top talent in an increasingly competitive labor market. This is especially important in areas that help accelerate our strategy to be an AI-driven expert platform to solve our customers’ biggest problems, such as full-stack and data engineering, data science, customer success and sales.
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Consultant
The Compensation Committee has the authority to retain independent consultants and other experts to assist it in fulfilling its responsibilities. The committee has engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning Intuit’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and interacts with the company and management only in the course of performing those services. As described below under “Fiscal 2021 Peer Group,” FW Cook assists the committee in defining our peer group, which is used in our evaluation of our relative executive compensation levels and practices and provides context for evaluating and making compensation decisions. FW Cook also assists the committee in comparing our non-employee director compensation program and practices to those of peer companies.
FW Cook attended all meetings of the Compensation Committee as its independent advisor, responded to committee members’ inquiries and refined their analyses based on the committee’s questions. The Compensation Committee has assessed the independence of FW Cook pursuant to Nasdaq and SEC rules, and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.
Officers and the Board
The Compensation Committee received support from Intuit’s human resources leaders in analyzing and establishing Intuit’s compensation programs for fiscal 2021. Members of Intuit’s management and staff, including the Chief People & Places Officer, members of her staff and internal Intuit legal counsel, attended a portion of each meeting of the Compensation Committee.

Compensation Philosophy and Objectives | CD&A | INTUIT 2022 Proxy Statement	41

Mr. Goodarzi, our President and CEO, provided recommendations to the committee regarding the cash and equity compensation of his executive staff  (including those who are NEOs), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth and support the ecosystem business model. In determining compensation for other NEOs, the committee considered Mr. Goodarzi’s recommendations.
To aid the Compensation Committee in its evaluation of his performance, Mr. Goodarzi provided a self-review and feedback from his executive staff, together with input from the Executive Chairman of the Board, to the committee. The Compensation Committee determined the compensation for Mr. Goodarzi after obtaining information and input from FW Cook and conferring with the Board without Mr. Goodarzi present.
In all cases, although the Compensation Committee received advice and recommendations, the committee is solely responsible for making the final decisions on compensation for the NEOs.
Fiscal 2021 Peer Group
Peer Group Composition
Each year the Compensation Committee works with its independent compensation consultant to determine appropriate peer companies for benchmarking our executive compensation program. In choosing the peer group, the committee has two primary objectives:
First, to confirm that our peer group is relevant and includes companies:
•
that compete with us for executive and technical talent;

•
of similar scope and complexity; and

•
of similar size, measured by revenue and market capitalization.

Second, to create a sufficiently robust set of peers to ensure a degree of continuity year-over-year.
Using these objectives, the independent compensation consultant recommended a fiscal 2021 peer group of 15 companies with the following characteristics:
Criteria for Fiscal 2021 Peer Group	Characteristics
Technology companies with headquarters in California	All are California technology innovators that compete with Intuit for executive and technical talent.
Size	Peer companies generally fall within a range of similar revenue between 0.33x and 3.0x Intuit’s revenue and company market-capitalization value between 0.33x and 3.0x that of Intuit.
Year-over-year continuity	In fiscal 2021, one company, NetApp, Inc., was removed from the peer group because it no longer met the size criterion.
The independent compensation consultant reviewed these criteria with the Compensation Committee in January 2021, and the committee determined that the following companies would make up the compensation peer group for fiscal 2021 year-end decisions.
2021 Compensation Peer Companies
Activision Blizzard, Inc.	Electronic Arts, Inc.	salesforce.com, inc.	Twitter, Inc.
Adobe Inc.	Netflix, Inc.	ServiceNow, Inc.	VMware, Inc.
Autodesk, Inc.	PayPal Holdings, Inc.	Square, Inc.	Workday, Inc.
eBay Inc.	QUALCOMM Incorporated	Tesla, Inc.
All compensation decisions made in July 2021 relied on this peer group for context. Any discussion about components of executive officers’ compensation that occurred prior to July 2021 (including, for example, their salaries) relied on the peer data from the peer group approved by the Compensation Committee in January 2020.
How Peer Group Data Were Used
The Compensation Committee used the publicly reported information regarding NEO compensation from the peer companies as a reference point in assessing compensation levels for Intuit’s NEOs. The committee then considered each individual officer’s role and scope of responsibilities relative to comparable positions at Intuit’s peers. Based on this information, the committee reviewed Intuit’s executive compensation programs and practices, and analyzed each NEO’s base pay, cash bonus and equity awards. There is no targeted benchmark level of compensation.

42	INTUIT 2022 Proxy Statement | CD&A | Fiscal 2021 Peer Group

Components of Compensation
Overview
The components of Intuit’s executive compensation program for fiscal 2021 are as follows:
The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards and any adjustments to base salary and target cash bonus opportunities for the following year. This timing allows the committee to consider the company’s TSR performance to date and financial results for the fiscal year.
Base Salary
Each July, the Compensation Committee reviews the base salaries of our NEOs in the context of the compensation information provided by the committee’s independent compensation consultant. The goal of this review is to determine whether the base salaries of our NEOs are competitive with our compensation peer group and to ensure those salaries reflect each executive’s role, responsibilities, experience and performance. Fiscal 2022 base salary decisions for each of our NEOs are described under “Compensation Snapshot for Each NEO” below.
Annual Cash Bonuses
Intuit uses cash bonuses to reward achievement of annual company financial performance and strategic objectives, including certain ESG-related goals, and individual strategic and operational objectives, all of which align with stockholder value. These bonuses are determined by a multi-step process. Prior to fiscal 2021, we maintained a separate cash bonus plan for our senior executives. Beginning in fiscal 2021, cash bonuses for our senior executives, including our NEOs, were awarded under the Intuit Inc. Performance Incentive Plan (“IPI”), which is the same bonus program in which our broader employee base participates.

Components of Compensation | CD&A | INTUIT 2022 Proxy Statement	43

At the beginning of and during the fiscal year
Bonus targets are established. Each NEO has an annual bonus target that is a stated percent of base salary. The Compensation Committee set fiscal 2021 bonus targets in July 2020 for all NEOs based on the scope and significance of each executive’s leadership role at Intuit, as well as a review of market data.
IPI bonus pool baseline funding formula is determined. Baseline funding of the IPI is determined by company-wide financial performance. The Compensation Committee set two aggressive, equally weighted performance goals — one based on Intuit’s revenue and the other based on non-GAAP operating income. The fiscal 2021 revenue goal reflected growth of 6.9% over actual performance in fiscal 2020, and the non-GAAP operating income goal reflected 10.0% growth over actual performance in fiscal 2020. The committee believes these objective measurements serve as clear goals for management to drive both innovation and responsible cost-management. Because these goals were set before we completed our acquisition of Credit Karma, the Compensation Committee did not take into account Credit Karma’s results for purposes of determining baseline funding under the formula. For purposes of our discussion of fiscal 2021 IPI determinations, we refer to these measures as “adjusted revenue” and “adjusted non-GAAP operating income.” (See Appendix A of this proxy statement for a reconciliation of non-GAAP measures.)
True North strategic goals are established. As part of our financial planning process, management established goals to deliver results for each of our four key True North stakeholders — employees, customers, communities and stockholders. These metrics are designed to advance our progress toward our bold goals and include measurable company-wide ESG-related goals. Based on performance against these goals, the Compensation Committee has discretion to make upward or downward adjustments to the funding percentage generated by the baseline funding formula.
True North Stakeholder Fiscal 2021 Goal Outcomes
Employees	Communities

•
Inspire and empower highly engaged employees, as measured by employee surveys*

•
Create a diverse and inclusive environment, as measured by representation of women in technology roles and under-represented minority employees*

•
Grow highly capable people managers, as measured by employee surveys*

•
Retain world’s top talent*

• • Create jobs through Prosperity Hubs* • Prepare people for jobs* • Make a positive impact on climate, as measured against our 2018 carbon footprint*
Customers	Stockholders
• Increase the number of active customers • Improve customer retention • Delight customers more than alternatives, as measured by net promoter scores	• Grow revenue by double digits • Grow QuickBooks Online Ecosystem revenue by more than 30% • Increase revenue per customer • Generate operating income growth

*
ESG-related goal outcomes

44	INTUIT 2022 Proxy Statement | CD&A | Components of Compensation

At the end of the fiscal year
Fiscal 2021 baseline bonus funding is determined. The following table shows the formulaic output of a range of performance levels against the two financial goals approved by the Compensation Committee at the beginning of the fiscal year (prior to our acquisition of Credit Karma). Based on our actual performance under these measures, the formula yielded a baseline funding of the IPI at 131.0% of target.
Measure Weighting	Adjusted Revenue ($ Billions) 50%		Adjusted Non-GAAP Operating Income ($ Billions) 50%		Total 100%
	FY21 Adjusted Revenue(1)	Bonus Pool Funding as a Percent of Target(2)	FY21 Adjusted Non-GAAP Operating Income	Bonus Pool Funding as a Percent of Target(2)	Baseline Company Performance as a Percent of Target(3)
Maximum	$9.57	150%	$3.44	150%	150%
	$8.58	120%	$3.13	120%	120%
	$8.40	109%	$3.04	109%	109%
	$8.30	105%	$2.99	105%	105%
Target	$8.21	100%	$2.94	100%	100%
	$8.07	97%	$2.89	97%	97%
	$7.93	93%	$2.84	93%	93%
	$7.80	90%	$2.79	90%	90%
	$7.73	75%	$2.76	75%	75%
Threshold	$7.39	—%	$2.64	—%	—%
Actual fiscal 2021 performance and funding percentages	$8.77	125.5%	$3.30	136.4%	131.0%

(1)
For purposes of determining the baseline for the funding of the IPI, fiscal 2021 adjusted revenue and adjusted non-GAAP operating income exclude the results of Credit Karma, which we acquired after the financial goals were set by the Compensation Committee. See Appendix A of this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

(2)
Linear interpolation between defined points. Fiscal 2021 adjusted revenue and adjusted non-GAAP operating income dollar figures above are rounded to the nearest ten million. The Bonus Pool Funding as a Percent of Target is calculated using dollars in millions. Thus, actual results may vary slightly from the figures presented above.

(3)
This represents a baseline for the funding of the IPI. The Compensation Committee has discretion to determine the actual IPI payment levels for each participant in an amount not to exceed $5 million.

Components of Compensation | CD&A | INTUIT 2022 Proxy Statement	45

True North goals are assessed. The Compensation Committee considered the company’s performance against the fiscal 2021 True North goals as follows:

Employees
•
Maintained engagement scores at best-in-class levels, as measured by an independent employee engagement analytics firm and internal diversity and inclusion surveys*

•
Maintained employee retention at better rates than peer companies*

•
Increased the representation of women in our technology roles to 30%, while recognizing the opportunity to continue to increase the number of underrepresented minorities in our workforce*

•
Ranked #11 in Fortune magazine’s “100 Best Companies to Work For” survey and ranked #2 in Canada, France and the United Kingdom, and #3 in India*

Communities
•
Over 6,000 seasonal and year-round jobs created in underserved communities, exceeding the fiscal 2021 goal*

•
Reduced/avoided greenhouse gas emissions by over 105,000 metric tonnes, exceeding the fiscal 2021 goal*

Customer • Attained improved customer satisfaction, as measured by product recommendation scores, for TurboTax products
Stockholders
•
Generated revenue growth of 16% in the Small Business & Self-Employed Group, 14% in the Consumer Group and 5% in the ProConnect Group

•
Generated Credit Karma revenue of  $865 million

•
Grew combined platform revenue, which includes QuickBooks Online, TurboTax Online and Credit Karma, by 39%, totaling $6.6 billion, including 18 percentage points from the addition of Credit Karma revenue this year

•
Grew QuickBooks Online Ecosystem revenue by 26%, to $2.8 billion

*
ESG-related goal

IPI funding percentage is approved for the broader employee base. Based on the foregoing, the Compensation Committee set funding for the IPI at 125% of target, which is below the baseline formulaic funding level of 131.0% generated by the funding formula. The Compensation Committee chose a lower funding level after considering the company’s achievements and the opportunities to improve progress against the True North goals.
Actual Named Executive Officer bonus awards are determined. The Compensation Committee determined that each NEO would be awarded a bonus equal to 125% of his or her target, which was lower than the percentage generated under the bonus plan’s funding formula and equal to the aggregate funding percentage applicable to Intuit employees generally. The committee believes setting the funding percentage of short-term incentives paid to the NEOs at the same level as those paid to the rest of our employees helps to promote consistent Intuit-wide outcomes.
The fiscal 2021 bonus payouts for each of our NEOs were as follows:
Name	Annual Base Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus ($)
Sasan K. Goodarzi	1,000,000	175%	1,750,000	125%	2,187,500
Michelle M. Clatterbuck	700,000	100%	700,000	125%	875,000
J. Alexander Chriss	700,000	100%	700,000	125%	875,000
Gregory N. Johnson	700,000	100%	700,000	125%	875,000
Marianna Tessel	700,000	100%	700,000	125%	875,000

46	INTUIT 2022 Proxy Statement | CD&A | Components of Compensation

Long-Term Incentives
For the fiscal 2021 annual awards, which were granted in July 2021, our NEOs received half of their annual equity grant value in Relative TSR RSUs, and the other half was split evenly between service-based RSUs and stock options. The value of equity grants is measured based on grant date fair value.
Relative TSR RSUs
Our Relative TSR RSUs align the interests of award recipients and our stockholders by rewarding superior stockholder returns compared to a pre-established peer group of other large technology companies. Specifically, target shares are earned only if Intuit achieves a TSR ranking at the 60th percentile or higher. These performance-based awards ensure that a significant share of our executives’ equity compensation is contingent upon future outperformance compared to a peer group.
Vesting. Relative TSR RSUs cliff vest after a three-year period and are earned based on Intuit’s TSR compared to companies in a pre-established peer group, with three discrete performance periods covering 12, 24 and 36 months. Shares earned based on the 12- and 24-month relative TSR performance periods have an additional service-based vesting requirement; these shares do not vest until the end of the 36-month period. The three-year vesting schedule serves as a retention incentive and requires consistent, longer-term stock price performance, which supports long-term alignment with the interests of our stockholders. If an executive’s employment is terminated before the end of the three-year period, all of the Relative TSR RSUs subject to that award will be forfeited except in the cases of retirement or involuntary termination, where awards are subject to pro rata vesting for time served during the performance period (based on actual performance for any completed period and target for any incomplete period).
Mr. Goodarzi’s award includes a mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that he earns under the Relative TSR RSU awards. This is to ensure longer term alignment with stockholders and accountability for strategic decision-making. Except in certain limited circumstances (death, disability or a change in control), the deferral period applies to vested shares even if Mr. Goodarzi terminates service with the company.
Performance goals. The target is the 60th percentile to ensure that Intuit must perform better than the majority of the relative TSR peers before executives earn the target number of shares. The use of discrete measurement periods of 12, 24 and 36 months aims to minimize the potential impact of short-term share price volatility over the duration of the three-year performance period. However, no portion of the award is earned or distributed until the conclusion of the full three-year performance period. The Compensation Committee believes that this approach focuses the NEOs on long-term stockholder return.
TSR Peers. The “TSR Peers” were chosen so that the Relative TSR RSUs will reward the NEOs based on objective measurement of Intuit’s one-, two- and three-year returns compared to similar companies in which an Intuit stockholder might reasonably be expected to invest. The TSR Peers were identified using objective selection criteria recommended by our independent compensation consultant. Other than H&R Block, Inc., which is a direct competitor, all of the TSR Peers are U.S.-based public companies within Intuit’s General Industry Classification Standard (“GICS”) code and three other similar GICS codes as they were defined and constituted in June 2021. All of the TSR Peers also have market capitalizations and revenues greater than or equal to 0.2x Intuit’s. There are 46 TSR Peers to ensure a robust peer group for purposes of comparing TSR, even in the event of mergers or acquisitions during the performance period. The TSR Peer group reflects a wider company sample than the companies we compete with directly for talent and a wider range of company sizes — it is not the same as the peer group used to benchmark executive compensation.

Components of Compensation | CD&A | INTUIT 2022 Proxy Statement	47

The TSR Peers are:
Relative TSR Peer Companies
Accenture Holdings plc	Facebook, Inc.	salesforce.com, inc.
Activision Blizzard, Inc.	Fidelity National Information Services, Inc.	ServiceNow, Inc.
Adobe Inc.	Fiserv, Inc.	Snap Inc.
Alphabet Inc.	FleetCor Technologies, Inc.	Splunk Inc.
Amazon.com, Inc.	Fortinet, Inc.	Square, Inc.
ANSYS, Inc.	Global Payments Inc.	Synopsys, Inc.
Autodesk, Inc.	H&R Block, Inc.	Take-Two Interactive Software, Inc.
Automatic Data Processing, Inc.	International Business Machines Corporation	Twilio Inc.
Booking Holdings Inc.	Mastercard Incorporated	Twitter, Inc.
Cadence Design Systems, Inc.	Match Group, Inc.	Visa Inc.
Chewy, Inc.	Microsoft Corporation	VMware, Inc.
Cognizant Technology Solutions Corporation	Oracle Corporation	Wayfair Inc.
DoorDash, Inc.	Palo Alto Networks, Inc.	Workday, Inc.
eBay Inc.	Paychex, Inc.	Zillow Group, Inc.
Electronic Arts Inc.	PayPal Holdings, Inc.	Zoom Video Communications, Inc.
Pinterest, Inc.
How payouts link to performance. A “target” payout is earned when Intuit’s relative TSR is at the 60th percentile of the TSR Peers for the applicable performance period. Payouts can range from 200% of target (if Intuit’s TSR reaches the 100th percentile of the TSR Peers for the performance period) to as low as 0% (if performance is below the 25th percentile of the TSR Peers for the performance period). In order to avoid particularly large awards for outperforming peers in a declining market when Intuit’s stockholders do not earn a positive return, payouts for each performance period are generally capped at 100% of target if absolute TSR for that performance period is negative. However, in order to further enhance the long-term nature of these awards, recipients may still earn the full value of any capped award if, for the 36-month performance period, Intuit achieves absolute TSR that is not negative or a relative TSR ranking at the 75th percentile or above. This feature is effective for awards made beginning in July 2020.
The table below summarizes the relationship between relative TSR performance and the percent of target that may be earned under these awards.
Dividends. Recipients of Relative TSR RSUs, including the NEOs, are provided dividend-equivalent rights in conjunction with these awards, but the dividends are not paid unless and until the underlying shares are earned, vest and are issued. Dividend-equivalent rights on Relative TSR RSUs that fail to vest are forfeited.

48	INTUIT 2022 Proxy Statement | CD&A | Components of Compensation

Service-Based RSUs
In fiscal 2021, 25% of the total value of the executive officers’ annual year-end equity awards was made in the form of service-based RSUs. These RSUs provide a link to stockholders’ interests because their value tracks with changes in Intuit’s stock price. They also serve as a long-term incentive for officers to remain with Intuit, since service-based RSUs have no value unless the recipient stays with Intuit through the vesting period.
These service-based RSUs generally vest over four years, with 25% of the shares vesting in July of the year following the grant date, and the remainder vesting in equal quarterly installments thereafter, so long as the executive officer continues to be employed by Intuit. The CEO’s awards also include a mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that he earns under the service-based RSU awards, to support longer-term alignment with stockholders. Except in certain limited circumstances (death, disability, retirement or a change in control), the deferral period generally applies to vested shares even if the CEO terminates service with Intuit or continues to serve Intuit but in a different role.
Intuit employees (including the NEOs) are provided dividend-equivalent rights in conjunction with RSU awards, but the dividends are not paid until the shares vest and are issued. Dividend-equivalent rights on RSUs that fail to vest are forfeited.
Stock Options
In fiscal 2021, 25% of the total value of the executive officers’ annual equity awards was provided in the form of non-qualified stock options. Stock options become valuable only if the price of Intuit stock appreciates after the grant date, so they align option holders with the specific goal of increasing stockholder value over the seven-year term of the options. These stock options vest over four years of continued service, with 25% of the shares vesting after one year and the remainder vesting in equal monthly installments thereafter, so long as the executive officer continues to be employed by Intuit.
Intuit employees who are at least 55 years old and have worked for Intuit for at least 10 full years are considered “retirement eligible” under the terms of these awards. Upon retirement, such a recipient is entitled to pro rata vesting based on the number of full months of service over the award term. Other employees forfeit their unvested options if they terminate employment with Intuit before the end of the four-year vesting period.
How Equity Grant Values Were Determined
The Compensation Committee considers multiple factors in determining the size of an executive’s equity awards, including annual performance ratings, succession planning, retention value of current equity holdings and equity award values for executives with similar roles at peer companies. For fiscal 2021, only executives with a performance rating of  “achieved expectations,” “exceeded expectations” or “trajectory-changing performance” were eligible for equity awards; a rating of  “trajectory changing performance,” for any given role, generally resulted in a larger equity grant than any other rating. The committee exercises its judgment and discretion, and also considers the recommendations of the CEO, in setting specific awards for our NEOs. All annual equity granted to our NEOs reflects the portfolio mix of 50% Relative TSR RSUs, 25% service-based RSUs and 25% stock options discussed above.
The value of the equity granted to Mr. Goodarzi was determined based on a review by the Compensation Committee of data provided by the committee’s independent compensation consultant, in addition to the committee’s own assessment that Mr. Goodarzi delivered outstanding results for all stakeholders during the fiscal year and demonstrated trajectory-changing performance for the company and its stakeholders.
To determine the size of the equity awards for the other NEOs, the committee used data provided by the committee’s independent compensation consultant, which estimated the range of grant values provided to executives in comparable positions at companies within Intuit’s compensation peer group. The committee then considered the CEO’s recommendations in order to determine where within the applicable range each executive’s equity grant value would fall. The committee gives considerable weight to the CEO’s recommendations because he has direct knowledge of each other NEO’s performance and contributions.
The realization of an executive’s grant date equity values is subject to a significant amount of performance risk, and the amount actually earned over the next several years could be significantly lower if Intuit’s absolute and relative TSR (compared against the TSR Peers) are not strong. The challenging nature of Intuit’s performance-based equity goals is illustrated by the 60th percentile TSR target.
The fiscal 2021 equity decisions for each of our NEOs are described under “Compensation Snapshot for Each NEO” on the following pages.

Components of Compensation | CD&A | INTUIT 2022 Proxy Statement	49

Fiscal 2021 Compensation Actions
Compensation Snapshot For Each Named Executive Officer
Sasan Goodarzi President and Chief Executive Officer
Summary

The Compensation Committee’s decisions relating to Mr. Goodarzi’s fiscal 2021 compensation reflect its assessment that Mr. Goodarzi navigated a challenging macroeconomic environment to drive Intuit’s outstanding results in fiscal 2021 and demonstrated trajectory-changing performance and leadership. The Compensation Committee believes this compensation package rewarded Mr. Goodarzi for his role in driving Intuit’s strong fiscal 2021 performance, customer success and employee engagement, as well as progress related to the company’s True North goals, including increasing the representation of women in technology roles and underrepresented minority employees, reducing and offsetting greenhouse gas emissions, achieving community job creation goals and initiatives to promote pay equity. The committee further recognized his leadership of a high-performing management team, Intuit’s progress on its strategy to become an AI-driven expert platform and his leadership of the company through the challenges arising from the COVID-19 pandemic.

July 2021 Compensation Decisions

After assessing Mr. Goodarzi’s performance, as described below, the Compensation Committee consulted with the Board, without Mr. Goodarzi present, and made the decisions described below with respect to his compensation.

Fiscal 2021 Bonus Award: 125% of target bonus (175% of base salary), or $2,187,500
–
The 125% target bonus payout is less than the percentage generated under the bonus plan’s funding formula and the same as the bonus pool funding percentage approved by the Compensation Committee for the broader employee base, which helps to promote consistent Intuit-wide outcomes.

Fiscal 2021 Target Equity Grant Value: $23,000,000
–
divided among Relative TSR RSUs (50% of value), service-based RSUs (25%) and service-based options (25%).

Mr. Goodarzi’s service-based RSUs and Relative TSR RSUs are subject to a mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that he earns under the awards, to ensure longer-term alignment with stockholders.
Fiscal 2022 Base Salary: $1,100,000
–
an increase of  $100,000, or 10%

Fiscal 2022 Bonus Target: 200% of base salary
–
an increase of 25% to better align his target annual cash compensation opportunity with market data for similar companies of our size

Performance Assessment

The Compensation Committee determined that Mr. Goodarzi demonstrated trajectory-changing performance in delivering outstanding results for all stakeholders due to his impact on the one-year performance of the company and our primary business units, as well as on Intuit’s longer-term goals and strategic plans.

Short-Term Goals

The Compensation Committee determined that Mr. Goodarzi navigated a challenging macroeconomic environment to deliver strong results with respect to the annual goals established by the committee early in fiscal 2021 relating to revenue growth, operating income growth and leadership.

Revenue and operating income growth. Fiscal 2021 revenue was $9.6 billion, reflecting 25% annual growth (including 11 percentage points from the addition of Credit Karma revenue of  $865 million), fueled by 16% growth in the Small Business & Self-Employed Group and 14% growth in the Consumer Group. GAAP operating income was $2.5 billion, up 15% from fiscal 2020, and non-GAAP operating income was $3.5 billion, up 31% from the prior year.

50	INTUIT 2022 Proxy Statement | CD&A | Fiscal 2021 Compensation Actions

Leadership Results. The committee observed that Mr. Goodarzi delivered outstanding results in achieving his goals, including:
•
Delivering awesome customer experiences that create delight and increase share, as measured by strong customer product recommendation scores and active users, market leadership across products and geographic regions and accelerating our mission to power prosperity around the world with the acquisition of Credit Karma and other corporate development initiatives;

•
Continuing to build a high-performing organization and a great environment for the best talent, as measured by strong employee engagement scores, below-market attrition rates, progress on workforce diversity goals, and a continued high ranking in Fortune magazine’s “100 Best Companies to Work For” survey; and

•
Continuing to build Intuit’s reputation by developing a robust culture of trust, compliance and security, as demonstrated through continuous enhancements to Intuit’s compliance, security and fraud detection and prevention processes and capabilities and advancements in Intuit’s corporate responsibility reporting.

Long-Term Goals

The Compensation Committee determined that Mr. Goodarzi delivered outstanding progress toward the longer-term goals it established earlier in fiscal 2021, including implementation of a long-term plan to accelerate Intuit’s growth track and execution of a multi-year leadership strategy.

Long-term strategic plan to accelerate the company’s growth track. The committee recognized Mr. Goodarzi’s leadership in executing Intuit’s mission and strategy to become an AI-driven expert platform and ensuring that leaders and employees understand the connection between their work and Intuit’s goals. The committee recognized the company’s progress on its strategic priorities, or big bets, highlighting the acquisition of Credit Karma. It noted Mr. Goodarzi’s strength in creating a culture of accountability with an operating system that provides rigor for measuring progress. The committee also noted Mr. Goodarzi’s focused deployment of resources to accelerate the application of AI and other critical technology and platform and brand initiatives designed to enhance the long-term strategy.

Multi-year leadership strategy. The committee assessed Mr. Goodarzi’s progress against his multi-year leadership strategy. In particular, the committee recognized Mr. Goodarzi’s performance growing and developing the management team and leadership to hire the skills and talent that are aligned with Intuit’s strategic priorities, as well as his focus on succession plans. The committee further recognized Intuit’s best-in-class employee engagement scores and strong customer satisfaction scores in key businesses.

Other Named Executive Officers
The Compensation Committee determined the compensation for Intuit’s other NEOs based on each executive’s leadership in achieving the company’s one-year operating plan and making significant progress toward longer-term strategic plans. In evaluating the other executives and determining each of their overall performance ratings, the committee considered:
•
the performance evaluation and pay recommendations made by the CEO, which took into account the performance of each executive’s business unit or functional group, the executive’s leadership capability, and the importance of retaining the executive; and

•
the scope, degree of difficulty and importance of the executive’s responsibilities.

The committee gives considerable weight to the evaluation provided by the CEO because of his direct detailed knowledge of each NEO’s performance and contributions. However, the committee has the sole responsibility for determining NEO compensation.
Like the CEO, each of the other NEOs was paid a bonus of 125% of his or her target bonus, which is slightly less than the percentage generated under the bonus plan’s funding formula and the same as the funding level of the bonus pool for the broader employee base that was approved by the Compensation Committee.

Fiscal 2021 Compensation Actions | CD&A | INTUIT 2022 Proxy Statement	51

Michelle Clatterbuck Executive Vice President and Chief Financial Officer
Performance Assessment

The Compensation Committee recognized Ms. Clatterbuck’s trajectory-changing performance in her role as Chief Financial Officer. Under her leadership, the company navigated uncertain market conditions to develop a capital strategy that could support both the health and safety of its employees and its strategic priorities, including the acquisition of Credit Karma. She drove her finance team to build stronger partnerships with the company’s business units and external stakeholders to achieve excellent results. The committee recognized Ms. Clatterbuck for leading her team’s robust financial planning process, as well as her contributions to the growth in total stockholder return. In addition, the committee recognized Ms. Clatterbuck as a trusted, strategic and inclusive leader and an excellent facilitator with a deep understanding of the drivers of the business.

July 2021 Compensation Decisions
Fiscal 2021 Bonus Award: 125% of target, or $875,000 Fiscal 2021 Target Equity Grant Value: $9,500,000	Fiscal 2022 Base Salary: $700,000 – no change Fiscal 2022 Bonus Target: 100% of base salary – no change
J. Alexander Chriss Executive Vice President and General Manager, Small Business & Self-Employed Group
Performance Assessment

The Compensation Committee determined that Mr. Chriss delivered trajectory-changing performance in his role as leader of the Small Business & Self-Employed Group. Under his leadership, the business was able to quickly pivot to support its small business customers by connecting them to pandemic relief programs. Despite the challenges, Small Business & Self-Employed Group revenue grew 16% for the fiscal year and QuickBooks Online Ecosystem revenue grew 26%, to $2.8 billion. The committee recognized Mr. Chriss’ continuing development of the QuickBooks Online Ecosystem to solve our customer’s biggest problems. Finally, the committee recognized Mr. Chriss’ ability to inspire and implement change and focus on recruiting and developing top talent.

July 2021 Compensation Decisions
Fiscal 2021 Bonus Award: 125% of target, or $875,000 Fiscal 2021 Target Equity Grant Value: $11,000,000	Fiscal 2022 Base Salary: $700,000 – no change Fiscal 2022 Bonus Target: 100% of base salary – no change

52	INTUIT 2022 Proxy Statement | CD&A | Fiscal 2021 Compensation Actions

Greg Johnson Executive Vice President and General Manager, Consumer Group
Performance Assessment

The Compensation Committee recognized Mr. Johnson’s trajectory-changing performance in his role as leader of the Consumer Group. Under his leadership, the business helped to support millions of Americans through the pandemic by helping them register for federal stimulus payments. Consumer Group revenue grew 14% and Intuit’s share of total IRS tax returns increased, with strong customer growth across existing and underpenetrated segments. In addition to delivering solid results, the committee recognized Mr. Johnson’s contributions to executing the Consumer Group’s strategy to transform the assisted tax preparation category by accelerating total TurboTax Live customer growth by nearly 100%. The committee also recognized Mr. Johnson as a courageous leader and effective team builder.

July 2021 Compensation Decisions
Fiscal 2021 Bonus Award: 125% of target, or $875,000 Fiscal 2021 Target Equity Grant Value: $11,000,000	Fiscal 2022 Base Salary: $700,000 – no change Fiscal 2022 Bonus Target: 100% of base salary – no change
Marianna Tessel Executive Vice President and Chief Technology Officer
Performance Assessment

The Compensation Committee determined that Ms. Tessel delivered trajectory-changing performance in her role as Chief Technology Officer. Under her leadership, Intuit accelerated the use of AI and increased the number of models deployed across its platform by nearly 50%, driving increased benefits to customers. The committee also recognized Ms. Tessel’s significant contributions in leading the connection of Intuit’s and Credit Karma’s platforms. In addition, the committee recognized Ms. Tessel’s visionary leadership and deep customer and data orientation and her strength in building teams and developing culture.

July 2021 Compensation Decisions
Fiscal 2021 Bonus Award: 125% of target, or $875,000 Fiscal 2021 Target Equity Grant Value: $11,000,000	Fiscal 2022 Base Salary: $700,000 – no change Fiscal 2022 Bonus Target: 100% of base salary – no change

Fiscal 2021 Compensation Actions | CD&A | INTUIT 2022 Proxy Statement	53

Fiscal 2021 Equity Grants
The following table shows the intended target total annual equity grant value awarded to each NEO at the end of fiscal 2021, and the number of Relative TSR RSUs, service-based RSUs and stock options granted based on the fiscal 2021 performance and compensation review process.
The intended values shown in the table may or may not be achieved, depending on whether performance criteria are met and how Intuit’s stock price performs over the vesting period.
Name	Total Intended Value of Equity Grant(1)	Relative TSR RSUs (target #) (50% of value)	Service-based RSUs (target #) (25% of value)	Stock Options (#) (25% of value)
Sasan K. Goodarzi	$23,000,000	21,506	10,942	47,070
Michelle M. Clatterbuck	$9,500,000	8,883	4,520	19,442
J. Alexander Chriss	$11,000,000	10,286	5,234	22,512
Gregory N. Johnson	$11,000,000	10,286	5,234	22,512
Marianna Tessel	$11,000,000	10,286	5,234	22,512

(1)
These values were estimated using data available to the Compensation Committee on July 28, 2021. They do not match exactly the grant date fair values presented in the Fiscal Year 2021 Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit’s common stock on the July 29, 2021 grant date.

Payout of Relative TSR RSUs Granted in 2018
In July 2018, the Compensation Committee approved the grant to Intuit executives of performance-based RSUs that were tied to relative total stockholder returns over 12-, 24- and 36-month performance periods. In each case, earning and vesting of these 2018 Relative TSR RSUs were based on Intuit’s percentile rank for TSR compared to companies in the TSR peer group established for fiscal 2018, based on the 30-day average closing market price of each member of that peer group at the beginning and the end of each performance period.
The graphic below describes the percent of target that could be earned under these awards based on relative TSR, as well as the actual achievement of the relative TSR performance for each performance period, as certified by the Compensation Committee under the earnout formula.

54	INTUIT 2022 Proxy Statement | CD&A | Fiscal 2021 Compensation Actions

For all of the NEOs, the table below sets forth the number of 2018 Relative TSR RSUs that vested on September 1, 2021, based solely on the formula established for the awards.
Name	2018 Relative TSR RSUs Vested (#)
Sasan K. Goodarzi	33,979
Michelle M. Clatterbuck	18,533
J. Alexander Chriss	4,014
Gregory N. Johnson	15,443
Marianna Tessel	4,631
Other Benefits
MANAGEMENT STOCK PURCHASE PROGRAM
To help encourage our executives to own Intuit stock, Intuit maintains the Management Stock Purchase Program (the “MSPP”). Under the MSPP, employees with a title of director or above (including the NEOs) may elect to defer up to 15% of their annual incentive bonus, which is then converted into deferred stock units based on the fair market value of Intuit’s stock on the date bonuses are awarded. These deferred stock units are fully vested on the purchase date, but are not issued in the form of shares until the earlier of the third anniversary of the purchase date or the date the executive terminates employment with Intuit. Intuit also grants employees who defer a portion of their annual bonuses an additional RSU for every deferred stock unit purchased through the MSPP, up to a maximum number. The maximum numbers of matching RSUs that may be granted to the NEOs are set forth below.
Executive Level	Maximum Number of Matching RSUs
Executive Vice President	1,500
Chief Executive Officer	3,000
These matching RSUs cliff vest three years after the grant date, or on the recipient’s earlier death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.
Deferred stock units purchased by employees under the MSPP, as well as any matching RSUs, have dividend-equivalent rights. Dividends on the purchased deferred stock units are paid on the later of the date the shares are issued or the date dividends are paid to Intuit’s common stockholders. Dividends on matching RSUs are paid upon vesting.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
We maintain a Non-Qualified Deferred Compensation Plan (the “NQDCP”), which provides that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above-market interest on account balances. We may make discretionary employer contributions to participant accounts in certain circumstances; the timing, amounts and vesting schedules of such contributions are at the sole discretion of the Compensation Committee or its delegate. No discretionary employer contributions were made for the benefit of any participant in fiscal 2021.
Benefits under the NQDCP are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason, or at a later date if necessary to comply with Section 409A of the Internal Revenue Code. Participants may elect to receive their payments in a lump sum or installments. Deferrals authorized by an executive and the related earnings are always 100% vested. Discretionary company contributions and the related earnings vest as determined by Intuit at the time a particular contribution is made, and in any event vest completely upon the participant’s disability or death or a change in control of Intuit.
EMPLOYEE BENEFITS
All employees (including the NEOs) are eligible to participate in a number of programs that make up Intuit’s total compensation package, including health and welfare benefits, relocation benefits, our 401(k) Plan with a company-sponsored match component and our Employee Stock Purchase Plan. Intuit does not offer a defined benefit pension plan.

Other Benefits | CD&A | INTUIT 2022 Proxy Statement	55

TERMINATION BENEFITS
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control,” the company has agreed to provide severance payments to Mr. Goodarzi and pro rata vesting of equity awards to all of our NEOs, if their employment is terminated under specific circumstances. Intuit agreed to provide these benefits as consideration for each executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection in the event that a change-in-control payment is considered an “excess parachute payment” under U.S. tax laws.
Our Compensation Policies and Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to provide total compensation that is competitive and relates to both Intuit’s performance and the individual performance of our senior executives.
STOCK OWNERSHIP REQUIREMENTS
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the NEOs) and to members of the Board. To ensure continued alignment of interests among Intuit’s management, directors and stockholders, the ownership requirements are as follows:
Role	Minimum Value of Stock Ownership
Chief Executive Officer	10x base salary
Executive Chairman of the Board	10x base salary
Chief Financial Officer, Chief Technology Officer and General Managers of the company’s two principal business units	5x base salary
Other Executive Vice Presidents	3x base salary
Senior Vice Presidents	1.5x base salary
Non-employee Board Members	10x standard annual Board retainer ($750,000)
Individuals must comply within five years after becoming subject to the guidelines. Existing senior officers who are promoted to positions with a higher ownership requirement have three years to reach that higher level. Senior officers must retain 50% of the shares remaining at the time of vesting of service-based or relative TSR RSUs, or exercise of options, after payment of any applicable exercise price and tax withholding (“net shares”), until they reach the applicable ownership requirement. Any senior officer who has not achieved the applicable ownership requirement by the applicable compliance date must retain 100% of his or her net shares until compliance is achieved. If a Board member has not met the stock ownership requirement by the required date, then 50% of that Board Member’s annual cash retainer will be paid in the form of Intuit stock until the required ownership level is reached. As of July 31, 2021, all NEOs were in compliance with the requirements.
In addition to these ownership requirements, Mr. Goodarzi’s service-based RSUs and Relative TSR RSUs granted after he became the CEO are subject to a mandatory one-year holding period after vesting in the form of an automatic one-year deferral of the release of the underlying shares, to increase his long-term alignment with stockholders.
INTUIT’S EQUITY GRANTING POLICY FOR SENIOR EXECUTIVES
Equity grants made to the CEO, the Executive Chairman of the Board, Executive Vice Presidents or other Section 16 officers must be approved by the Compensation Committee.
Timing of grants. During fiscal 2021, equity awards to employees generally were granted on regularly scheduled pre-determined grant dates. As part of Intuit’s annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our NEOs within a few weeks before Intuit’s July 31 fiscal year-end.
Option exercise price. The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with an acquisition) is the closing price of Intuit’s common stock on the Nasdaq stock market on the date of grant.
POLICY REGARDING DERIVATIVES, SHORT SALES, HEDGING AND PLEDGING
Intuit’s Insider Trading Policy prohibits directors, officers and other employees from placing securities into a margin account, pledging any Intuit securities as collateral for a loan, trading in put or call options or other derivatives of Intuit’s securities, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities held directly or indirectly.

56	INTUIT 2022 Proxy Statement | CD&A | Our Compensation Policies and Practices

CLAWBACKS
We have “clawback” provisions for cash bonus payments made to our senior executives, including our NEOs. In the event Intuit issues a restatement of its financial results for any period in the previous three fiscal years with respect to which a cash incentive award was paid, and the restatement decreases the level of a performance result previously certified by the Compensation Committee, then in the discretion of the committee, the recipient of each award will be required to return to Intuit an amount equal to the amount of the award that would not have been paid based on the restated financial results.
Our 2005 Equity Incentive Plan also has “clawback” provisions for performance-based equity awards.
Accounting and Tax Implications of Our
Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial, accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to our one- and three-year operating plans and relative to market capitalization.

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Executive
Compensation Tables
Fiscal Year 2021 Summary Compensation Table
The following table shows compensation earned by or granted to our NEOs during the last three fiscal years, as calculated under SEC rules.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Sasan K. Goodarzi President and Chief Executive Officer	2021	1,000,000(4)	15,981,685	5,750,052	2,187,500(4)	10,000(5)	24,929,237
	2020	1,038,462	13,025,683	4,750,066	1,500,000	10,000	20,324,211
	2019	910,769	11,198,320	4,000,025	1,387,563	10,000	17,506,677
Michelle M. Clatterbuck Executive Vice President and Chief Financial Officer	2021	700,000	7,230,511	2,375,027	875,000(6)	10,925(7)	11,191,463
	2020	726,923	6,121,150	2,000,016	700,000	15,332	9,563,421
	2019	700,000	5,334,334	1,750,027	805,000	136,412	8,725,773
J. Alexander Chriss Executive Vice President and General Manager, Small Business and Self-Employed Group	2021	700,000	8,355,966	2,750,057	875,000(6)	11,185(8)	12,692,208
	2020	726,923	5,331,290	1,750,005	700,000	13,388	8,521,606
	2019	547,131	8,960,744	2,250,063	540,033	10,000	12,307,971
Gregory N. Johnson Executive Vice President and General Manager, Consumer Group	2021	700,000	8,250,860	2,750,057	875,000	10,000(9)	12,585,917
	2020	726,923	7,125,343	2,375,033	700,000	10,000	10,937,299
	2019	600,000	6,750,374	2,250,063	690,000	10,357	10,300,794
Marianna Tessel Executive Vice President and Chief Technology Officer	2021	700,000	8,355,966	2,750,057	875,000	11,362(10)	12,692,385
	2020	726,923	7,197,251	2,375,033	700,000	17,115	11,016,322

(1)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards in Fiscal Year 2021” table below. In addition to annual stock awards, the amounts above include the fair value of RSUs that Intuit granted in August of each fiscal year to match RSUs that certain NEOs purchased under the MSPP with amounts deferred from their bonuses earned in the prior fiscal year. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award was calculated using the closing price of Intuit’s common stock on the date of grant. The total grant date fair value of the Relative TSR RSUs that may be earned depending on Intuit’s relative TSR remains the same whether the maximum, target, or below target performance is earned. Refer to Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 31, 2021.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards in Fiscal Year 2021” table below. Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to stock option grants and a complete description of the valuation of share-based compensation, see Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 31, 2021.

(3)
These amounts represent the amounts earned for performance under the IPI during fiscal 2021 and paid in August 2021. The cash incentive programs are described in more detail in the “Compensation Discussion and Analysis.”

(4)
The amount shown also includes a deferral at the recipient’s election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal Year 2021” for more information.

58	INTUIT 2022 Proxy Statement | Executive Compensation Tables | Fiscal Year 2021 Summary Compensation Table

(5)
This amount includes $10,000 in matching contributions by Intuit into Mr. Goodarzi’s 401(k) plan.

(6)
The amount includes a deferral of the amount set forth in the table below made at the recipient’s election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual IPI award to purchase deferred stock units under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased units with another grant of RSUs that vest three years from the date of grant. The MSPP is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
Michelle M. Clatterbuck	131,400	243
J. Alexander Chriss	131,400	243

(7)
This amount includes $10,000 in matching contributions by Intuit into Ms. Clatterbuck’s 401(k) plan and an award under Intuit’s broadly available employee recognition, or “spotlight,” program of  $500, which was grossed-up in the amount of  $425, consistent with all awards made under the program.

(8)
This amount includes $10,000 in matching contributions by Intuit into Mr. Chriss’ 401(k) plan; an award under Intuit’s broadly available employee recognition, or “spotlight,” program of  $100, which was grossed-up in the amount of  $85, consistent with all awards made under the program; and an award under Intuit’s broadly available wellness participation program of  $1,000, which was not grossed-up, consistent with all awards made under the program.

(9)
This amount includes $10,000 in matching contributions by Intuit into Mr. Johnson’s 401(k) plan.

(10)
This amount includes $10,000 in matching contributions by Intuit into Ms. Tessel’s 401(k) plan; an award under Intuit’s broadly available employee recognition, or “spotlight,” program of  $250, which was grossed-up in the amount of  $112, consistent with all awards made under the program; and an award under Intuit’s broadly available wellness participation program of  $1,000, which was not grossed-up, consistent with all awards made under the program.

Fiscal Year 2021 Summary Compensation Table | Executive Compensation Tables | INTUIT 2022 Proxy Statement	59

Grants of Plan-Based Awards During Fiscal Year 2021
The following table provides information about Relative TSR RSUs and service-based RSUs granted to the NEOs under our 2005 Equity Incentive Plan during fiscal 2021, and cash awards for which the Named Executive Officers were eligible in fiscal 2021 under the IPI.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards(2)	Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Board Approval Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Shares (#)	($)
Sasan K. Goodarzi	7/29/2021	7/29/2021			21,506	43,012	—	10,231,555(4)
	7/29/2021	7/29/2021			10,942	10,942	—	5,750,130(5)
			1,750,000	4,375,000	—	—	—	—
								15,981,685
Michelle M. Clatterbuck	8/14/2020	8/14/2020			—	—	344	105,106(6)
	7/29/2021	7/28/2021			8,883	17,766	—	4,750,100(4)
	7/29/2021	7/28/2021			4,520	4,520	—	2,375,305(5)
			700,000	1,750,000	—	—	—	—
								7,230,511
J. Alexander Chriss	8/14/2020	8/14/2020			—	—	344	105,106(6)
	7/29/2021	7/28/2021			10,286	20,572	—	5,500,341(4)
	7/29/2021	7/28/2021			5,234	5,234	—	2,750,519(5)
			700,000	1,750,000	—	—	—	—
								8,355,966
Gregory N. Johnson	7/29/2021	7/28/2021			10,286	20,572	—	5,500,341(4)
	7/29/2021	7/28/2021			5,234	5,234	—	2,750,519(5)
			700,000	1,750,000	—	—	—	—
								8,250,860
Marianna Tessel	8/14/2020	8/14/2020			—	—	344	105,106(6)
	7/29/2021	7/28/2021			10,286	20,572	—	5,500,341(4)
	7/29/2021	7/28/2021			5,234	5,234	—	2,750,519(5)
			700,000	1,750,000	—	—	—	—
								8,355,966

(1)
Represents awards that could have been earned under the IPI based on performance in fiscal 2021. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each NEO was the lesser of 250% of the Target or $5 million.

(2)
Awards made pursuant to Intuit’s 2005 Equity Incentive Plan. With respect to the RSUs described in footnote (4) that may be earned depending on Intuit’s relative TSR, the “Target” column reflects the number of RSUs that will be earned if the TSR performance goals are achieved at target levels, and the “Maximum” column reflects the maximum number of RSUs that could be earned if the highest level of performance is achieved. The RSUs described in footnote (5) will all become subject to service-based vesting upon the completion of the specified service period or, otherwise, be forfeited. As a result, there is no distinction between the “Target” and “Maximum” columns for these RSUs.

(3)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the total grant date fair value of the RSUs described in footnote (4), which may be earned depending on Intuit’s relative TSR, remains the same whether the maximum, target, or below target number of RSUs is earned. The grant date fair values of the RSUs described in footnote (5) and the MSPP matching RSUs described in footnote (6) were calculated using the closing price of Intuit’s common stock on the date of grant.

(4)
Depending on Intuit’s relative TSR for the 12-, 24- and 36-month periods ending July 31, 2022, July 31, 2023, and July 31, 2024, compared to a pre-established peer group, and so long as the executive remains employed by Intuit following each such date, the earned portion of these RSUs will vest on September 1, 2024. Mr. Goodarzi’s RSUs will be issued one year after the vesting date.

(5)
These RSUs will vest as to 25% of the shares on July 1, 2022, and thereafter 6.25% of the shares quarterly through July 1, 2025. Mr. Goodarzi’s RSUs will be issued one year after the vesting dates.

(6)
Represents Intuit matching grants of RSUs under the MSPP with respect to deferrals of fiscal 2020 bonuses. The bonuses were paid and deferred in early fiscal 2021, and the matching grants vest on the third anniversary of the grant date.

60	INTUIT 2022 Proxy Statement | Executive Compensation Tables | Grants of Plan-Based Awards During Fiscal Year 2021

The following table provides information about stock options granted to the NEOs under our 2005 Equity Incentive Plan during fiscal 2021.
Name	Grant Date	Board Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Options ($/share)	Grant Date Fair Value of Option Awards ($)(2)
Sasan K. Goodarzi	7/29/2021	7/29/2021	47,070	525.51	5,750,052
Michelle M. Clatterbuck	7/29/2021	7/28/2021	19,442	525.51	2,375,027
J. Alexander Chriss	7/29/2021	7/28/2021	22,512	525.51	2,750,057
Gregory N. Johnson	7/29/2021	7/28/2021	22,512	525.51	2,750,057
Marianna Tessel	7/29/2021	7/28/2021	22,512	525.51	2,750,057

(1)
These awards vest as to 25% of the options on July 29, 2022, and 2.083% of the options each month thereafter.

(2)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718.

Grants of Plan-Based Awards During Fiscal Year 2021 | Executive Compensation Tables | INTUIT 2022 Proxy Statement	61

Outstanding Equity Awards at Fiscal 2021 Year-End
The following table provides information with respect to outstanding stock options held by the NEOs as of July 31, 2021.
	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Sasan K. Goodarzi	78,170	—	135.35	07/20/17	07/19/24
	40,621	13,541(1)	216.64	07/26/18	07/25/25
	30,514	30,514(2)	281.60	07/25/19	07/24/26
	15,864	47,594(3)	303.94	07/30/20	07/29/27
	—	47,070(4)	525.51	07/29/21	07/28/28
Michelle M. Clatterbuck	14,656	—	135.35	07/20/17	07/19/24
	22,157	7,386(1)	216.64	07/26/18	07/25/25
	13,350	13,350(2)	281.60	07/25/19	07/24/26
	6,679	20,040(3)	303.94	07/30/20	07/29/27
		19,442(4)	525.51	07/29/21	07/28/28
J. Alexander Chriss	4,343	—	135.35	07/20/17	07/19/24
	2,800	1,601(1)	216.64	07/26/18	07/25/25
	17,164	17,165(2)	281.60	07/25/19	07/24/26
	5,844	17,535(3)	303.94	07/30/20	07/29/27
	—	22,512(4)	525.51	07/29/21	07/28/28
Gregory N. Johnson	6,955	—	107.25	07/23/15	07/22/22
	13,667	—	113.19	07/21/16	07/20/23
	19,542	—	135.35	07/20/17	07/19/24
	18,464	6,155(1)	216.64	07/26/18	07/25/25
	17,164	17,165(2)	281.60	07/25/19	07/24/26
	7,932	23,797(3)	303.94	07/30/20	07/29/27
	—	22,512(4)	525.51	07/29/21	07/28/28
Marianna Tessel	8,722	—	140.21	06/09/17	06/08/24
	5,538	1,847(1)	216.64	07/26/18	07/25/25
	17,164	17,165(2)	281.60	07/25/19	07/24/26
	7,932	23,797(3)	303.94	07/30/20	07/29/27
	—	22,512(4)	525.51	07/29/21	07/28/28

(1)
This award vested as to 25% of the options on July 26, 2019 and 2.083% of the options each month thereafter.

(2)
This award vested as to 25% of the options on July 25, 2020 and 2.083% of the options each month thereafter.

(3)
This award vested as to 25% of the options on July 30, 2021 and 2.083% of the options each month thereafter.

(4)
This award will vest as to 25% of the options on July 29, 2022 and 2.083% of the options each month thereafter.

62	INTUIT 2022 Proxy Statement | Executive Compensation Tables | Outstanding Equity Awards at Fiscal 2021 Year-End

The following table provides information with respect to outstanding RSUs held by the NEOs as of July 31, 2021, excluding deferred stock units purchased by the NEOs under the MSPP. The MSPP is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement. The market value of the awards is determined by multiplying the number of unvested shares or units by $529.97, the closing price of Intuit’s common stock on Nasdaq on July 30, 2021, the last trading day of fiscal 2021. For those awards that are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.
	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sasan K. Goodarzi	07/26/18	3,174(1)	1,682,125
	07/26/18	33,979(2)	18,007,851
	07/25/19	7,102(3)	3,763,847
	07/25/19			57,350(4)	30,393,780
	07/30/20	11,721(5)	6,211,778
	07/30/20			61,612(6)	32,652,512
	07/29/21	10,942(7)	5,798,932
	07/29/21			21,506(8)	11,397,535
Michelle M. Clatterbuck	07/26/18	1,731(1)	917,378
	07/26/18	18,533(2)	9,821,934
	08/10/18	398(9)	210,928
	07/25/19	3,108(10)	1,647,147
	07/25/19			25,092(11)	13,298,007
	08/09/19	437(9)	231,597
	07/30/20	4,935(12)	2,615,402
	07/30/20			25,942(13)	13,748,482
	08/14/20	344(9)	182,310
	07/29/21	4,520(14)	2,395,464
	07/29/21			8,883(15)	4,707,724
J. Alexander Chriss	07/26/18	375(1)	198,739
	07/26/18	4,014(2)	2,127,300
	08/10/18	287(9)	152,101
	02/15/19	4,032(16)	2,136,839
	07/25/19	3,996(10)	2,117,760
	07/25/19			32,260(11)	17,096,832
	08/09/19	293(9)	155,281
	07/30/20	4,318(12)	2,288,410
	07/30/20			22,700(13)	12,030,319
	08/14/20	344(9)	182,310
	07/29/21	5,234(14)	2,773,863
	07/29/21			10,286(15)	5,451,271

Outstanding Equity Awards at Fiscal 2021 Year-End | Executive Compensation Tables | INTUIT 2022 Proxy Statement	63

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory N. Johnson	07/26/18	1,443(1)	764,747
	07/26/18	15,443(2)	8,184,327
	07/25/19	3,996(10)	2,117,760
	07/25/19			32,260(11)	17,096,832
	07/30/20	5,861(12)	3,106,154
	07/30/20			30,806(13)	16,326,256
	07/29/21	5,234(14)	2,773,863
	07/29/21			10,286(15)	5,451,271
Marianna Tessel	07/26/18	433(1)	229,477
	07/26/18	4,631(2)	2,454,291
	08/10/18	271(9)	143,622
	02/15/19	2,813(16)	1,490,806
	07/25/19	3,996(10)	2,117,760
	07/25/19			32,260(11)	17,096,832
	08/09/19	260(9)	137,792
	07/30/20	5,861(12)	3,106,154
	07/30/20			30,806(13)	16,326,256
	08/14/20	344(9)	182,310
	07/29/21	5,234(14)	2,773,863
	07/29/21			10,286(15)	5,451,271

(1)
Because the specified performance goals were achieved, these RSUs vested as to 25% of the shares on July 1, 2019, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(2)
Based on the performance goals achieved as of July 31, 2021, these RSUs vested on September 1, 2021.

(3)
Because the specified performance goals were achieved, these RSUs vested as to 25% of the shares on July 1, 2020, and have vested and will vest as to 6.25% of the shares each quarter thereafter. Shares underlying the RSUs will be issued on the date that is one year following each vesting date.

(4)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2022, compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2022 and will be issued on September 1, 2023.

(5)
These RSUs vested as to 25% of the shares on July 1, 2021, and have vested and will vest as to 6.25% of the shares each quarter thereafter. Shares underlying the RSUs will be issued on the date that is one year following each vesting date.

(6)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2023, compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2023, and will be issued on September 1, 2024.

(7)
These RSUs will vest as to 25% of the shares on July 1, 2022, and as to 6.25% of the shares each quarter thereafter. Shares underlying the RSUs will be issued on the date that is one year following each vesting date.

(8)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2024, compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2024, and will be issued on September 1, 2025.

(9)
Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(10)
Because the specified performance goals were achieved, these RSUs vested as to 25% of the shares on July 1, 2020, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(11)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2022 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2022.

(12)
These RSUs vested as to 25% of the shares on July 1, 2021, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(13)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2023, compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2023.

(14)
These RSUs will vest as to 25% of the shares on July 1, 2022, and as to 6.25% of the shares each quarter thereafter.

(15)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2024, compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2024.

(16)
Promotion Grant that vested as to 25% of the shares on February 1, 2020, and has vested and will vest as to 6.25% of the shares each quarter thereafter.

64	INTUIT 2022 Proxy Statement | Executive Compensation Tables | Outstanding Equity Awards at Fiscal 2021 Year-End

Option Exercises and Stock Vested
During Fiscal Year 2021
The following table shows information about stock option exercises and vesting of RSUs for each of the NEOs during fiscal 2021, including the value realized upon exercise or vesting. The table excludes deferred stock units purchased by the NEOs under the MSPP, which is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sasan K. Goodarzi	184,142	43,238,535	56,089	20,160,629
Michelle M. Clatterbuck	10,198	2,350,808	18,256	6,952,002
J. Alexander Chriss	—	—	18,686	6,816,220
Gregory N. Johnson	803	208,178	17,690	6,602,993
Marianna Tessel	—	—	12,137	4,629,411

Option Exercises and Stock Vested During Fiscal Year 2021 | Executive Compensation Tables | INTUIT 2022 Proxy Statement	65

Non-Qualified Deferred Compensation for
Fiscal Year 2021
The following table shows the non-qualified deferred compensation activity for each of the NEOs during fiscal 2021. The NQDCP and MSPP are described in the “Compensation Discussion and Analysis” section of this proxy statement.
Name	Plan	Aggregate Balance at July 31, 2020 ($)	Executive Contributions in Fiscal 2021 ($)(1)	Aggregate Earnings in Fiscal 2021 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2021 ($)	Aggregate Balance at July 31, 2021 ($)
Sasan K. Goodarzi	NQDCP	6,434,205	900,000	1,158,568	—	8,492,773(3)
	MSPP	—	—	—	—	—
	Total	6,434,205	900,000	1,158,568	—	8,492,773
Michelle M. Clatterbuck	NQDCP	—	—	—	—	—
	MSPP	364,887	105,106	261,357	(106,515)	624,835
	Total	364,887	105,106	261,357	(106,515)	624,835
J. Alexander Chriss	NQDCP	—	—	—	—	—
	MSPP	261,640	105,106	204,927	(81,981)	489,692
	Total	261,640	105,106	204,927	(81,981)	489,692
Gregory N. Johnson	NQDCP	—	—	—	—	—
	MSPP	—	—	—	—	—
	Total	—	—	—	—	—
Marianna Tessel	NQDCP	—	—	—	—	—
	MSPP	162,682	105,106	195,936	—	463,724
	Total	162,682	105,106	195,936	—	463,724

(1)
Amounts shown in this column for the NQDCP are included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the “Fiscal Year 2021 Summary Compensation Table.” Amounts shown in this column for the MSPP were contributed from amounts earned for fiscal 2020 under the cash bonus plan, which were paid in August 2020.

(2)
None of the amounts shown in this column are included in the “Fiscal Year 2021 Summary Compensation Table” because they are not preferential or above-market.

(3)
Mr. Goodarzi has contributed a total of  $5,465,519 to the NQDCP that has also been reported in the “Fiscal Year 2021 Summary Compensation Table” as compensation for fiscal 2021 or a prior fiscal year. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

66	INTUIT 2022 Proxy Statement | Executive Compensation Tables | Non-Qualified Deferred Compensation for Fiscal Year 2021

Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our NEOs and the estimated payments and benefits that would be provided under these arrangements, assuming hypothetically that the executive’s employment terminated under certain circumstances as of July 31, 2021, and using the closing price of our common stock on July 30, 2021, the last trading day of fiscal 2021 ($529.97 per share).
Certain benefits shown in the tables below are provided to all recipients of Intuit equity awards, not solely to NEOs. For example:
•
stock options and service- and performance-based RSUs (including matching RSUs under the MSPP) generally provide for 100% acceleration of vesting upon termination due to death or disability;

•
stock options and service-based RSUs (including matching RSUs under the MSPP) generally provide for pro rata vesting upon a recipient’s involuntary termination within one year following a change in control;

•
stock options and service- and performance-based RSUs (including matching RSUs under the MSPP) generally provide for pro rata vesting upon a recipient’s retirement;

•
performance-based RSUs generally provide for pro rata vesting on an involuntary termination or upon a recipient’s retirement based on actual performance for any completed performance period and target performance for any incomplete performance period; and

•
performance-based RSUs generally provide for accelerated vesting based on actual performance in the event of a change in control.

None of the NEOs would have been eligible for retirement, for purposes of such stock option and RSU vesting, had they been terminated as of July 31, 2021.
Intuit does not generally provide for any special severance payments or acceleration of equity upon an NEO’s termination for cause or resignation without good reason. Under the NQDCP, participants will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon their disability or death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2021.”
Sasan K. Goodarzi
On November 15, 2018, Intuit entered into an employment agreement with Mr. Goodarzi, which provided that he would become the President and CEO of Intuit, effective January 1, 2019. Under the agreement, Mr. Goodarzi’s employment is at-will and can be terminated at any time by Intuit or by Mr. Goodarzi. If Intuit terminates Mr. Goodarzi other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Goodarzi terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation without his consent), he will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, subject to his execution of a valid and binding release agreement.

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2022 Proxy Statement	67

The estimated payments or benefits that would have been paid to Mr. Goodarzi in a hypothetical termination of employment on July 31, 2021, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Goodarzi for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	2,750,000	2,750,000	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	2,750,000	2,750,000	—	—
Gain on Accelerated Stock Options	—	—	—	22,789,168
Value of Accelerated Restricted Stock Units	34,618,796	62,143,964	62,143,964	81,594,742
Total Value of Accelerated Long-Term Incentives	34,618,796	62,143,964	62,143,964	104,383,910
Total Severance, Benefits & Accelerated Equity	37,368,796	64,893,964	62,143,964	104,383,910

Michelle M. Clatterbuck
On January 19, 2018, Intuit entered into an employment agreement with Ms. Clatterbuck. The estimated payments or benefits that would have been paid to Ms. Clatterbuck in a hypothetical termination on July 31, 2021, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Ms. Clatterbuck for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	10,246,347
Value of Accelerated Restricted Stock Units	17,004,383	29,114,591	28,702,561	37,632,024
Total Value of Accelerated Long-Term Incentives	17,004,383	29,114,591	28,702,561	47,878,371
Total Severance, Benefits & Accelerated Equity	17,004,383	29,114,591	28,702,561	47,878,371

68	INTUIT 2022 Proxy Statement | Executive Compensation Tables | Potential Payments Upon Termination of Employment or Change in Control

J. Alexander Chriss
On November 7, 2018, Intuit entered into an employment agreement with Mr. Chriss. The estimated payments or benefits that would have been paid to Mr. Chriss in a hypothetical termination of employment on July 31, 2021, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Chriss for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	8,828,752
Value of Accelerated Restricted Stock Units	10,101,160	22,028,861	21,517,798	33,215,478
Total Value of Accelerated Long-Term Incentives	10,101,160	22,028,861	21,517,798	42,044,230
Total Severance, Benefits & Accelerated Equity	10,101,160	22,028,861	21,517,798	42,044,230

Gregory N. Johnson
On August 13, 2018, Intuit entered into an employment agreement with Mr. Johnson. The estimated payments or benefits that would have been paid to Mr. Johnson in a hypothetical termination of employment on July 31, 2021, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Johnson for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	11,671,057
Value of Accelerated Restricted Stock Units	17,094,315	31,267,890	31,267,890	40,677,363
Total Value of Accelerated Long-Term Incentives	17,094,315	31,267,890	31,267,890	52,348,420
Total Severance, Benefits & Accelerated Equity	17,094,315	31,267,890	31,267,890	52,348,420

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2022 Proxy Statement	69

Marianna Tessel
On November 7, 2018, Intuit entered into an employment agreement with Ms. Tessel. The estimated payments or benefits that would have been paid to Ms. Tessel in a hypothetical termination of employment on July 31, 2021, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Ms. Tessel for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	10,321,231
Value of Accelerated Restricted Stock Units	11,295,515	25,898,243	25,469,090	36,310,345
Total Value of Accelerated Long-Term Incentives	11,295,515	25,898,243	25,469,090	46,631,576
Total Severance, Benefits & Accelerated Equity	11,295,515	25,898,243	25,469,090	46,631,576

70	INTUIT 2022 Proxy Statement | Executive Compensation Tables | Potential Payments Upon Termination of Employment or Change in Control

CEO Pay Ratio
Mr. Goodarzi’s annual total compensation for fiscal 2021 was $24,929,237, as reported in the Summary Compensation Table of this proxy statement. The fiscal 2021annual total compensation for our median employee was $176,342 as determined under Item 402 of Regulation S-K. The ratio of our CEO’s annualized total compensation to our median employee’s annual total compensation for fiscal 2021 was 141 to 1.
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we identified our median employee from all full-time, part-time and seasonal workers (other than the CEO) in the U.S., Canada, India and the United Kingdom who were included as employees on our payroll records as of June 30, 2021, based on gross wages paid during the twelve-month period ending on that date. We chose this determination date in order to account for the extension of the federal and state tax filing deadlines in 2021, which would have impacted the comparability of the data with prior fiscal years if we had used May 31 as the determination date as we have in prior years. For permanent employees hired during the twelve-month period, compensation was annualized to reflect a full year of wages. Compensation for international employees was converted to U.S. dollar equivalents using exchange rates as of the determination date. As permitted by SEC rules, we excluded approximately 135 employees located in Australia, 51 employees located in Brazil, 71 employees located in France, 243 employees located in Israel, 13 employees located in Mexico, 2 employees located in Romania and 43 employees located in Singapore, who in the aggregate represented approximately 3.7% of our 14,908 employees, resulting in an employee population of 14,350 for purposes of this computation.
The ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own ratios.

CEO Pay Ratio | Executive Compensation Tables | INTUIT 2022 Proxy Statement	71

Proposal No. 3
Ratification of Selection of
Independent Registered Public
Accounting Firm
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending July 31, 2022. As a matter of good corporate governance, we are asking stockholders to ratify this selection. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.
Representatives of Ernst & Young are expected to attend the Meeting virtually. They will have the opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders.
The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve, near the beginning of each fiscal year, all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee also may pre-approve particular services during the fiscal year on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2021 and fiscal 2020:
Fee Category	Fiscal 2021	Fiscal 2020
Audit Fees	$6,040,000	$5,570,000
Audit-Related Fees	53,000	1,781,000
Tax Fees	227,000	—
All Other Fees	—	—
Total Fees	$6,320,000	$7,351,000

72	INTUIT 2022 Proxy Statement | Proposal No. 3 Ratification of Selection of Independent Registered Public Accounting firm

Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including agreed-upon audit procedures that focus on a specific business process. For fiscal 2021, audit-related fees consisted of fees for agreed-upon procedures for our Consumer Tax business. For fiscal 2020, audit-related fees consisted of fees for due diligence in connection with potential business combinations and fees for agreed-upon procedures for our Consumer Tax business.
Tax Fees
Tax fees consist of fees for tax compliance, tax planning, and tax advice. For fiscal 2021, tax fees consisted of tax services for our new Credit Karma subsidiary. Intuit paid no tax fees to Ernst & Young for fiscal 2020.
All Other Fees
Intuit paid no other fees to Ernst & Young for fiscal 2021 or fiscal 2020.
For more information about Ernst & Young, see the “Audit and Risk Committee Report.”
The Board recommends that you vote FOR the ratification of the selection of Ernst & Young LLP.

Proposal No. 3 Ratification of Selection of Independent Registered Public Accounting firm | INTUIT 2022 Proxy Statement	73

Audit and Risk
Committee Report
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes; the qualifications, independence and performance of Intuit’s independent registered public accounting firm; the performance of Intuit’s internal audit department; and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent registered public accounting firm. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting.
The Audit and Risk Committee has selected Ernst & Young as Intuit’s independent registered public accounting firm, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and the effectiveness of Intuit’s internal control over financial reporting. The Audit and Risk Committee oversees these processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2021, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:
•
Reviewed and discussed with management and the independent registered public accounting firm Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•
Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•
Reviewed with the independent registered public accounting firm and management the audit scope and plan;

•
Reviewed the internal audit plan with the internal auditor; and

•
Met in periodic executive sessions with each of the independent registered public accounting firm, representatives of management, and the internal auditor.

We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2021, and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has made an evaluation and concluded that Ernst & Young is qualified and independent. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the committee’s charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2021. We also selected Ernst & Young as Intuit’s independent registered public accounting firm for fiscal 2022.
Audit and Risk Committee Members
Dennis D. Powell (Chair)
Richard L. Dalzell
Thomas Szkutak
Raul Vazquez

74	INTUIT 2022 Proxy Statement | Audit and Risk Commitee Report

Proposal No. 4
Approval of Amended and Restated 2005 Equity Incentive Plan
General
In October 2004, our stockholders approved the 2005 Equity Incentive Plan (the “Plan”), which we designed to reflect our commitment to having best practices in both compensation and corporate governance. When originally approved in 2004, the Plan’s term ran through December 9, 2006. In each of 2005, 2006, 2007, 2008, 2009, 2011, 2014 and 2017, our stockholders approved extensions to the term of the Plan, increases to the number of shares available under the Plan, and certain other amendments as brought before the stockholders from time to time.
On October 20, 2021, our Compensation Committee approved amendments to the Plan. These amendments: (1) increase the number of shares available for issuance under the Plan, (2) extend the term of the Plan, and (3) make certain other amendments described more fully below, including removal of historical language related to Section 162(m) of the Code that no longer applies to outstanding awards granted under the Plan or any awards that may be granted in the future. While these amendments have been included in a single amendment and restatement of the Plan, the only amendments that require stockholder approval are the share increase and extension of the term of the Plan.
In the discussion of this proposal, we refer to the currently existing version of the 2005 Equity Incentive Plan as the “Plan,” and we refer to the version of the 2005 Equity Incentive Plan that we are asking stockholders to approve as the “Restated 2005 Plan.” If the stockholders approve this proposal, the Restated 2005 Plan will become effective on the date of the 2022 Annual Meeting (the “Effective Date”).
As discussed in further detail below in the section entitled “Material Amendments — Increase in Share Reserve,” the proposed increase includes the remaining available share reserve from the Credit Karma, Inc. 2015 Equity Incentive Plan (the “Credit Karma Plan”). Upon approval of this amendment by the stockholders, no further awards may be granted under the Credit Karma Plan.
Material Amendments
The material differences between the Plan and the Restated 2005 Plan are described below. For further information on the terms of the Restated 2005 Plan as proposed, we encourage you to refer to the text of the Restated 2005 Plan, a copy of which has been filed with this proxy statement as Appendix B.
Increase in Share Reserve. As of the Effective Date, and subject to adjustments for changes in capitalization and the Restated 2005 Plan’s share counting provisions, a total of 37,589,256 shares would be authorized for issuance for new awards, reduced by new grants made after October 31, 2021 and before the Effective Date under the Plan or under the Credit Karma Plan (which grants are counted against the share pool at the fungible ratio described below). This reflects an increase of 18,000,000 shares to the 19,589,256 shares available for issuance under the Plan and the Credit Karma Plan, in the aggregate, as of October 31, 2021. The share reserve for the Restated 2005 Plan will be reduced by one share for every one share that is subject to an option or stock appreciation right (“SAR”) granted under the Plan or the Credit Karma Plan after October 31, 2021 and 2.3 shares for every one share that is subject to an award other than an option or SAR granted under the Plan or the Credit Karma Plan after October 31, 2021.
Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, then we generally expect that the share reserve under the Restated 2005 Plan should be sufficient to cover the company’s projected stock grants for a period of approximately three to four years, including annual equity grants that are expected to be made in July 2022. After the Effective Date, no awards may be granted under the Credit Karma Plan.

Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan | INTUIT 2022 Proxy Statement	75

The following table shows certain information about the Plan and the Credit Karma Plan, including outstanding awards, as of October 31, 2021:

Number of shares that were authorized for future grant under the Plan and the Credit Karma Plan, in the aggregate(1)(2)	19,589,256
Number of full-value awards (restricted stock units and performance-based restricted stock units) outstanding at October 31, 2021	8,321,167
Number of stock options outstanding at October 31, 2021	2,146,061
Weighted average remaining term of outstanding options	4.10
Weighted average exercise price of outstanding options	$252.58

(1)
Grants of stock-based awards other than options or SARs count against the authorization as 2.3 shares. As of the Effective Date, the authorization will be reduced by the number of shares granted under the Plan or the Credit Karma Plan after October 31, 2021 and prior to the Effective Date adjusted by the fungible ratio. After the Effective Date, no awards may be granted under the Credit Karma Plan.

(2)
Equals the sum of 16,303,315 shares remaining available for issuance under the Plan and 3,285,941 shares remaining available for issuance under the Credit Karma Plan, in each case as of October 31, 2021, with the Credit Karma Plan shares adjusted for the Plan’s 2.3 fungible ratio (i.e. 1,428,670 shares times 2.3 equals 3,285,941 shares).

Term. Currently, the term of the Plan is set to expire on January 19, 2027. The term of the Restated 2005 Plan would expire on January 20, 2032, unless extended by stockholder approval in the future.
Burn Rate and Overhang
In setting and recommending to stockholders the number of additional shares to authorize under the Restated 2005 Plan, the Compensation Committee considered the historical number of equity awards granted under the Plan, and, as applicable, the Credit Karma Plan, as well as the company’s three-year average burn rate for the preceding three fiscal years as follows:
Fiscal Year	Stock Options Granted (A)	Full-Value Awards Granted (RSUs and PSUs) (B)	Total (A) + (B)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2021	323,000	4,652,000(1)	4,975,000	270,000,000	1.84%
2020	382,000	2,657,000	3,039,000	261,000,000	1.16%
2019	487,000	2,452,000	2,939,000	260,000,000	1.13%
Three-year average					1.38%

(1)
Includes 809,000 RSUs and 775,000 restricted shares granted under the Credit Karma Plan to Credit Karma employees in connection with the acquisition of Credit Karma in December 2020 and excludes 1,998,000 Credit Karma awards assumed in the acquisition.

In addition, the Compensation Committee took into account an additional 572,947 shares subject to restricted stock units that we granted to Mailchimp employees on November 1, 2021. These restricted stock units were granted in substitution of Mailchimp equity awards that were outstanding when we acquired the company. After November 1, 2021, no awards may be granted under any Mailchimp equity plan.
An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted (in each case, with no adjustment for the fungible ratio), divided by the sum of  (1) the approximate total common shares outstanding at the Record Date, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted. Our approximate overhang as of the Record Date was 9.8% as a percent of fully-diluted common shares outstanding. If the Restated 2005 Plan is approved, our approximate potential overhang (as a percent of fully-diluted common shares outstanding) as of that date would increase to 14.7% and then will decline over time.
In addition to the preceding information, the following are the factors that were material to the evaluation of the Compensation Committee, with input from management and its independent compensation consultant, in determining acceptable and targeted levels of dilution: (1) competitive data from relevant peer companies; (2) the current and future accounting expense associated with Intuit’s equity award practices; (3) input from stockholders; and (4) the standards of stockholder advisory firms. Intuit’s equity programs are assessed on an ongoing basis against these (and other) measures and the Compensation Committee regularly consults with management and the independent compensation consultant.

76	INTUIT 2022 Proxy Statement | Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan

Request for Stockholder Approval
Much of our future success and growth as a company depends on our ability to attract, retain and motivate qualified, high-performing employees and our stock-based compensation program is critical to this workforce development strategy. This is especially important in areas that help accelerate our strategy to be an AI-driven expert platform to solve our customers’ biggest problems, such as full-stack and data engineering, data science, customer success and sales. Equity compensation is a very effective incentive and retention tool that encourages and rewards employee performance that aligns with stockholders’ interests. In addition, when the company makes employee compensation decisions, equity grants are rendered in their cash equivalent value so that there is full transparency regarding the costs involved. We believe that the Restated 2005 Plan is an essential platform for attracting, retaining and motivating our employees, and we request your approval of the Restated 2005 Plan.
Approval of this Proposal No. 4 requires the affirmative vote of the majority of the shares of common stock entitled to vote on this proposal that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote FOR the Intuit Inc. Amended and Restated 2005 Equity Incentive Plan.
Approval of the Restated 2005 Plan enables Intuit to achieve, among others, the following objectives:
1. The continued ability of Intuit to offer stock-based incentive compensation to Intuit’s eligible employees and non-employee directors. We are requesting approval of 18,000,000 additional shares for the Restated 2005 Plan, which will provide for grants for both new hires and current and future employees.
2. Furthering compensation and governance best practices. The Restated 2005 Plan includes a number of features that are widely considered to be best practices in compensation or corporate governance. The Restated 2005 Plan is administered by the Compensation Committee, which is comprised solely of directors who are “independent” based on the standards set forth by NASDAQ. The Restated 2005 Plan includes limits on awards to non-employee directors. It includes a recoupment or “clawback” provision that mandates the forfeiture of gains related to performance-based awards of any participant whose fraud or misconduct is a significant contributing factor to any restatement of financial results. All options or SARs must have an exercise price that is at least 100% of the fair market value of the common shares on the date of grant. The Restated 2005 Plan prohibits Intuit from taking any of the following actions without stockholder approval: directly or indirectly reducing the exercise price of stock options or SARs or, when the exercise price of an outstanding option or SAR is above fair market value, amending the terms of such outstanding option or SAR to provide for the cancellation and re-grant or the exchange of such outstanding option or SAR for either cash or a new award with a lower (or no) exercise price. The Restated 2005 Plan prohibits the payment of dividends or dividend equivalents on unvested awards. The Restated 2005 Plan also does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under an equity plan) and does not provide for any tax gross-ups or tax reimbursement in connection with any type of equity award that may be granted under its terms. In order to continue these best practices, we are requesting the term of the Plan be extended until January 20, 2032, resulting in the ability to continue granting awards under the Restated 2005 Plan until that date.
Background on Stock Compensation at Intuit
We believe that employee stock ownership has been a significant contributing factor to our financial performance. Historically, we have granted RSUs to the majority of our year-round employees, and our equity granting practices have been an important component of our overall compensation program. Recognizing that stock-based compensation is a valuable and limited resource, Intuit has actively managed its use of stock-based compensation. To that end and consistent with our general pay-for-performance compensation philosophy, only our higher performing employees receive annual equity awards.
We believe that RSUs align our employees’ interests directly with those of other stockholders, as they provide greater value to employees as Intuit’s stock price increases. We believe that stock options align our employees’ interests directly with those of our other stockholders because an employee only realizes value from an option if the stock price increases after the date of the award. We also believe that stock-based compensation will be an essential component of our ability to drive our future performance. Our ability to grant stock-based compensation is critical to our ability to attract, retain and motivate the employee talent that we need to execute on our strategy. Therefore, we consider approval of the Restated 2005 Plan to be vital to Intuit’s continued success.
Purpose of the Plan
The Restated 2005 Plan will allow Intuit, under the direction of the Compensation Committee, to make broad-based grants of options, SARs, restricted stock awards, and RSUs to employees and non-employee directors, within the limits set forth in the Restated 2005 Plan. The purpose of these equity awards is to attract, retain and motivate employees and non-employee directors who have the skills and experience that are necessary to drive our growth, further align their interests with those of our stockholders, and continue to link employee compensation with Intuit’s financial performance.

Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan | INTUIT 2022 Proxy Statement	77

Key Terms of the Restated 2005 Plan
The following is a summary of the key provisions of the Restated 2005 Plan, as it would become effective if the stockholders approve this Proposal No. 4. This summary does not purport to be a complete description of all the provisions of the Restated 2005 Plan. A copy of the Restated 2005 Plan has been filed with this proxy statement as Appendix B, and the following description of the Restated 2005 Plan is qualified in its entirety by reference to that Appendix.
Plan Termination Date:	January 20, 2032
Eligible Participants:	Employees of Intuit and its subsidiaries, non-employee directors of Intuit and certain advisors and consultants of Intuit and its subsidiaries are eligible to receive awards under the Restated 2005 Plan. As of October 31, 2021 there were approximately 14,209 individuals eligible to participate in the Plan, including approximately 14,200 employees and nine non-employee directors. Intuit uses the services of a significant number of advisors and consultants at any given point in time, but Intuit has a long-standing practice of not granting awards under the Restated 2005 Plan to its advisors and consultants, and at this time does not foresee changing that practice.
Closing Stock Price:	The closing price of Intuit’s common stock on NASDAQ on October 29, 2021, the last business day of that month, was $625.99.
Share Reserve:
As of the Effective Date, and subject to adjustments for changes in capitalization and the Restated 2005 Plan’s share counting provisions, a total of 37,589,256 shares would be authorized for issuance for new awards, less grants made under the Plan or the Credit Karma Plan after October 31, 2021 and before the Effective Date (which grants are counted against the share pool at the fungible ratio described below). This reflects an increase of 18,000,000 shares to the 19,589,256 shares available for issuance under the Plan and the Credit Karma Plan, in the aggregate, as of October 31, 2021. The share reserve for the Restated 2005 Plan will be reduced by one share for every one share that is subject to an option or SAR granted under the Plan or the Credit Karma Plan after October 31, 2021 and 2.3 shares for every one share that is subject to an award other than an option or SAR granted under the Plan or the Credit Karma Plan after October 31, 2021.
Shares that are subject to awards that have been forfeited, expired or settled for cash (in whole or part), or tendered or withheld in satisfaction of withholding tax liabilities arising from an award granted on or after July 21, 2016 other than an option or SAR will be added to the shares available for awards under the Restated 2005 Plan at the fungible ratio described above. After October 31, 2021, these share counting rules will apply to awards granted under the Credit Karma Plan.

Award Types:	(1) Restricted Stock Units (RSUs) (2) Non-qualified and incentive stock options (3) Stock Appreciation Rights (SARs) (4) Restricted Stock Awards (5) Cash-Based Awards
Fungible Share Reserve:	Each share subject to an option or SAR will reduce the share reserve by one (1) share, and each share subject to restricted stock or an RSU will reduce the share reserve by two and three-tenths (2.3) shares. Each share that is credited back to the Restated 2005 Plan (under the circumstances described above under “Share Reserve”) will increase the share reserve by one (1) share if the share had been subject to an option or SAR, and by two and three-tenths (2.3) shares if the share had been subject to a restricted stock or an RSU.
Individual Share Limits:	No more than 2,000,000 shares (3,000,000 for a new hire grant) may be made subject to awards to a single participant in any fiscal year. The maximum cash amount payable pursuant to all cash-based awards granted in any calendar year to any participant will not exceed five million dollars ($5,000,000). Share limits have been in place since the Plan was first established in 2005 and the limit on cash-based awards was introduced later. Historically, these limits were necessary for awards to qualify as performance-based compensation under Section 162(m) of the Code, and have been retained as a matter of good corporate governance, and are greater than the number of options or other awards that Intuit has granted to any individual in the past. We are not proposing changes to these limits. These limits do not signal any intent on our part to significantly change our practices regarding the grant of equity awards or other awards to our executive officers.

78	INTUIT 2022 Proxy Statement | Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan

Performance Criteria:	The grant or vesting of awards may be based on any one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to Intuit as a whole or to one or more business units or subsidiaries, either individually, alternatively or in any combination, and measured over a performance period to be determined by Intuit’s Compensation Committee, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon GAAP or non-GAAP financial results, in each case as specified by Intuit’s Compensation Committee (or subcommittee): (i) cash flow (before or after dividends); (ii) earnings per share (including earnings before interest, taxes, depreciation and/or amortization); (iii) stock price; (iv) return on equity; (v) total stockholder return; (vi) return on capital (including return on total capital or return on invested capital); (vii) return on assets or net assets; (viii) market capitalization; (ix) economic value added; (x) debt leverage (debt to capital); (xi) revenue or net revenue; (xii) income or net income; (xiii) operating income; (xiv) operating profit or net operating profit; (xv) operating margin or profit margin; (xvi) return on operating revenue; (xvii) cash from operations; (xviii) operating ratio; (xix) operating revenue; (xx) contract value; (xxi) client renewal rate; (xxii) operating cash flow return on income; (xxiii) adjusted operating cash flow return on income; (xxiv) employee productivity and satisfaction metrics; (xxv) market share; (xxvi) strategic positioning; (xxvii) new product releases; or (xxxviii) such other criteria as selected by the Compensation Committee in its sole discretion. These performance criteria may differ for awards granted to any one participant or to different participants.
Vesting:	Vesting of awards granted to employees is determined by the Compensation Committee and may be based on the completion of a specified period of service with Intuit, on the attainment of pre-established performance goals, on such other factors as the Compensation Committee determines, or on a combination of the foregoing. Although subject to change at any time at the Compensation Committee’s sole discretion, options and “time-based” RSUs granted to employees generally vest over four years. “Performance-based” RSUs generally vest over three years, contingent on the satisfaction of pre-established performance goals. RSUs issued to non-employee directors under our current grant program generally vest over a period of one year, depending on the type of grant, and are generally subject to a mandatory deferral period of five years.
Other Award Terms:
Stock options will have a term no longer than seven years consistent with Intuit’s long-standing policy (although the Restated 2005 Plan does permit the grant of options with a term of up to ten years). SARs will have a term no longer than seven years. Options and SARs will have an exercise price no less than 100% of the fair market value of Intuit’s common stock on the date of grant (except for certain options granted in connection with a merger or other acquisition as substitute or replacement awards).
Unless otherwise provided in an award agreement, upon termination of employment for any reason other than death or “Disability” (as defined in the Restated 2005 Plan), stock options will cease to vest. Options granted to directors, or to employees who have been actively employed by Intuit for at least one year, and in either case who die or incur a Disability will vest in full, unless otherwise provided in the award agreement. Upon termination of employment, restricted stock awards generally will cease to vest and the participant will be entitled to retain the shares only to the extent earned as of the date of termination. The effect of termination of service on SARs and RSUs is specified in the applicable award agreements.

Dividends or distributions paid with respect to shares subject to restricted stock awards will be retained by Intuit and paid to the applicable participant at the same time that the shares with respect to which such dividends or distributions were paid are released from the restrictions of the award. A participant will be entitled to receive dividend equivalent rights prior to the issuance of shares subject to RSUs to the extent and under the terms and conditions provided in the applicable award agreement. However, any such dividend equivalent rights will be paid upon the date the RSUs with respect to which such dividend equivalent rights are payable become vested, and will be forfeited to the extent the underlying award does not vest. Except with respect to RSUs, dividend equivalent rights will not be granted alone or in connection with any award payable under the Restated 2005 Plan.

Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan | INTUIT 2022 Proxy Statement	79

Repricing Prohibited:	The Restated 2005 Plan prohibits Intuit from taking any of the following actions without stockholder approval: directly or indirectly reducing the exercise price of stock options or SARs or, when the exercise price of an outstanding option or SAR is above fair market value, amending the terms of such outstanding option or SAR to provide for the cancellation and re-grant or the exchange of such outstanding option or SAR for either cash or a new award with a lower (or no) exercise price. Notwithstanding the foregoing in the event of a Corporate Transaction (as defined in the Restated 2005 Plan), any option or SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Intuit’s common stock (on a per share basis) may be cancelled without any consideration.
Recoupment of Awards:	If Intuit issues a restatement of its financial results after the distribution of shares or cash upon settlement of an award with vesting conditioned on the achievement of performance goals, then a participant will be required to return to Intuit the value of the award that would not have vested or been issued based on the restated financial results. This recoupment provision applies to a participant whose fraud or misconduct was a significant contributing factor to the restatement of financial results.
Non-Transferability:	Awards granted under the Restated 2005 Plan are not transferable except by will or the laws of descent and distribution except that the Compensation Committee or its authorized delegates may consent to permit the transfer of an award other than an incentive stock option by gift or domestic relations order to an “authorized transferee” as defined in the Restated 2005 Plan. Transfers by an individual for consideration are prohibited.
Administration:	The Compensation Committee will administer the Restated 2005 Plan. To the extent required by applicable law (such as Rule 16b-3 under the Securities Exchange Act of 1934), certain awards may be administered by a qualifying subcommittee. The Restated 2005 Plan also allows the Compensation Committee to delegate to one or more officers of Intuit the ability to grant awards and take certain other actions with respect to participants who are not executive officers or directors, within such limits as the Compensation Committee establishes, and to approve certain changes to the forms and award agreements under the Restated 2005 Plan. The Compensation Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Restated 2005 Plan, establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Restated 2005 Plan and establish, amend and rescind any rules relating to the Restated 2005 Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations. The Compensation Committee may address unanticipated events and make all other determinations necessary or advisable for the administration of the Restated 2005 Plan.
Corporate Transactions:	In the event of a Corporate Transaction (as defined in the Restated 2005 Plan) involving Intuit, any outstanding awards granted under the Restated 2005 Plan may be assumed, continued, replaced, or substituted by the successor, which assumption, continuation, replacement, or substitution shall be binding on all participants. In the event such successor refuses to assume, continue, replace, or substitute the awards, the awards will vest as to 100% of the underlying shares (based on such further terms and conditions, if any, provided in the applicable award agreement). For purposes of the Restated 2005 Plan, “corporate Transactions” include certain mergers, consolidations, or similar transactions; dissolutions or liquidations; certain sales or transfers of all or substantially all the assets of Intuit; and certain other transactions that qualify as a “corporate transaction” under Section 424(a) of the Code.
Amendment and Termination:	The Board or the Compensation Committee may terminate, amend or suspend the Restated 2005 Plan, provided that no such action may be taken to amend this Plan in any manner (including an amendment to reduce or permit the reduction of the exercise of an option or SAR) that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Securities Exchange Act of 1934 or any rule promulgated thereunder, or pursuant to NASDAQ rules. In addition, neither the Board not the Compensation Committee may amend an outstanding award in a manner that materially impairs the rights of a participant without such participant’s consent, except as expressly authorized in the Restated 2005 Plan.

80	INTUIT 2022 Proxy Statement | Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan

New Plan Benefits
Intuit’s executive officers and directors have an interest in approval of the Restated 2005 Plan because it relates to the issuance of equity awards for which executive officers and directors may be eligible. The benefits that will be awarded or paid under the Restated 2005 Plan to executive officers cannot currently be determined. Awards granted under the Restated 2005 Plan to executive officers are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Although not required by the Restated 2005 Plan, and subject to change at any time at the Compensation Committee’s sole discretion, Intuit’s current approved program generally provides for an annual grant for non-employee directors of RSUs covering the number of shares equal to $260,000. Each non-employee director also has the ability to elect to convert all of the director’s cash retainer(s) otherwise payable to the director during a calendar year into RSUs.
Aggregate Past Grants Under the Plan
The table below shows, as to each Named Executive Officer and the various indicated groups, the aggregate number of shares of Intuit common stock subject to option grants, stock grants and RSU grants under the Plan in the 16 years since the Plan’s inception in 2005 through October 31, 2021.
Name	Number of Options Granted (#)	Number of Restricted Stock Units and Restricted Shares Granted (#)
Named Executive Officers:
Sasan K. Goodarzi	1,017,281	721,395
Michelle M. Clatterbuck	250,343	137,397
J. Alexander Chriss	226,083	117,977
Gregory N. Johnson	264,279	132,414
Marianna Tessel	116,885	103,136
All current executive officers as a group (10 persons)	5,463,202	3,958,431
All current non-executive directors as a group (9 persons)	342,500	163,764
All employees, excluding current executive officers	64,650,602	48,653,965
U.S. Federal Tax Consequences
Stock option grants under the Restated 2005 Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the company. Intuit’s practice has been to grant non-qualified stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. Intuit will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option provided that the applicable periods for holding the resulting shares of stock are satisfied (except that alternative minimum tax may apply), and Intuit will receive no deduction when an incentive stock option is exercised. The tax treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Intuit may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.
For restricted stock awards, no taxes are due when the award is initially made (unless the recipient makes a timely election under Section 83(b) of the Code), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary rates on the value of the stock when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date. Similarly, for RSUs, the award generally becomes taxable when the shares vest. Income tax is paid at ordinary rates on the value of the RSUs when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date.
A participant will have taxable income at the time a cash-based award becomes payable and, if the participant has timely elected deferral to a later date, at such later date. At these times, the participant will recognize ordinary income equal to the value of the amount then payable.
The Restated 2005 Plan has been drafted with the intention of avoiding the application of taxes under Section 409A of the Code to any participant on account of the grant, vesting, or settlement of awards.

Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan | INTUIT 2022 Proxy Statement	81

Equity Compensation Plan Information
The following table contains information about securities authorized for issuance under all of Intuit’s equity compensation plans as of July 31, 2021.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	7,937,719(2)	248.70	16,482,163(5)
Equity compensation plans not approved by security holders	3,304,715(3)	516.33	1,419,378(6)
Total	11,242,434(4)	251.48	17,901,541

(1)
RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)
Represents 2.181 million shares issuable upon exercise of options and 5.757 million shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)
Represents 0.023 million shares issuable upon exercise of options and 3.282 million shares issuable upon vesting of RSU awards that were assumed or granted in connection with corporate acquisitions.

(4)
Represents 2.204 million shares issuable upon exercise of options and 9.038 million shares issuable upon vesting of RSU awards.

(5)
Represents 15.431 million shares available for issuance under our 2005 Equity Incentive Plan and 1.051 million shares available for issuance under our Employee Stock Purchase Plan. For a description of the material terms of the 2005 Equity Incentive Plan and the Employee Stock Purchase Plan, see footnote 11 to the financial statements filed with our Form 10-K for fiscal 2021.

(6)
Represents shares available for issuance under the Credit Karma 2015 Equity Incentive Plan. For a description of the material terms of this plan, see footnote 11 to the financial statements filed with our Form 10-K for fiscal 2021.

82	INTUIT 2022 Proxy Statement | Proposal No. 4 Approval of Amended and Restated 2005 Equity Incentive Plan

Stock Ownership
Information
Security Ownership Table
Unless otherwise indicated below, the following table shows shares of Intuit common stock that we believe are owned as of October 31, 2021 by:
•
Each NEO;

•
Each director and nominee;

•
All current directors and executive officers as a group; and

•
Each stockholder beneficially owning more than 5% of our common stock.

Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Except where a different address appears in the footnotes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 273,222,603 shares of common stock outstanding on October 31, 2021. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2021, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested and settled within 60 days of October 31, 2021. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership Table | Stock Ownership Information | INTUIT 2022 Proxy Statement	83

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Scott D. Cook(1)	7,116,469	2.60%
Sasan K. Goodarzi(2)	305,478	*
Brad D. Smith(3)	921,550	*
Michelle M. Clatterbuck(4)	67,673	*
J. Alexander Chriss(5)	7,001	*
Gregory N. Johnson(6)	96,294	*
Marianna Tessel(7)	64,852	*
Eve Burton(8)	12,853	*
Richard L. Dalzell(9)	16,742	*
Deborah Liu(10)	6,176	*
Tekedra Mawakana(11)	194	*
Suzanne Nora Johnson(12)	39,496	*
Dennis D. Powell(13)	10,122	*
Thomas Szkutak(14)	5,069	*
Raul Vazquez(15)	7,477	*
Jeff Weiner(16)	28,395	*
All current directors and executive officers as a group (19 people)(17)	8,978,827	3.27%
5% Stockholders:
BlackRock, Inc.(18)	21,682,012	7.94%
T. Rowe Price Associates, Inc.(19)	21,560,604	7.89%
The Vanguard Group(20)	20,559,827	7.52%

*
Indicates ownership of 1% or less.

(1)
Represents 6,686,096 shares held by trusts of which Mr. Cook is a trustee or beneficiary and 430,373 shares held by a trust of which an immediate family member of Mr. Cook is a beneficiary.

(2)
Includes 191,843 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Goodarzi.

(3)
Includes 514,429 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith.

(4)
Includes 66,507 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Clatterbuck.

(5)
Includes 6,222 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Chriss.

(6)
Includes 86,214 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Johnson.

(7)
Includes 47,611 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Tessel.

(8)
Represents 12,853 shares issuable upon settlement of vested restricted stock units held by Ms. Burton.

(9)
Represents 16,742 shares issuable upon settlement of vested restricted stock units held by Mr. Dalzell.

(10)
Includes 6,094 shares issuable upon settlement of vested restricted stock units held by Ms. Liu.

(11)
Represents 194 shares issuable upon settlement of vested restricted stock units by Ms. Mawakana.

(12)
Includes 5,888 shares issuable upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(13)
Includes 5,888 shares issuable upon settlement of vested restricted stock units held by Mr. Powell.

(14)
Represents 5,069 shares issuable upon settlement of vested restricted stock units held by Mr. Szkutak.

(15)
Includes 5,888 shares issuable upon settlement of vested restricted stock units held by Mr. Vazquez.

(16)
Includes 7,051 shares issuable upon settlement of vested restricted stock units held by Mr. Weiner.

(17)
Includes 1,182,517 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the 16 individuals in the table, plus an additional 68,962 outstanding shares and 204,024 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(18)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, reporting ownership as of December 31, 2020. BlackRock reported sole voting power as to 18,526,555 shares and sole dispositive power as to 21,682,012 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(19)
Ownership information for T. Rowe Price Associates, Inc. (“Price Associates”) is based on a Schedule 13G/A filed with the SEC on February 16, 2021 by Price Associates, reporting ownership as of December 31, 2020. Price Associates reported sole voting power as to 8,432,351 shares and sole dispositive power as to 21,560,604 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(20)
Ownership information for The Vanguard Group (“Vanguard”) is based on a Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard, reporting ownership as of December 31, 2020. Vanguard reported sole voting power as to 0 shares, shared voting power as to 452,697 shares, sole dispositive power as to 19,397,580 shares, and shared dispositive power as to 1,162,247 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

84	INTUIT 2022 Proxy Statement | Stock Ownership Information | Security Ownership Table

Information About the Meeting,
Voting and Proxies
Date, Time and Place of Meeting
We are holding the Meeting on Thursday, January 20, 2022 at 8:00 am Pacific Standard Time. This year, the Meeting will occur as a virtual meeting conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/INTU2022. To participate in the Meeting, including to vote and submit questions, stockholders of record will need to log in using the control number on their Notice of Internet Availability or proxy card. You may log into the Meeting website beginning at 7:45 a.m. Pacific Standard Time. Street-name holders who receive a Notice of Internet Availability or voting instruction form indicating that they may vote those shares through the www.proxyvote.com website may access, participate in and vote at the Meeting using the control number indicated on that Notice of Internet Availability or voting instruction form. Otherwise, street-name holders should contact their bank, broker, or other nominee (preferably at least five days before the Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Meeting.
There will not be a physical location for the Meeting, and you will not be able to attend in person. We have adopted a virtual meeting format again this year to protect our stockholders and employees in light of the continuing public health and safety considerations posed by the COVID-19 pandemic. In structuring our virtual Meeting, our goal is to enhance stockholder participation. We designed the Meeting to provide stockholders with the same opportunities to participate as they would have had at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of their geographic location. A recording of the webcast will be available on our investor relations website for at least 60 days following the Meeting.
If you wish to submit a question during the Meeting, you must log into www.virtualshareholdermeeting.com/INTU2022 using the control number on your Notice of Internet Availability, proxy card or voting instruction form and follow the instructions on the Meeting website. During the Meeting, we will answer questions relevant to meeting matters that comply with the meeting rules of conduct, subject to time constraints. We reserve the right to exclude questions that are not relevant to meeting matters, are irrelevant to the business of the company, derogatory or in bad taste, or relate to pending or threatened litigation, personal grievances or are otherwise inappropriate (as determined by the chair of the Meeting). Questions relevant to meeting matters that we do not have time to answer during the Meeting will be posted to our website as soon as practicable following the Meeting. If you have an individual concern that is not of general concern to all stockholders, or if a question posed was not otherwise answered, contact Intuit Investor Relations at investor_relations@intuit.com. Additional information regarding the question and answer process, including the types and number of questions permitted and how questions will be addressed and disclosed, will be available in the Meeting rules of conduct, which will be posted at the virtual Meeting website during the Meeting.
If you lost your control number or are not a stockholder, you will be able to attend the Meeting by visiting www.virtualshareholdermeeting.com/INTU2022 and registering as a guest. However, in this case, you will not be able to vote, submit questions, or view the list of registered stockholders.
We will have technicians ready to assist you with any technical difficulties. If you have trouble accessing or checking in to the virtual meeting or otherwise during the meeting, call the technical support number that will be posted on the virtual meeting platform log-in page.
We have first released this proxy statement to Intuit stockholders beginning on November 24, 2021.

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Internet Availability of Proxy Materials
We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing individual printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will explain how you may access and review the proxy materials and cast your vote online. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting.
The Notice of Internet Availability contains instructions for requesting printed copies of our proxy materials.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 22, 2021 (the “Record Date”) will be entitled to vote at the Meeting. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the other proposals. On the Record Date, we had approximately 283,166,900 shares of common stock outstanding and entitled to vote. In order to have a quorum, a majority of the shares outstanding and entitled to vote on the Record Date must be present at the Meeting, either in person or by proxy. Abstentions and broker non-votes will be counted as “present” in determining whether we have a quorum.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or to approve one or more of the proposals, the Chair of the Meeting, or the individuals named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The individuals named as proxies would typically exercise their authority to vote in favor of adjournment.
For 10 days prior to the Meeting, a list of registered stockholders eligible to vote at the Meeting will be available for review. If you would like to view the stockholder list, contact Intuit Investor Relations at investor_relations@intuit.com. A list of registered stockholders eligible to vote at the Meeting will be available electronically to stockholders at www.virtualshareholdermeeting.com/INTU2022 during the entirety of the Meeting.
How to Know if You’re a Stockholder of Record or a Beneficial Owner of Shares Held in Street Name
Stockholder of record (also known as a record holder). If your shares are registered directly in your name with Intuit’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you also will receive a proxy card.
Beneficial owner of shares held in street name. If your shares are held on your behalf by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” Your nominee, which is considered the stockholder of record for purposes of voting at the Meeting, may forward you the Notice of Internet Availability of Proxy Materials or send you a voting instruction form containing instructions that you must follow in order for your shares to be voted. As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. If you do not provide specific voting instructions, your nominee may only vote on Proposal 3 (ratifying the selection of our independent registered public accounting firm).

86	INTUIT 2022 Proxy Statement | Information About the Meeting, Voting and Proxies

Required Vote
The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Meeting.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non- Votes” (1)
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
3. Ratification of selection of Ernst & Young LLP, as Intuit’s independent registered public accounting firm	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	Not applicable
4. Approve the Amended and Restated 2005 Equity Incentive Plan to, among other things, increase the share reserve by an additional 18,000,000 shares and extend the term of the plan by an additional five years	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect

(1)
If you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee will not have discretionary authority to vote on Proposal No. 1, 2 or 4, resulting in a “broker non-vote.” See “Voting and Revoking Proxies” below.

Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the Meeting virtually. All stockholders of record have three options for submitting their vote prior to the Meeting:
•
online before the meeting: www.proxyvote.com (as described in the Notice of Internet Availability);

•
by phone (your Notice of Internet Availability explains how to access your proxy card, which contains instructions on how to vote by telephone); or

•
by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

We encourage you to vote via the Internet.
If your shares are held on your behalf by a broker, bank or other nominee, you may vote as described above in the section “Date, Time and Place of Meeting.” However, if your shares are held on your behalf by a broker, bank or other nominee and you do not plan to participate in the Meeting, you must instruct your nominee how to vote the shares held in your account. Some nominees enable you to do this online or by telephone. If you do not provide voting instructions, your nominee may only vote on Proposal 3 (ratifying the selection of our independent registered public accounting firm). Without voting instructions regarding Proposals 1, 2 or 4, your nominee will need to inform the Inspector of Elections that it does not have the authority to vote on those matters, resulting in a so-called “broker non-vote.”
If you are a stockholder of record and you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on your proxy card are authorized to vote your shares according to their judgment.

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Whether you submit your proxy online, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Kerry J. McLean, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You also may revoke a proxy by submitting a later-dated vote, whether electronically at the virtual Meeting or before it, via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly or participate in the Meeting and electronically vote your shares during the Meeting.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit or its agents also may solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of  $10,000 plus their expenses, which we estimate will be approximately $4,000. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and to forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
We intend to announce the preliminary voting results at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and then, within four business days after the final results are known, file an additional Form 8-K to disclose the final voting results.
Annual Report on Form 10-K and Additional Materials
The Notice of 2022 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2021 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can be viewed at https://investors.intuit.com/financials/annual-reports/default.aspx.
You can obtain a paper copy of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2021, without charge by writing to Investor Relations at investor_relations@intuit.com or Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850. For faster delivery, we suggest that any communications be made via email.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. Householding reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. If your shares are held in street name, your broker, bank or other nominee similarly may deliver only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, to multiple stockholders who share an address.
If you received a “householded” mailing this year, and you would like to have additional copies of our Notice of Internet Availability, Annual Report on Form 10-K, and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations at investor_relations@intuit.com or Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, and we will deliver these materials to you promptly. You may also contact us at this email address if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you would like to opt out of  “householding” for future mailings, send a written request to Investor Relations at the above address. Shelter-in-place guidance due to the COVID-19 pandemic has resulted in the temporary closure of Intuit’s offices. Therefore, we suggest that any communications be made via email.

88	INTUIT 2022 Proxy Statement | Information About the Meeting, Voting and Proxies

Stockholder Proposals and Nominations for the 2023 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2023 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by the close of business on July 27, 2022. Such proposals also must comply with Rule 14a-8 under the Securities and Exchange Act of 1934, and any other applicable SEC guidance relating to stockholder proposals.
Any stockholder who wishes to put a proposal or a Board nomination before the 2023 Annual Meeting of Stockholders, without including such proposal or nomination in Intuit’s 2023 proxy statement, must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between the close of business on October 7, 2022 and the close of business on November 6, 2022. However, in the event that the 2023 Annual Meeting of Stockholders is to be held on a date that is more than 30 days before or 60 days after January 20, 2023 (the anniversary date of the Meeting) or if no Annual Meeting of Stockholders was held in the preceding year, then such notice must be delivered between the close of business on the 105th day prior to the date of the 2023 Annual Meeting of Stockholders and the close of business on the later of the 75th day prior to the date of the 2023 Annual Meeting of Stockholders, or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made by us. In addition, our stockholders must comply with the procedural requirements in our bylaws.
Our bylaws provide that, under certain circumstances, stockholders may include director candidates that they have nominated in our proxy statement. These proxy access provisions permit a stockholder, or a group of up to 20 stockholders, who have owned 3% or more of Intuit’s outstanding shares continuously for at least three years to submit director nominees (for the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials, as long as the stockholder(s) provide timely written notice of such nomination and the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees must include the information required under our bylaws and must be received by our Corporate Secretary at our principal executive offices between the close of business on July 12, 2022 and the close of business on August 11, 2022, unless the date of the 2023 Annual Meeting of Stockholders has been changed by more than 30 days from January 20, 2023 or if no Annual Meeting of Stockholders was held in the preceding year. In that case, such notice must be delivered between the close of business on the 135th day prior to the date of the 2023 Annual Meeting of Stockholders and the close of business on the later of the 105th day prior to the date of the 2023 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made by us.
Our stockholders can find our bylaws on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx or on file with the SEC. The chair of the Meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, as applicable (or, in some cases, even if the stockholder meets these deadlines and requirements), the individuals named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Meeting.

Information About the Meeting, Voting and Proxies | INTUIT 2022 Proxy Statement	89

Appendix A
Supplemental Information for the Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2022 Annual Meeting of Stockholders
Information Regarding Non-GAAP Financial Measures and Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
The Proxy Summary and the Compensation Discussion and Analysis (“CD&A”) of the proxy statement contain four non-GAAP financial measures — non-GAAP operating income, non-GAAP earnings per share (“EPS”), adjusted revenue and adjusted non-GAAP operating income. The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•
Share-based compensation expense

•
Amortization of acquired technology

•
Amortization of other acquired intangible assets

•
Goodwill and intangible asset impairment charges

•
Gains and losses on disposals of businesses and long-lived assets

•
Professional fees for business combinations

We also exclude the following items from non-GAAP net income and non-GAAP diluted net income per share:
•
Gains and losses on debt and equity securities and other investments

•
Income tax effects and adjustments

•
Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall stockholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire a business in a business combination, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.
Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

A-1	INTUIT 2022 Proxy Statement | Appendix A

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.
Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period-specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% and 24% for fiscal 2020 and fiscal 2021, respectively. These long-term non-GAAP tax rates could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We evaluate these long-term non-GAAP tax rates on an annual basis and whenever any significant events occur which may materially affect the rates.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations, but continue to include them in GAAP net income or loss and GAAP net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

Appendix A | INTUIT 2022 Proxy Statement	A-2

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
	Fiscal Year Ended
(In millions, unaudited)	July 31, 2021	July 31, 2020
GAAP operating income	$2,500	$2,176
Amortization of acquired technology	50	22
Amortization of other acquired intangible assets	146	6
Professional fees for business combinations	36	29
Share-based compensation expense	753	435
Non-GAAP operating income	$3,485	$2,668
GAAP net income	$2,062	$1,826
Amortization of acquired technology	50	22
Amortization of other acquired intangible assets	146	6
Professional fees for business combinations	36	29
Share-based compensation expense	753	435
Net (gain) loss on debt securities and other investments	(15)	5
Other income from divested businesses	(30)	—
Income tax effects and adjustments	(345)	(248)
Non-GAAP net income	$2,657	$2,075
GAAP diluted net income per share	$7.56	$6.92
Amortization of acquired technology	0.18	0.08
Amortization of other acquired intangible assets	0.53	0.02
Professional fees for business combinations	0.13	0.11
Share-based compensation expense	2.76	1.65
Net (gain) loss on debt securities and other investments	(0.05)	0.02
Other income from divested businesses	(0.11)	—
Income tax effects and adjustments	(1.26)	(0.94)
Non-GAAP diluted net income per share	$9.74	$7.86
Shares used in diluted per share calculations	273	264
Supplemental non-GAAP information:(1)
Total revenue	$9,633
Less Credit Karma revenue	(865)
Adjusted revenue	$8,768
Total non-GAAP operating income	$3,485
Less Credit Karma operating income	(182)
Adjusted non-GAAP operating income	$3,303

(1)
Adjusted revenue and adjusted non-GAAP operating income were used in the FY21 IPI bonus calculations. See “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Bonuses” for more information.

A-3	INTUIT 2022 Proxy Statement | Appendix A

Appendix B
INTUIT INC. Amended and Restated 2005 Equity Incentive Plan
1.   PURPOSE. The purpose of the Amended and Restated 2005 Equity Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Stock Appreciation Rights (“SARs”), Restricted Stock Awards, Restricted Stock Units (“RSUs”) and Cash-Based Awards. Capitalized terms not defined in the text are defined in Section 30.
2.   SHARES SUBJECT TO THE PLAN.
2.1   Number of Shares Available.
(a)   Number of Shares. Subject to adjustment as provided in Section 2.2 and the share counting provisions below in Sections 2.1(b)-(c) inclusive, the Shares available for the grant of new Awards under the Plan as of the Effective Date shall not exceed 37,589,256 Shares determined as follows:
(i)   The sum of  (A) an additional 18,000,000 Shares; (B) 16,303,315 Shares that remain available for new grants under the Plan, as of October 31, 2021; and (C) 3,285,941 Shares that remain available for new grants under the Credit Karma Plan, as of October 31, 2021; minus
(ii)   The sum of  (A) one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted under the Plan or an option or stock appreciation right granted under the Credit Karma Plan, in each case after October 31, 2021 and prior to the Effective Date; plus (B) 2.3 Shares for every one (1) Share that was subject to an award other than an Option or Stock Appreciation Right granted under the Plan or an award other than an option or stock appreciation right granted under the Credit Karma Plan, in each case, after October 31, 2021 and prior to the Effective Date.
Any Shares that are subject to Options or SARs granted on or after the Effective Date shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted on or after the Effective Date shall be counted against this limit as 2.3 Shares for every one (1) Share granted. On and after the Effective Date, no awards may be granted under the Credit Karma Plan.
(b)   If any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), then in each such case the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 2.1(c) below. In the event that withholding tax liabilities from an Award granted on or after July 21, 2016 other than an Option or Stock Appreciation Right are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 2.1(c) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, (iii) Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. For purposes of applying the share counting rules of this Section 2.1(b), after October 31, 2021, the same rules shall apply with respect to awards granted under the Credit Karma Plan.
(c)   Any Shares that again become available for Awards under the Plan pursuant to this Section 2.1 shall be added as (i) one (1) Share for every one (1) Share subject to Options or SARs (or, after October 31, 2021, an option or stock appreciation right granted under the Credit Karma Plan), and (ii) as 2.3 Shares for every one (1) Share subject to Awards other than Options or SARs (or, after October 31, 2021, an award other than an option or stock appreciation right granted under the Credit Karma Plan).
(d)   The Company may issue Shares that are authorized but unissued Shares or treasury Shares, including Shares repurchased by the Company, whether directly from a Participant pursuant to the terms of Awards granted under the Plan or on the open market.
(e)   At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.
2.2   Adjustment of Shares. If the outstanding Shares are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split-up, spin-off, share combination, share exchange, extraordinary dividend or distribution of cash (other than a normal cash dividend), property and/or securities, or other change in the capital structure of the Company, an adjustment shall be made in (a) the number of Shares (or other securities or property) reserved for issuance under the Plan and the limits that are set forth in Section 2.3; (b) the Exercise Prices

Appendix B | INTUIT 2022 Proxy Statement	B-1

of and number of Shares (or other securities or property) subject to outstanding Options and SARs; (c) the number of Shares (or other securities or property) subject to other outstanding Awards, and (d) any performance conditions relating to Awards granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, exercising its authority under Section 4 of the Plan, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding Award. Notwithstanding the foregoing, fractions of a Share (or other security) will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share (or other security) or will be rounded to a whole Share (or other security), as determined by the Committee and as permitted under Section 424(a) of the Code.
2.3   Individual Award Limits and ISO Limit. The aggregate number of Shares subject to Awards granted under this Plan in any fiscal year to any one Participant shall not exceed 2,000,000 Shares, other than new employees of the Company or of any Subsidiary, who are eligible to receive up to a maximum of 3,000,000 Shares issuable under Awards granted in the calendar year in which they commence their employment. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under this Plan shall not exceed 156,110,386 Shares. The maximum cash amount payable pursuant to all Cash-Based Awards granted in any calendar year to any Participant under this Plan shall not exceed five million dollars ($5,000,000).
2.4   Director Limits. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year (not including Awards granted in lieu of retainers or other cash payments for service as a Non-Employee Director), shall not exceed $625,000, with such limit to be increased an additional $250,000 for any Lead Non-Employee Director or Non-Employee Director who is Chairman of the Board.
2.5   Assumed or Substituted Awards of Acquired Companies. In the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed or substituted awards (based on the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of the equity securities of the acquired company, and in a manner consistent with Section 424(a) of the Code), and the issuance of Shares pursuant to such assumed or substituted awards shall not reduce the Shares otherwise authorized for issuance under the Plan (or be eligible to be added back to the Shares authorized for issuance under the Plan pursuant to Sections 2.1(b) or 2.1(c)).
2.6   Dividends and Dividend Equivalent Rights. To the extent that the Company declares dividends payable with respect to the Shares subject to an Award, the following provisions shall apply:
(a)   Dividends may only become payable with respect to Shares subject to Restricted Stock Awards.
(b)   Dividend equivalent rights shall not be granted alone or in connection with any Award under the Plan other than an Award of Restricted Stock Units.
(c)   Any dividends issuable with respect to Shares subject to a Restricted Stock Award or dividend equivalent rights granted under the terms of an RSU shall be subject to the same restrictions and risk of forfeiture as the underlying Shares subject to the Award and shall become payable no earlier than the time that the underlying Shares subject to the Award are no longer subject to such restrictions or risk of forfeiture.
3.   ELIGIBILITY. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Subsidiary. All other Awards may be granted to employees (including officers and directors who are also employees) or other individuals who are Non-Employee Directors, consultants or advisors of the Company or any Subsidiary; provided that such consultants or advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. The Committee (or its designee under Section 4.1(c)) will from time to time determine and designate among the eligible persons who will be granted one or more Awards under the Plan. A person may be granted more than one Award under the Plan.
4.   ADMINISTRATION.
4.1   Committee Authority. The Plan shall be administered by the Committee; provided, however, that any power of the Committee also may be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to (i) become subject to (or lose an exemption under) Rule 16b-3 under the Exchange Act, or (ii) fail to satisfy Rule 5605(d) of the Nasdaq Marketplace Rules (or any successor to such rule or other comparable rule as to which the Company may be required to comply). The Committee will have full power to implement and carry out the Plan and the purposes of the Plan, subject to the terms of the Plan, including but not limited to the authority to:
(a)   construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan or relating to the administration or operation of the Plan;
(b)   prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining forms and agreements used in connection with the Plan; provided that the Committee may delegate to one or more officers of the Company, including the Chief Executive Officer, the Chief Financial Officer or the officer in charge of Human Resources, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration both domestically and abroad, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;

B-2	INTUIT 2022 Proxy Statement | Appendix B

(c)   select persons to receive Awards; provided that the Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to grant an Award under the Plan to Participants who are not Insiders within such limit of the total number of Awards which may be granted by such officers established by resolution of the Committee;
(d)   determine the terms of Awards;
(e)   determine the number of Shares or other consideration subject to Awards;
(f)   determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Subsidiary;
(g)   grant waivers of Plan or Award conditions, including, without limitation, the waiver of the termination provisions applicable to Options under Section 5.6(b));
(h)   determine the vesting, exercisability, transferability, and payment of Awards, including the authority to accelerate the vesting of Awards;
(i)   correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;
(j)   determine whether an Award has been earned;
(k)   establish subplans for the grant of Awards to Participants who are foreign nationals or are employed outside the U.S., which subplans may provide for different terms and conditions applicable to Awards if necessary or desirable to recognize differences in local law or tax policy;
(l)   amend the Plan;
(m)   address unanticipated events (including any temporary closure of the stock exchange on which the Company is listed, disruption of communications or natural catastrophe); and
(n)   make all other determinations necessary or advisable for the administration of the Plan.
4.2   Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award pursuant to Section 4.1 above shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant. The Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and Participant. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalties or additional taxes under Section 409A of the Code.
5.   OPTIONS. The Committee may grant Options to eligible persons and will determine (a) whether the Options will be ISOs or NQSOs; (b) the number of Shares subject to the Option; (c) the Exercise Price of the Option; (d) the period during which the Option may be exercised; and (e) all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan.
5.1   Form of Option Grant. Each Option granted under the Plan will be evidenced by a Stock Option Agreement that will expressly identify the Option as an ISO or NQSO. The Stock Option Agreement will be substantially in a form and contain such provisions (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
5.2   Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination and completes all necessary action on its part to grant the Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement, and a copy of the Plan and the current Prospectus for the Plan (plus any additional documents required to be delivered under applicable laws), will be delivered to the Participant within a reasonable time after the Option is granted. The Stock Option Agreement, the Plan, the Prospectus and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.
5.3   Vesting and Expiration Date. An Option will become vested and exercisable as determined by the Committee and set forth in the Stock Option Agreement governing such Option, subject to the provisions of Section 5.6, and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time with respect to vesting during leaves of absences. An Option may be granted to allow for its exercisability prior to vesting. Vesting of an Option may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, such other factors as the Committee determines, or a combination of the foregoing. The Stock Option Agreement governing such Option shall set forth the last date that the Option may be exercised (the “Expiration Date”), and may provide for automatic exercise of the Option on such Expiration Date if the Exercise Price per Share is less than the Fair Market Value per Share on such Expiration Date and the Participant has not previously exercised the Option, or may provide that in the event that trading in the

Appendix B | INTUIT 2022 Proxy Statement	B-3

Company’s stock is prohibited by law, the term of the Option automatically shall be extended until the date that is 30 days after such prohibition is lifted, to the extent that such extension does not cause the Participant to become subject to taxation under Section 409A of the Code. Notwithstanding the foregoing, no Option will be exercisable after ten years from the date the Option is granted; provided that no ISO granted to a Ten Percent Stockholder will be exercisable after five years from the date the Option is granted.
5.4   Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided, however, that (i) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant, and (ii) in the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the Exercise Price of such Options may be less than 100% of the Fair Market Value of the Shares on the date of grant if such Exercise Price is based on a formula that meets the requirements of Section 424(a) of the Code set forth in the terms of the awards being assumed or substituted or in the terms of the agreement governing the acquisition transaction.
5.5   Procedures for Exercise. A Participant or Authorized Transferee may exercise Options by following the procedures established by the Company, as communicated and made available to Participants through the stock pages on the Intuit intranet web site, and/or through the Company’s electronic mail system. Payment for the Shares purchased must be made in accordance with Section 11 of the Plan and the Stock Option Agreement.
5.6   Termination of Employment.
(a)   Vesting. Except as otherwise provided in this Section 5.6(a) or in a Participant’s Stock Option Agreement, an Option will cease to vest on the Participant’s Termination Date. Notwithstanding the foregoing, any Option granted to a Participant who is an employee who has been actively employed by the Company or any Subsidiary for one year or more or who is a director, will vest as to 100% of the Shares subject to such Option if the Participant is Terminated due to Disability or death, unless otherwise provided in such Participant’s Stock Option Agreement.
(b)   Post-Termination Exercise Period. Following a Participant’s Termination, unless otherwise provided in a Participant’s Stock Option Agreement, any unvested portion of the Participant’s Option shall terminate, and any vested portion of the Participant’s Option may be exercised during the periods set forth below, after which it automatically shall terminate:
(i)   no later than 90 days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option; or
(ii)   no later than (A) twelve months after the Termination Date in the case of Termination due to Disability or (B) eighteen months after the Termination Date in the case of Termination due to death or if a Participant dies within three months after the Termination Date, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option.
5.7   Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option; provided that the minimum number will not prevent a Participant from exercising an Option for the full number of Shares for which it is then exercisable.
5.8   Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or any compensatory stock plan of the Company or any parent or Subsidiary under which ISOs may be granted) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of  $100,000 that become exercisable in that calendar year will be NQSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.
5.9   Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of  (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.
5.10   Modification, Extension or Renewal. Subject to Section 5.12, the Committee may modify or extend or renew outstanding Options and authorize the grant of new Options in substitution therefor; provided that any such action may not, without the written consent of the Participant, materially impair any of the Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code.
5.11   No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

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5.12   No Repricing. Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding Option may not, directly or indirectly, be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding Option is above the Fair Market Value per Share, the terms of such outstanding Option may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding Option for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any Option with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.
6.   STOCK APPRECIATION RIGHTS.
6.1   Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person having a value equal to the value determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All SARs shall be made pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
6.2   Terms of SARs. The Committee will determine the terms of a SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than 100% of Fair Market Value, except under the same circumstances that apply with respect to Options under Section 5.4(ii).
6.3   Vesting and Expiration Date. A SAR will be vested and exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. A SAR may be granted to allow for its exercisability prior to vesting. Vesting of a SAR may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, such other factors as the Committee determines, or a combination of the foregoing. The Award Agreement shall set forth the Expiration Date for the SAR; provided that no SAR will be exercisable after seven years from the date the SAR is granted. And, provided further, that the Award Agreement may provide for automatic settlement of the SAR on such Expiration Date if the Exercise Price per Share is less than the Fair Market Value per Share on such Expiration Date and the SAR has not previously been settled, or may provide that in the event that trading in the Company’s stock is prohibited by law, the term of the SAR automatically shall be extended until the date that is 30 days after such prohibition is lifted, to the extent that such extension does not cause the Participant to become subject to taxation under Section 409A of the Code.
6.4   Form and Timing of Settlement. Payment with respect to a SAR shall be made in Shares, or such other consideration as is approved by the Committee.
6.5   No Repricing. Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding SAR may not be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding SAR is above the Fair Market Value per Share, the terms of such outstanding SAR may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding SAR for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.
7.   RESTRICTED STOCK AWARDS.
7.1   Awards of Restricted Stock. A Restricted Stock Award is an award to an eligible person of the issuance of Shares for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All Restricted Stock Awards shall be made pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Restricted Stock Award. The number of Shares awarded shall be subject to the applicable limit or limits of Section 2.
7.2   Terms of Restricted Stock Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Restricted Stock Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of service with the Company, upon satisfaction of performance goals as set out in advance in the Participant’s Award Agreement, upon such other factors as the Committee determines, or a combination of the foregoing. If the Restricted Stock Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any performance period for the Award; (b) select the performance goals, which may include one or more Performance Criteria; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the time that restrictions are lifted with respect to one or more Shares subject to a Restricted Stock Award as a result of satisfaction of the service or performance goals, the Committee may require that the Shares be held by the Company under the terms of an escrow or similar arrangements according

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to terms determined by the Company and as described further in Section 16 below. The Committee may adjust the performance goals applicable to a Restricted Stock Award during a Performance Period in the manner described in Section 10.2(b) below.
7.3   Dividends. A Participant who has received the grant of a Restricted Stock Award shall not be entitled to receive dividends and other distributions paid with respect to Shares subject to such Award during the period during which such Shares are restricted. However, any such dividends or distributions shall be retained by the Company and shall be paid to the Participant at the same time that the Shares which respect to which such dividends or distributions were paid are released from the restrictions of the Award described in Section 7.2 above.
7.4   Termination of Employment. If a Participant is Terminated prior to full vesting of a Restricted Stock Award for any reason, then such Participant will be entitled to retain the Shares subject to the Restricted Stock Award only to the extent the restrictions on such Shares have lapsed as of the date of Termination in accordance with the Award Agreement, unless the Committee will determine otherwise.
7.5   83(b) Election. To the extent a Participant makes an election under Section 83(b) of the Code with respect to a Restricted Stock Award, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.
8.   RESTRICTED STOCK UNITS
8.1   Awards of Restricted Stock Units. Restricted Stock Units (“RSUs”) are Awards denominated in units of Shares under which the issuance of Shares (or the settlement in an equivalent value in cash) is subject to such conditions (including continued employment or other service, the attainment of pre-established performance goals, which may include one or more Performance Criteria, other factors as the Committee determines, or a combination of the foregoing.) as the Committee shall determine. RSUs may be granted for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All RSUs shall be awarded pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
8.2   Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times at which the RSU vests; (c) the consideration to be distributed on settlement; and (d) the effect on each RSU of the Participant’s Termination.
8.3   Timing of Settlement. Settlement of a RSU shall be made no later than March 15 of the year following the year of vesting; provided that to the extent permissible under law, the Committee may permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral election satisfy the requirements of Section 409A of the Code.
8.4   Dividend Equivalent Rights. A Participant shall be entitled to receive dividend equivalent rights prior to the issuance of Shares subject to the RSU to the extent and under the terms and conditions provided in the applicable Award Agreement; provided that, any such dividend equivalent rights shall be paid upon the date the RSUs with respect to which such dividend equivalent rights are payable become vested and payable (it being understood that no dividend equivalent rights will be paid with respect to Shares underlying any RSUs that do not vest). Except as explicitly provided for in this Section 8.4, dividend equivalent rights shall not be granted alone or in connection with any Award under the Plan.
8.5   Voting Rights. A Participant shall not be entitled to voting or any other rights as a stockholder with respect to a RSU, unless and until such RSU is settled in Shares.
9.   CASH-BASED AWARDS
9.1   Performance or Service Criteria. The Committee shall establish the service or performance criteria, which may include one or more Performance Criteria, and level of achievement versus these criteria, if applicable, that shall determine the amount(s) payable under a Cash-Based Award.
9.2   Timing and Form of Payment. The Committee shall determine the timing of payment of any Cash-Based Award. Payment of the amount due under a Cash-Based Award may be made in cash or in Shares, or a combination thereof, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect, the payment of any Cash-Based Award to be deferred to a specified date or event. Any deferral election shall comply with the provisions of Section 409A of the Code to the extent applicable.
10.   PERFORMANCE-BASED COMPENSATION.
10.1   General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Performance Criteria or other standards of the performance of the Company and its Subsidiaries or any portion thereof and/or personal performance factors. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award may be adjusted by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine, except as may be otherwise provided in a Participant’s Award Agreement. Without the express authorization of the Committee, the exercise of discretion described in the preceding sentence may

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not be exercised with respect to any Award to be settled in Shares if the exercise of such discretion would result in the “modification” of such Award (or any other Award to be settled in Shares) or cause such Award (or any other Award to be settled in Shares) to be accounted for as a liability under applicable accounting standards if such Award was accounted for as equity at the time of grant.
10.2   Performance Criteria.
(a)   For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to the Company as a whole or to one or more business units or Subsidiaries, either individually, alternatively or in any combination, and measured over a performance period to be established by the Committee, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue or net revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) contract value, (xxi) client renewal rate, (xxii) operating cash flow return on income, (xxiii) adjusted operating cash flow return on income, (xxiv) employee productivity and satisfaction metrics, (xxv) market share, (xxvi) strategic positioning, (xxvii) new product releases, or (xxviii) such other criteria as selected by the Committee in its sole discretion. Performance Criteria may differ for Awards granted to any one Participant or to different Participants.
(b)   The Committee may appropriately adjust any evaluation of performance under a Performance Criteria.
11.   PAYMENT FOR SHARE PURCHASES.
11.1   Payment. Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:
(a)   in cash (by check);
(b)   in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participant’s heirs or legatees after Participant’s death, by cancellation of indebtedness of the Company to the Participant;
(c)   by surrender of shares of the Company’s Common Stock (including by withholding Shares otherwise issuable pursuant to the applicable Award);
(d)   in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participant’s heirs or legatees after Participant’s death, by waiver of compensation due or accrued to Participant for services rendered;
(e)   by tender of property;
(f)   with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Participant or Authorized Transferee and a FINRA Dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law; or
(g)   any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware.
11.2   Issuance of Shares. Upon payment of the applicable Exercise Price or purchase price (or a commitment for payment from the FINRA Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale”), and compliance with other conditions and procedures established by the Company for the purchase of shares, the Company shall issue the Shares registered in the name of Participant or Authorized Transferee (or in the name of the FINRA Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale”) and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as provided by the Committee in the Award Agreement or permitted under applicable law.
12.   WITHHOLDING TAXES.
12.1   Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or foreign withholding tax requirements prior to the delivery of any Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, local and foreign withholding tax requirements. In other circumstances triggering a withholding tax liability for the Company or any Subsidiary, the Participant shall be required to make adequate arrangements to satisfy such tax withholding obligation, whether out of the value of the Award or otherwise. The Company may provide for further details regarding a Participant’s satisfaction of any such withholding tax liability in the Award Agreements, which need not be the same for all Participants or for all Awards of a particular type.

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12.2   Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, issuance, modification, exercise, lapse of restrictions or vesting of any Award or other circumstances relating to any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld (or, if and when the Company adopts any applicable accounting standard allowing for greater Share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost), determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing (including an electronic writing) in a form acceptable to the Committee.
13.   PRIVILEGES OF STOCK OWNERSHIP. No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that if the Shares are subject to any vesting requirements or similar restrictions, any new, additional or different securities or property that the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company, as described in further detail in Section 2.2, as well as any dividends or distributions or other payment made with respect to such Shares, will be subject to the same restrictions as the Shares themselves.
14.   TRANSFERABILITY. No Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process; provided, however that with the consent of the Committee, a Participant may transfer an Award other than an ISO to an Authorized Transferee. Transfers by the Participant for consideration are prohibited.
15.   CERTIFICATES. All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation, restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or other public securities market on which the Shares may be listed.
16.   ESCROW. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.
17.   SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or other public securities market on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.
18.   NO OBLIGATION TO EMPLOY. Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate Participant’s employment or other relationship at any time, with or without cause.
19.   REPRICING PROHIBITED; EXCHANGE AND BUYOUT OF AWARDS. Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding Option or SAR may not be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding Option or SAR is above the Fair Market Value per Share, the terms of such outstanding Option or SAR may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding Option or SAR for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any Option or SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.
20.   CORPORATE TRANSACTIONS.
20.1   Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, any or all outstanding Awards may be assumed or continued or replaced by the successor, which assumption or replacement shall be binding on all Participants. In the alternative, the successor may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor may also issue, in place of outstanding Shares held by the Participant, substantially similar shares, other securities or other property subject to repurchase

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restrictions no less favorable to the Participant. In the event such successor, if any, refuses to assume, continue, replace or substitute the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the Shares subject thereto (unless otherwise provided in the applicable Award Agreement) at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation. If a successor decides to assume, continue, replace or substitute all then outstanding Awards, such successor shall not be required to treat all then outstanding Awards in the same fashion.
20.2   Other Treatment of Awards. Subject to any greater rights granted to Participants under Section 20.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, acquisition, dissolution, liquidation or sale of assets.
20.3   Assumption of Awards by the Company. The Company, from time to time, also may use the Plan to substitute, replace or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged in all material respects (except that in the case of an option or stock appreciation right, the exercise price and the number and nature of Shares issuable upon exercise of such option or stock appreciation right will be adjusted appropriately in a manner not inconsistent with Section 424(a) of the Code), unless determined otherwise by the Committee. In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.
21.   TERM OF PLAN. The Plan will terminate on January 20, 2032, unless extended beyond such date by stockholder approval; provided, however, that ISOs may not be granted under the Plan after the tenth (10th) anniversary of the date of the Committee’s adoption of the Plan in October 20, 2021.
22.   AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend the Plan in any respect, including without limitation, amendment of any Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner, including reducing the exercise price of an Option or SAR, that requires such stockholder approval pursuant to (a) the Code or the regulations promulgated thereunder, (b) the Exchange Act or any rule promulgated thereunder or (c) the listing requirements of the national securities market on which the Shares are listed. In addition, no amendment that would materially impair the rights of a Participant under an outstanding Award may be made without the consent of the Participant, except as expressly authorized under the Plan. Unless otherwise provided, an Award shall be governed by the version of the Plan in effect at the time such Award was granted.
23.   NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. None of the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, or any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded and no Participant shall have any claim on any particular assets or securities of the Company or any Subsidiary. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.
24.   NO LIABILITY OF COMPANY. Neither the Company nor any parent or Subsidiary that is in existence or hereafter comes into existence shall be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise, settlement or change to the terms of any Award granted hereunder.
25.   GOVERNING LAW. This Plan and any Award Agreement or other agreements or documents hereunder shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to the Plan or any Award Agreement will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.
26.   RECOUPMENT OF AWARDS. In the event that the Company issues a restatement of its financial results after the distribution of Shares or cash upon settlement of an Award with vesting conditioned on the achievement of performance goals, which restatement decreases the level of achievement of the goals from the level(s) previously determined by the Committee, then the Participant will be required to deliver to the Company, within 30 days after receipt of written notification by the Company, an amount in cash or equivalent value in Shares (or a combination of the two) equal to the net proceeds realized by the Participant on the settlement of the Award and, if applicable, subsequent sale of any Shares that would not have vested or been issued based on the restated financial results. This Section 26 only will apply to a Participant if it is determined by the Committee in good faith that fraud or misconduct engaged in by the Participant (directly or indirectly) was a significant contributing factor to such restatement of financial results.
27.   AGREEMENT TO REPAYMENTS OF INCENTIVE COMPENSATION WHEN REPAYMENTS ARE REQUIRED UNDER FEDERAL LAW. This provision applies to any policy adopted by NASDAQ Global Market (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934. To the extent any such policy requires the repayment

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of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.
28.   ADOPTION. This Amendment and Restatement of the Plan as set forth herein was approved by the Compensation and Organizational Development Committee on October 20, 2021.
29.   SECTION 409A. Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the United States Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Should any payments made in accordance with the Plan be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with a Participant’s Separation from Service, that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant’s date of Separation from Service or the date of the Participant’s death. For purposes of the Plan, a “Separation from Service” means an anticipated permanent reduction in a Participant’s level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed by a Participant over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.
30.   DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:
(a)   “Authorized Transferee” means the permissible recipient, as authorized by the Plan and the Committee, of an Award that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition, a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interests.
(b)   “Award” means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit or Cash-Based Award.
(c)   “Award Agreement” means, with respect to each Award, the written agreement delivered by the Company to the Participant (which agreement may be in electronic form) setting forth the terms and conditions of the Award (including but not limited to a Stock Option Agreement).
(d)   “Board” means the Board of Directors of the Company.
(e)   “Cash-Based Award” means a cash-based opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of enumerated performance and/or service criteria.
(f)   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(g)   “Committee” means the Compensation and Organizational Development Committee of the Board, or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board; provided, however, that (i) for purposes of granting any Award intended to be exempt from the application of Section 16(b) of the Exchange Act through complying with the requirements of Rule 16b-3 of the Exchange Act, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board comprised solely of two or more “non-employee directors” within the meaning of Section 16 and Rule 16b-3 of the Exchange Act; and (ii) for any purposes required under the NASDAQ Marketplace Rules, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board that satisfies Rule 5605(d) under the NASDAQ Marketplace Rules.
(h)   “Company” means Intuit Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
(i)   “Corporate Transaction” means (a) consummation of a merger, consolidation, reorganization or similar transaction either (i) as a result of which the stockholders of the Company immediately prior to such transaction own directly or indirectly following such transaction less than 50% of the combined voting power of the outstanding voting securities of the controlling entity resulting from such transaction or (ii) after which such ownership as among those persons who were stockholders of the Company immediately prior to such transaction is not in substantially the same proportions both immediately before and immediately after such transaction; (b) a dissolution or liquidation of the Company; (c) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; or (d) consummation of any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code whereafter control of the Company is held by a person or group of related persons who did not control the Company immediately prior to the occurrence of such transaction.
(j)   “Credit Karma Plan” means the Credit Karma, Inc. 2015 Equity Incentive Plan, as amended from time to time.

B-10	INTUIT 2022 Proxy Statement | Appendix B

(k)   “Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Intuit; provided, however, that for purposes of determining the post-termination exercise period of ISOs, “Disability” shall have the meaning set forth under Section 22(e)(3) of the Code.
(l)   “Effective Date” means, January   , 2022, the date on which the Company’s stockholders approved the Plan, as amended to date.
(m)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
(n)   “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.
(o)   “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(i)   if such Common Stock is then quoted on the NASDAQ Global Market, its closing price on the NASDAQ Global Market on such date or if such date is not a trading date, the closing price on the NASDAQ Global Market on the last trading date that precedes such date;
(ii)   if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;
(iii)   if such Common Stock is publicly traded but is not quoted on the NASDAQ Global Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market; or
(iv)   if none of the foregoing is applicable, by the Board of Directors in good faith.
(p)   “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority.
(q)   “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
(r)   “ISO” means an Option that satisfies the requirements for an “incentive stock option” within the meaning of Section 422 of the Code and does not provide that it will not be treated as an “incentive stock option”.
(s)   “NQSO” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.
(t)   “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Subsidiary.
(u)   “Option” means an Award pursuant to Section 5 of the Plan.
(v)   “Participant” means a person who receives an Award under the Plan.
(w)   “Plan” means this Intuit Inc. Amended and Restated 2005 Equity Incentive Plan, as amended from time to time.
(x)   “Prospectus” means the prospectus relating to the Plan, as amended from time to time, that is prepared by the Company and delivered or made available to Participants pursuant to the requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
(y)   “Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.
(z)   “Restricted Stock Unit” means an Award granted pursuant to Section 8 of the Plan.
(aa)   “SEC” means the Securities and Exchange Commission.
(bb)   “Shares” means shares of the Company’s Common Stock $0.01 par value per share, and any successor security.
(cc)   “Stock Appreciation Right” means an Award granted pursuant to Section 6 of the Plan.
(dd)   “Stock Option Agreement” means the agreement which evidences an Option.
(ee)   “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of granting of the Award, each of the entities other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of voting securities in one of the other entities in such chain.
(ff)   “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.
(gg)   “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a parent

Appendix B | INTUIT 2022 Proxy Statement	B-11

or Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a leave of absence approved by the Committee or by an officer of the Company designated by the Committee; and provided further, that during any approved leave of absence, vesting of Awards shall be suspended or continue in accordance with guidelines established from time to time by the Committee. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

B-12	INTUIT 2022 Proxy Statement | Appendix B

Recognition & Awards

#8
Best Employers for Women
Forbes, 2021

#15
Best Workplaces for Women
Fortune, 2021

#34
Best Places to Work
Glassdoor, 2021

#40
World's Best Employers
Forbes, 2021

#44
Companies on issues that matter most
JUST Capital & *Forbes*, 2021

#55
Companies that Care
People, 2021

Best Places to Work:

#2 Canada
#2 France
#2 United Kingdom
#3 India
#11 United States of America

Great Place to Work Institute & *Fortune*, 2021

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D62996-P63890 1b. Scott D. Cook Nominees: 1a. Eve Burton 1e. Deborah Liu 1c. Richard L. Dalzell 1d. Sasan K. Goodarzi 1h. Dennis D. Powell 1j. Thomas Szkutak 1f. Tekedra Mawakana 1g. Suzanne Nora Johnson 1i. Brad D. Smith 1k. Raul Vazquez 2. Advisory vote to approve Intuit's executive compensation (say-on-pay) 1l. Jeff Weiner 3. Ratification of the selection of Ernst & Young LLP as Intuit's independent registered public accounting firm for the fiscal year ending July 31, 2022 4. Approve the Amended and Restated 2005 Equity Incentive Plan to, among other things, increase the share reserve by an additional 18,000,000 shares and extend the term of the plan by an additional five years NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. 1. Election of Directors For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. INTUIT INC. The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below. Company Proposals The Board of Directors recommends you vote FOR proposals 2, 3 and 4. INTUIT INC. P.O. BOX 7850 MOUNTAIN VIEW, CA 94039 ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 19, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INTU2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 19, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on January 20, 2022: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. Please date, sign and mail your proxy card back as soon as possible! Annual Meeting of Stockholders INTUIT INC. January 20, 2022 - Please detach and mail in envelope provided - D62997-P63890 INTUIT INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS January 20, 2022 The undersigned hereby appoints Sasan Goodarzi, Michelle Clatterbuck and Kerry McLean, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. Pacific Standard Time on January 20, 2022, virtually at www.virtualshareholdermeeting.com/INTU2022, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote virtually at the meeting on the matters listed on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT INC. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR ELECTION LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof  (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented), and, if applicable, for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIRTUALLY, YOU ARE URGED TO VOTE BY INTERNET OR PHONE OR COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. Continued, and to be marked, dated and signed, on the other side.